Exhibit 10.21

LOAN AND ADMINISTRATION AGREEMENT

Dated as of February 23, 2015

by and among

CCG RECEIVABLES VII, LLC,

as U.S. SPV,

CCG CANADA FUNDING 2 LP,

as Canadian SPV,

COMMERCIAL CREDIT GROUP INC.,

as U.S. Servicer,

CCG EQUIPMENT FINANCE LIMITED,

as Canadian Servicer,

PORTFOLIO FINANCIAL SERVICING COMPANY,

as Backup Servicer,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Lender,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrator,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Facility Agent,

and

THE OTHER LENDERS AND ADMINISTRATORS FROM TIME TO TIME PARTIES HERETO

-i-

-ii-

-iii-

SECTION 14.7	Limit on Recovery	121
SECTION 14.8	Stay of Acceleration	121
SECTION 14.9	Benefit to U.S. SPV	121

-iv-

Schedules

Schedule I	Commitments
Schedule 3.1(i)	Location of Certain Offices and Records
Schedule 3.1(s)	List of Lock-Box Banks and Lock-Box Accounts, U.S. Collection Account Information, and Canadian Collection Account Information
Schedule 3.1(aa)	Perfection Representations
Schedule 13.3	Notice and Payment Information

Exhibits

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Contract[s]
Exhibit C	Credit and Collection Policies and Practices
Exhibit D	Form of Borrowing Request
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Servicer Report
Exhibit G	Form of Borrowing Base Certificate
Exhibit H	[Reserved]
Exhibit I	Form of Joinder Agreement
Exhibit J	Form of Notice of Loan Reduction
Exhibit K	Responsible Officers

-v-

LOAN AND ADMINISTRATION AGREEMENT

This LOAN AND ADMINISTRATION AGREEMENT (as amended, supplemented or otherwise modified and in effect from time to time, this “Agreement”), dated as of February 23, 2015, is entered into by and among CCG RECEIVABLES VII, LLC, a Delaware limited liability company (the “U.S. SPV”), CCG CANADA FUNDING 2 LP, a limited partnership organized under the laws of the Province of Ontario (the “Canadian SPV”, and together with the U.S. SPV, collectively, the “SPVs” and individually, an “SPV”), COMMERCIAL CREDIT GROUP INC., a Delaware corporation, individually (“CCG”) and as initial U.S. Servicer, CCG EQUIPMENT FINANCE LIMITED, a corporation existing under the laws of the Province of British Columbia, individually (“CCG Canada”) and as initial Canadian Servicer, PORTFOLIO FINANCIAL SERVICING COMPANY, a Delaware corporation, as Backup Servicer, WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), as Lender, together with the other financial institutions as may from time to time become party hereto as Lenders or Administrators, WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as the Administrator for Wells Fargo, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as the Facility Agent.

A. The SPVs desire that the Lenders extend financing to the SPVs on the terms and subject to the conditions set forth in this Agreement.

B. The Lenders are willing to provide such financing on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Additional Lender” is defined in Section 13.8(f).

“Adjusted LIBO Rate” means, for any Rate Period, an interest rate per annum equal to (a) the LIBO Rate for such Rate Period, multiplied by (b) the Statutory Reserve Rate.

“Administrator” means Wells Fargo Bank, National Association and any other Person that is an “administrator” or “agent” for a Lender.

“Adverse Claim” means a lien, security interest, charge, trust, mortgage, hypothecation or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person (including any UCC or PPSA financing statement or any similar instrument filed against such Person’s assets or properties).

“Affected Assets” means the Canadian Affected Assets and the U.S. Affected Assets, collectively or individually, as applicable.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, owns, is in control of, is controlled by, or is under common control with, such Person, in each case whether beneficially, or as a trustee, guardian or other fiduciary. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities or membership interests, by contract, or otherwise.

“Agent” means the Facility Agent and each of the Administrators.

“Agent-Related Persons” means each Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and their respective Affiliates.

“Aggregate Borrowing Base” means the sum of the U.S. Borrowing Base and the U.S. Dollar Equivalent of the Canadian Borrowing Base.

“Aggregate Pool Concentration Limit Excess Calculation” means, as of any date of determination occurring at any time other than during each Ramp-Up Period, and without duplication, the sum of:

(a) [Reserved];

(b) the amount by which the aggregate Outstanding Balance of the Eligible Receivables which allow for Permitted Skips of payments exceeds the greater of: (i) five (5.0%) percent of the aggregate Outstanding Balance of all Eligible Receivables and (ii) $4,000,000;

(c) the amount by which the aggregate Outstanding Balance of the Eligible Receivables owed by the Obligors with Lease Plus Customer Industry Codes of 2300, 2358, 2360, 2371, 2372, 2381, 23891, 48411, 48412, 56211 or 56299 (considered in the aggregate) with respect to which the stated final payment day is more than 60 months but not more than 84 months from the date of origination under the related Contract exceeds twenty-five (25%) percent of the aggregate Outstanding Balance of all Eligible Receivables, provided, that the amount by which the aggregate Outstanding Balance of any of the foregoing Eligible Receivables with respect to which the stated final payment day is more than 72 months but not more than 84 months from the date of origination under the related Contract exceeds five (5.0%) percent of the aggregate Outstanding Balance of all Eligible Receivables shall, without duplication, be added to the foregoing amount;

(d) the amount by which the aggregate Outstanding Balance of the Eligible Receivables owed by the Obligors with Lease Plus Customer Industry Codes of 2300, 2358, 2360, 2371, 2372, 2381, 23891, 48411, 48412, 56211 or 56299 (considered in the aggregate) with the four (4) highest aggregate Outstanding Balances of the Eligible Receivables exceeds twelve (12.0%) percent of the aggregate Outstanding Balance of all Eligible Receivables;

(e) the amount by which the aggregate Outstanding Balance of the Eligible Receivables owed by the Obligors with a Lease Plus Customer Industry Code of 23812 with the three (3) highest aggregate Outstanding Balances of the Eligible Receivables exceeds ten (10.0%) percent of the aggregate Outstanding Balance of all Eligible Receivables;

(f) the amount by which the aggregate Outstanding Balance of the Eligible Receivables owed by Obligors with Lease Plus Customer Industry Codes of 48411 and 48412 (transportation industry) (considered in the aggregate) exceeds fifty (50%) percent of the aggregate Outstanding Balance of all Eligible Receivables;

(g) the amount by which the aggregate Outstanding Balance of the Eligible Receivables owed by Obligors with Lease Plus Customer Industry Codes of 56211 and 56299 (waste industry) (considered in the aggregate) exceeds fifty (50%) percent of the aggregate Outstanding Balance of all Eligible Receivables;

(h) the amount by which the aggregate Outstanding Balance of the Eligible Receivables owed by Obligors with a Lease Plus Customer Industry Code of 2300, 2358, 2360, 2371, 2373, 2381, or 23891 (construction industry) (considered in the aggregate) exceeds forty (40%) percent of the aggregate Outstanding Balance of all Eligible Receivables;

(i) the amount by which the aggregate Outstanding Balance of the Eligible Receivables owed by Obligors with a Lease Plus Customer Industry Code of 23812 (crane industry) exceeds twenty (20%) percent of the aggregate Outstanding Balance of all Eligible Receivables;

(j) the amount by which the aggregate Outstanding Balance of the Eligible Receivables owed by one Obligor (and such Obligor’s Affiliates) with Lease Plus Customer Industry Codes of 2300, 2358, 2360, 2371, 2373, 2381, 23891, 48411, 48412, 56211, 56299 or 9999 (considered in the aggregate) exceeds the greater of (i) three percent (3.0%) of the aggregate Outstanding Balance of all Eligible Receivables and (ii) $1,500,000;

(k) the amount by which the aggregate Outstanding Balance of the Eligible Receivables owed by any one Obligor (and such Obligor’s Affiliates) with a Lease Plus Customer Industry Code of 23812 exceeds the greater of (i) three and one-half (3.5%) percent of the aggregate Outstanding Balance of all Eligible Receivables and (ii) $2,500,000;

(l) the amount by which the aggregate Outstanding Balance of the Eligible Receivables which are Lease Receivables exceeds the greater of (i) fifteen (15.0%) percent of the aggregate Outstanding Balance of all Eligible Receivables and (ii) $4,500,000; and

(m) the amount by which the aggregate Outstanding Balance of the Eligible Receivables which had any Scheduled Payment, or part thereof, remain unpaid for 61 days or more from such Scheduled Payment’s original scheduled due date at the time such Eligible Receivables were subject to a Permitted Servicer Adjustment exceeds five

(5%) percent of the aggregate Outstanding Balance of all Eligible Receivables; provided, however, that an Eligible Receivable shall no longer be subject to the “concentration limit” set forth in this item (m) and included in the foregoing calculation if all Scheduled Payments on such Eligible Receivable have remained less than 62 days past due for nine (9) consecutive calendar months following the Permitted Servicer Adjustment.

“Aggregate Outstanding Loan Amount” means the aggregate outstanding amount of all Loans that are outstanding, calculated as the sum of (i) the outstanding principal amount of each U.S. Loan, plus (ii) the U.S. Dollar Equivalent of the Canadian Loan Balance.

“Aggregate Unpaids” means, at any time, an amount equal to the sum of (a) the Aggregate Outstanding Loan Amount, (b) all accrued and unpaid interest thereon, and (c) all other amounts payable hereunder and under the other Transaction Documents by the SPVs, the Originators and the Servicers, as applicable, to the Facility Agent, the Administrators, the Lenders, the Interest Rate Hedge Counterparty, the Backup Servicer, the Custodian and the other Indemnified Parties at such time, including, without limitation, any additional costs including any Hedge Breakage Costs.

“Agreement” is defined in the preamble.

“Amortization Date” means August 23, 2016, or such later date to which the Amortization Date may be extended in writing by the SPVs, the Facility Agent and each Lender (in its sole discretion).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to an SPV, an Originator, a Servicer or any of their respective Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Law” means for any Person or property of such Person, all applicable laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Official Body (including, without limitation, usury laws, Laws relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System), and applicable judgments, decrees, injunctions, writs, awards, orders, or action of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Margin” has the meaning set forth in the Fee Letter.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit A.

“Assignment Date” means the date of the receipt by the Facility Agent of notice of an assignment by a Lender of all or any portion of its Commitment pursuant to Section 13.8(b).

“Average Delinquency Ratio” means, as of any Month End Date, the average of the Delinquency Ratios for each of the three most recently completed Settlement Periods including the Settlement Period ending on such Month End Date.

“Average Excess Spread Percentage” means, as of any Month End Date, the average of the Cumulative Excess Spread Percentage for each of the three most recently completed Settlement Periods including the Settlement Period ending on such Month End Date.

“Average Loss Ratio” means, as of any Month End Date, the average of the Loss Ratios for each of the three most recently completed Settlement Periods including the Settlement Period ending on such Month End Date.

“Backup Servicer” means Portfolio Financial Servicing Company, and its successors and assigns in such capacity pursuant to the terms of this Agreement.

“Backup Servicer Fee” means the periodic fee payable to the Backup Servicer pursuant to the Backup Servicer Fee Letter.

“Backup Servicer Fee Letter” means the letter agreement providing for the payment of fees to the Backup Servicer as in effect from time to time between the SPVs and the Backup Servicer.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, 11 U.S.C. §§ 101 et seq., as amended.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate for such day, plus 1.00%, (b) the LIBO Rate for such day, and (c) the Prime Rate for such day. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or LIBO Rate, respectively.

“Borrowing Base Certificate” means, on any day prior to a Termination Event, a certificate, substantially in the form of Exhibit G, prepared by the U.S. Servicer and the Canadian Servicer (i) as of a date prior to a proposed Borrowing Date or (ii) on a Reporting Date.

“Borrowing Base Deficit” means a Canadian Borrowing Base Deficit or a U.S. Borrowing Base Deficit.

“Borrowing Date” is defined in Section 2.2(a).

“Borrowing Request” is defined in Section 2.2(a).

“Business Day” means any day excluding Saturday, Sunday and (i) any day on which banks in New York, New York, Toronto, Ontario or Charlotte, North Carolina are authorized or required by Law to close, (ii) when used with respect to the determination of any LIBO Rate or any notice with respect thereto, any such day which is also a day on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England, (iii) when used with respect to the determination of the Canadian Prime Rate or any notice with respect thereto, a day of the year on which Canadian commercial banks are open for dealings in Toronto, Ontario, Canada and commercial banks are open for business in London, England, and (iv) when used with respect to the determination of any CDOR Rate or any notice with respect thereto, any such day commercial banks are open for business in Toronto, Ontario, Canada and London, England.

“Canadian Affected Assets” means, collectively, (a) the Canadian Pool Receivables, (b) the Equipment related to the Canadian Pool Receivables, (c) the Related Security related to the Canadian Pool Receivables, (d) all rights and remedies of the Canadian SPV under the Canadian First Tier Agreement, together with all financing statements filed by the Canadian SPV against the Canadian Originator in connection therewith, (e) all rights and remedies of the Canadian SPV under the Interest Rate Hedging Agreements and the other Transaction Documents, (f) all Records related to the Canadian Pool Receivables, (g) Canadian Collections, and (h) all proceeds of the foregoing.

“Canadian Backup Servicer Fee Rate” means the percentage calculated by multiplying (i) the quotient obtained by dividing (a) the aggregate amount of Backup Servicer Fees payable to the Backup Servicer during the most recent Settlement Period with respect to the Canadian Pool Receivables by (b) the Outstanding Balance of the Canadian Pool Receivables times (ii) 12.

“Canadian Borrowing Base” means, at any date of determination, an amount equal to the remainder of: (a) the Canadian Net Pool Balance at such time, minus (b) the Canadian Required Reserves at such time.

“Canadian Borrowing Base Deficit” means an amount equal to the excess (if any) of (a) the Canadian Loan Balance over (b) the Canadian Borrowing Base then in effect.

“Canadian Collection Account” is defined in Section 2.13.

“Canadian Collection Account Agreement” means the agreement among the Facility Agent, the Canadian SPV and the bank at which the Canadian Collection Account is maintained concerning the Canadian Collection Account.

“Canadian Collections” means, Collections received with respect to any Canadian Pool Receivable.

“Canadian Concentration Limit Excess” means, as of any date of determination, the amount by which (a) the Concentration Limit Excess at such time exceeds (b) the aggregate Outstanding Balance of the U.S. Eligible Receivables at such time.

“Canadian Custodial Failure Amount” means, as of any date of determination, the aggregate Net Book Value of the Canadian Eligible Receivables at such time with respect to which (a) a complete Custodian File has not been delivered to the Custodian within the time period required hereunder, provided that if a complete Custodian File with respect to any such Canadian Eligible Receivable is subsequently delivered such Canadian Eligible Receivable shall no longer be included in the calculation of Canadian Custodial Failure Amount, (b) a Trust Receipt (as defined in the Custodial Agreement) has not been delivered by the Custodian within the time period required under the Custodial Agreement, provided that if a Trust Receipt with respect to any such Canadian Eligible Receivable is subsequently delivered such Canadian Eligible Receivable shall no longer be included in the calculation of Canadian Custodial Failure Amount, or (c) an Exceptions Report (as defined in the Custodial Agreement) has been delivered by the Custodian with respect to such Canadian Eligible Receivable unless the document listed in such Exceptions Report has been subsequently delivered to the Custodian and the Custodian has acknowledged receipt of the same; provided, however, in no event shall the Canadian Custodial Failure Amount include amounts which have already been deducted from the Canadian Borrowing Base due to the failure of a Receivable to be an Eligible Receivable, due to its inclusion in the Canadian Concentration Limit Excess calculation or otherwise.

“Canadian Custodian Fee Rate” means the percentage calculated by multiplying (i) the quotient obtained by dividing (a) the aggregate amount of Custodian Fees payable to the Custodian during the most recent Settlement Period with respect to the Canadian Pool Receivables by (b) the Outstanding Balance of the Canadian Pool Receivables times (ii) 12.

“Canadian Dollar Equivalent” means, on any date, the equivalent amount of Canadian Dollars which would be realized by converting a specific amount of U.S. Dollars into Canadian Dollars at the Canadian Dollar Spot FX Rate on such date.

“Canadian Dollar Spot FX Rate” means the exchange rate for the conversion of U.S. Dollars into Canadian Dollars in the spot market quoted by the Facility Agent, at approximately 11:00 A.M. (Charlotte, North Carolina time) within two Business Days prior to the date on which a computation thereof is required to be made, to major banks in the interbank foreign exchange market for the purchase of Canadian Dollars with U.S. Dollars.

“Canadian Dollars” or “CAD$” means the lawful currency of Canada.

“Canadian Eligible Receivables” means Canadian Pool Receivables that are Eligible Receivables.

“Canadian Employee Benefits Laws” means the Pension Benefits Standards Act, 1985 (Canada), the Pension Benefits Act (Ontario), and the pension standards legislation or any other province, and the Income Tax Act (Canada).

“Canadian First Tier Agreement” means the Canadian Sale Agreement dated as of February 23, 2015, between the Canadian Originator and the Canadian SPV, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Canadian Insolvency Legislation” means legislation in Canada relating to insolvency, reorganization insolvency, arrangement, compromise, re-adjustment of debt, dissolution, liquidation winding-up or similar legislation, including, without limitation, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and the Winding-Up and Restructuring Act (Canada), as such legislation may be amended or replaced from time to time.

“Canadian Loan” is defined in Section 2.1(b).

“Canadian Loan Balance” means the aggregate outstanding principal amount (in Canadian Dollars) of all Canadian Loans.

“Canadian Loan Commitment” means, with respect to each Lender, the sublimit of such Lender’s U.S. Loan Commitment equal to the amount set forth opposite such Lender’s name on Schedule I hereto under the heading “Canadian Loan Commitment” (as such Schedule may be updated by any SPV from time to time by notice to the Facility Agent and the Administrators), or in the case of a Lender which becomes a party hereto pursuant to an Assignment and Assumption Agreement, as set forth in such Assignment and Assumption Agreement, minus the amount of any Canadian Loan Commitment or portion thereof assigned by such Lender pursuant to an Assignment and Assumption Agreement or any reductions in such Lender’s Canadian Loan Commitment pursuant to Section 2.4 hereof, plus the amount of any increase to such Lender’s Canadian Loan Commitment consented to by such Lender prior to the time of determination; provided, however, that from and after the Amortization Date, the amount of the Canadian Loan Commitment of any Lender shall equal the Canadian Loan Balance of such Lender outstanding as of the date of determination, and provided, further, that from and after the Termination Date or the Maturity Date, the amount of the Canadian Loan Commitment of any Lender shall equal zero. For the avoidance of any doubt, the Canadian Loan Commitment of any Lender shall be a sublimit of the U.S. Loan Commitment of such Lender.

“Canadian Loan Percentage” means, for each Lender, the percentage of the Canadian Loan Commitments represented by such Lender’s Canadian Loan Commitment or, if the Canadian Loan Commitments have been terminated, the percentage held by such Lender of the Canadian Loan Balance.

“Canadian Minimum Reserve Amount” means (i) during the Ramp-Up Period, CAD$250,000, and (ii) at all other times, the greater of (a) 2.0% of the aggregate Canadian Loan Commitments and (b) CAD$450,000.

“Canadian Net Pool Balance” means, at any time, the remainder of (i) the aggregate Net Book Value of the Canadian Eligible Receivables at such time, minus (ii) the Canadian Dollar Equivalent of the Canadian Concentration Limit Excess at such time, minus (iii) the Canadian Custodial Failure Amount; provided however, that in no event shall the Canadian Net Pool Balance be less than zero.

“Canadian Originator” means CCG Canada.

“Canadian Pool Receivable” means a Pool Receivable that was originated by the Canadian Originator.

“Canadian Prime Rate” means for any day the greater of: (i) the floating annual rate of interest established by the Facility Agent from time to time as the reference rate it will use to determine rates of interest on Canadian Dollar commercial loans to customers in Canada and designated as its prime rate, as in effect on such day (it being acknowledged and agreed that such rate may not be the Facility Agent’s best or lowest rate); and (ii) the thirty (30) day CDOR Rate applicable on such day plus 1%.

“Canadian Required Credit Enhancement Percentage” means at any time, the greater of: (a) 15.0% and (b) a number expressed as a percentage equal to the product of (i) the highest Average Loss Ratio which has occurred during the twelve most recent calendar months, times (ii) the Weighted Average Life of all Canadian Pool Receivables at such time, times (iii) 4.0.

“Canadian Required Reserves” means, at any time, an amount equal to the greater of (i) the product of the Canadian Required Credit Enhancement Percentage times the Canadian Net Pool Balance, and (ii) the Canadian Minimum Reserve Amount on such date.

“Canadian Servicer” is defined in Section 7.1.

“Canadian SPV” is defined in the preamble.

“Canadian Statutory Plans” means the Canada Pension Plan, the Quebec Pension Plan, Employment Insurance and any provincial or federal workers compensation or medical or hospitalization program that is administered by a provincial or federal government of Canada.

“Canadian Swap Notional Deficit” means, as of any date of determination, the amount by which (i) an amount equal to 85% of the Canadian Loan Balance exceeds (ii) the aggregate amount of the notional amounts in all the Interest Rate Hedging Agreements entered into by the Canadian SPV.

“Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Casualty Payment” means, with respect to any Equipment, any payment pursuant to a Contract on account of the loss, theft, condemnation, governmental taking, destruction, or damage beyond repair of any item of Equipment subject thereto.

“CC Inc.” means Commercial Credit Inc., a Delaware corporation.

“CCG” is defined in the preamble.

“CCG Canada” is defined in the preamble.

“CDOR Rate” means, for any Rate Period, the annual rate of interest which is the rate determined as being the arithmetic average of the quotations of all institutions listed in respect of the rate for Canadian Dollar denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” (as defined in the International Swaps and Derivatives Association, Inc. 2000 definitions, as modified and amended from time to time) rounded to the nearest 1/100,000th of 1% (with .000005 being rounded up) as of 10:00 a.m. (Toronto, Ontario time) on the day two (2) Business Days prior to the commencement of such Rate Period for a one month period (as adjusted by the Facility Agent after 10:00 a.m. Toronto, Ontario time to reflect any error in a posted rate of interest or in the posted average annual rate of interest); and if such rates are not available on the Reuters Screen CDOR Page on any particular day of determination, then the CDOR Rate on that day shall be the rate applicable to Canadian Dollar denominated bankers’ acceptances for a one month period quoted by the Facility Agent as of 10:00 a.m. (Toronto, Ontario time) on such day of determination.

“Closing Date” means February 23, 2015.

“Change of Control” means at any time, (i) CCG shall fail to own 100% of the ownership interest of the U.S. SPV, (ii) prior to an IPO, the Majority Shareholder shall (a) cease to own and control at least that percentage of the outstanding voting Equity Interests of Holdco necessary at all times to elect a majority of the Board of Directors of Holdco or (b) cease to own and control more than fifty percent (50%) of all outstanding voting Equity Interests of Holdco, (iii) after an IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Majority Shareholder becomes the “beneficial owner” (as defined in Rules 13d 3 and 13d 5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the outstanding voting equity interests of Holdco entitled to vote for members of the board of directors or equivalent governing body of Holdco on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right), (iv) Holdco shall (a) cease to own and control at least that percentage of the outstanding voting Equity Interests of CCG necessary at all times to elect a majority of the Board of Directors of Holdco or (b) cease to own and control more than fifty percent (50%) of all outstanding voting Equity Interests of CCG, (v) CCG Canada shall fail to own, directly or indirectly, 100% of the partnership interests of the Canadian SPV, or (vi) CCG or Holdco shall fail to own 100% of the ownership interest of CCG Canada.

“Code” means the Internal Revenue Code of 1986, as amended or any successor statute thereto, including the regulations promulgated thereunder.

“Collection Accounts” means, collectively, the U.S. Collection Account and the Canadian Collection Account.

“Collections” means, with respect to any Pool Receivable, all funds that (a) are received by any SPV or any Servicer from or on behalf of the related Obligor after the related Cut-Off Date in payment of any amount owed (including purchase price, rentals, principal payments, finance charges, interest and other charges) in respect of such Pool Receivable, or applied to such other charges in respect of such Pool Receivable in accordance with the Contract from which such Pool Receivable arises, or applied to such amounts owed by such Obligor (including Casualty Payments, Maintenance Charges, Insurance Proceeds, Recoveries and Residuals but excluding Excluded Amounts), (b) are required to be paid to any SPV by any Originator or any Servicer pursuant to any provision of any Transaction Document or (c) are proceeds of any sale, transfer or other disposition of such Pool Receivable by any SPV. All amounts received by any SPV from any Interest Rate Hedge Counterparty pursuant to any Interest Rate Hedging Agreement will be deemed to be “Collections” for the purpose of this definition.

“Commitment” means the U.S. Loan Commitment and the Canadian Loan Commitment, as applicable, it being understood that the Canadian Loan Commitment is a sublimit of the U.S. Loan Commitment.

“Concentration Limit Excess” means, as of any date of determination occurring at any time other than during any Ramp-Up Period, and without duplication, the sum of:

(a) the amount calculated pursuant to clause (a) of the definition of “U.S. Pool Concentration Limit Excess Calculation”;

(b) the greater of (i) the amount calculated pursuant to clause (b) of the definition of “Aggregate Pool Concentration Limit Excess Calculation” and (ii) the amount calculated pursuant to clause (b) of the definition of “U.S. Pool Concentration Limit Excess Calculation”;

(c) the greater of (i) the amount calculated pursuant to clause (c) of the definition of “Aggregate Pool Concentration Limit Excess Calculation” and (ii) the amount calculated pursuant to clause (c) of the definition of “U.S. Pool Concentration Limit Excess Calculation”;

(d) the greater of (i) the amount calculated pursuant to clause (d) of the definition of “Aggregate Pool Concentration Limit Excess Calculation” and (ii) the amount calculated pursuant to clause (d) of the definition of “U.S. Pool Concentration Limit Excess Calculation”;

(e) the greater of (i) the amount calculated pursuant to clause (e) of the definition of “Aggregate Pool Concentration Limit Excess Calculation” and (ii) the amount calculated pursuant to clause (e) of the definition of “U.S. Pool Concentration Limit Excess Calculation”;

(f) the greater of (i) the amount calculated pursuant to clause (f) of the definition of “Aggregate Pool Concentration Limit Excess Calculation” and (ii) the amount calculated pursuant to clause (f) of the definition of “U.S. Pool Concentration Limit Excess Calculation”;

(g) the greater of (i) the amount calculated pursuant to clause (g) of the definition of “Aggregate Pool Concentration Limit Excess Calculation” and (ii) the amount calculated pursuant to clause (g) of the definition of “U.S. Pool Concentration Limit Excess Calculation”;

(h) the greater of (i) the amount calculated pursuant to clause (h) of the definition of “Aggregate Pool Concentration Limit Excess Calculation” and (ii) the amount calculated pursuant to clause (h) of the definition of “U.S. Pool Concentration Limit Excess Calculation”;

(i) the greater of (i) the amount calculated pursuant to clause (i) of the definition of “Aggregate Pool Concentration Limit Excess Calculation” and (ii) the amount calculated pursuant to clause (i) of the definition of “U.S. Pool Concentration Limit Excess Calculation”;

(j) the greater of (i) the amount calculated pursuant to clause (j) of the definition of “Aggregate Pool Concentration Limit Excess Calculation” and (ii) the amount calculated pursuant to clause (j) of the definition of “U.S. Pool Concentration Limit Excess Calculation”;

(k) the greater of (i) the amount calculated pursuant to clause (k) of the definition of “Aggregate Pool Concentration Limit Excess Calculation” and (ii) the amount calculated pursuant to clause (k) of the definition of “U.S. Pool Concentration Limit Excess Calculation”;

(l) the greater of (i) the amount calculated pursuant to clause (l) of the definition of “Aggregate Pool Concentration Limit Excess Calculation” and (ii) the amount calculated pursuant to clause (l) of the definition of “U.S. Pool Concentration Limit Excess Calculation”; and

(m) the greater of (i) the amount calculated pursuant to clause (m) of the definition of “Aggregate Pool Concentration Limit Excess Calculation” and (ii) the amount calculated pursuant to clause (m) of the definition of “U.S. Pool Concentration Limit Excess Calculation”.

“Contract” means, in relation to any Receivable, any and all of the contracts, instruments, agreements, leases, notes, or other writings pursuant to which such Receivable arises or which evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

“Contract Yield” means, with respect to any Receivable, the contract yield reflected on the books and records of the applicable Originator as the “contract yield” expressed as a per annum percentage which, when applied to the applicable equipment purchase price or the principal amount of the applicable loan amount, is used in calculating the monthly rental or loan payments payable by the Obligor under such Receivable.

“Credit and Collection Policy” means, for so long as CCG or CCG Canada is a Servicer, CCG’s credit and collection policy or policies and practices relating to Contracts and Receivables as in effect on the Closing Date and set forth in Exhibit C, as modified, from time to time, in compliance with Section 5.2(c). Any Successor Servicer hereunder may, to the extent agreed by all Agents, adopt credit and collection policies and practices other than those attached hereto as Exhibit C.

“Cross-Collateralized Equipment Intercreditor Agreement” means that certain Second Amended and Restated Acknowledgement and Intercreditor Agreement dated as of January 8, 2014, executed by CCG, SunTrust Robinson Humphrey, Inc., BMO Capital Markets Corp., BMO Harris Bank N.A., and U.S. Bank National Association, as indenture trustee, and each other person that becomes a joined party thereto, as amended, supplemented or otherwise modified from time to time.

“Cumulative Excess Spread Percentage” means, as of the end of each month, a percentage equal to the difference of (a) the Weighted Average Contract Yield on all of the Pool Receivables, less (b) the weighted average of the Servicing Fee Rates for the U.S. Servicer and the Canadian Servicer (or such higher rate reflective of the actual rate the applicable Backup Servicer would require to become the applicable Successor Servicer, as such rate appears in the

Backup Servicer Fee Letter as in effect from time to time), less; (c) the Applicable Margin, less, (d) the weighted average of the U.S. Custodian Fee Rate and the Canadian Custodian Fee Rate, less; (e) the weighted average of the U.S. Backup Servicer Fee Rate and the Canadian Backup Servicer Fee Rate, less; (f) (i) if the SPVs have not entered into any Interest Rate Hedging Agreements, the Weighted Average Combined Interpolated Swap Rate, or (ii) at all other times, the Weighted Average Swap Rate as of such date of determination. The weighted averages calculated pursuant to clauses (b), (d) and (e) of the foregoing definition shall be weighted based on the percentage of all Pool Receivables that are U.S. Pool Receivables (in the case of the Servicing Fee Rate for the U.S. Servicer, the U.S. Backup Servicer Fee Rate and the U.S. Custodian Fee Rate) or Canadian Pool Receivables (in the case of the Servicing Fee Rate for the Canadian Servicer, the Canadian Backup Servicer Fee Rate and the Canadian Custodian Fee Rate), as applicable.

“Custodial Agreement” means that certain Custodial Agreement dated as of the date hereof among the SPVs, the Facility Agent and the Custodian, as the same may be amended or restated from time to time, and any Custodial Agreements entered into in replacement for such Custodial Agreement.

“Custodian” means Portfolio Financial Servicing Company, and its successors and assigns in such capacity pursuant to the terms of the Custodial Agreement.

“Custodian Fee” means the periodic fee payable to the Custodian pursuant to the Custodial Agreement.

“Custodian File” means the custody file pertaining to each Pool Receivable containing the following: (A) a fully executed original of the related Contract (including any related promissory notes and any Contracts or promissory notes issued in connection with any assumption, consolidation, extension, modification or waiver of such Pool Receivable), and (B) after the occurrence of a Termination Event upon the request of the Facility Agent, the original certificate of title (or, if the related Official Body only furnishes an electronic version, then an imagine of such electronic version) to the extent such Equipment is evidenced by a certificate of title.

“Cut-Off Date” means, with respect to a Pool Receivable, the last day of the calendar month immediately preceding the transfer of such Pool Receivable to an SPV by the applicable Originator under the applicable First Tier Agreement.

“Defaulted Receivable” means a Pool Receivable: (a) as to which any payment, or part thereof, remains unpaid for 121 days or more from its original scheduled due date; (b) as to which an Obligor Event of Bankruptcy has occurred and is continuing with respect to the Obligor thereof; (c) which has been identified by the applicable SPV or the applicable Servicer as uncollectible; or (d) which, consistent with the Credit and Collection Policy would be written off as uncollectible; provided, however, that (i) any Pool Receivable that becomes a Defaulted Receivable solely under clause (a) above shall cease to be considered a Defaulted Receivable hereunder if (1) all installments then due and owing on the applicable Pool Receivable are paid in full and, (2) after the payment of such amounts, the applicable Pool Receivable satisfies all of the eligibility criteria set forth in the definition of Eligible Receivable, and provided, further, that

(ii) any Pool Receivable that becomes a Defaulted Receivable solely under clause (b) above shall cease to be considered a Defaulted Receivable hereunder if (1) the Obligor Event of Bankruptcy with respect to the Obligor of such Pool Receivable is no longer continuing, (2) all installments then due and owing on the applicable Pool Receivable are paid in full, and, (3) after the payment of such amounts, the applicable Pool Receivable satisfies all of the eligibility criteria set forth in the definition of Eligible Receivable.

“Defaulting Lender” is defined in Section 2.3(c).

“Delinquency Ratio” means, with respect to any Settlement Period, calculated as of its Month End Date, the quotient of (a) the sum of the aggregate Outstanding Balances of all Eligible Receivables that were Delinquent Receivables as of such Month End Date, divided by (b) the sum of the aggregate Outstanding Balances of all Eligible Receivables as of such Month End Date. For purposes of the foregoing definition, (1) the numerator in the calculation performed pursuant to clause (a) above shall include any Replaced Receivable which would have been a Delinquent Receivable on the applicable Month End Date, even though a Substitute Receivable has been substituted therefor prior to such Month End Date, whether such Replaced Receivable became a Delinquent Receivable before or after the applicable Substitution Date; and (2) the denominator in the calculation performed pursuant to clause (b) above shall also include all such Replaced Receivables which are included in the calculation of the numerator in clause (a) above pursuant to the foregoing clause (1).

“Delinquent Receivable” as of any Month End Date, means an Eligible Receivable as to which any Scheduled Payment, or part thereof, remains unpaid for 91 or more days but less than 121 days from its original scheduled due date (without giving effect to any Permitted Servicer Adjustment).

“EBITDA” means with respect to any fiscal period, CCG’s net earnings (or loss) (without giving effect to any adjustments related to valuation of any interest rate swaps or similar derivative instruments pursuant to FAS 133 issued by FASB), minus extraordinary gains minus interest income on investments other than loans, leases and conditional sale contracts entered into or acquired by CCG in its ordinary course of business, plus interest expense, plus income taxes, plus depreciation and amortization for such period, in each case, as determined in accordance with GAAP.

“Eligible Investments” means any one or more of the following obligations or securities denominated and payable solely in U.S. Dollars with respect to deposits in U.S. Dollars or Canadian Dollars with respect to deposits in Canadian Dollars:

(a) (i) direct obligations of or obligations insured or guaranteed by the United States of America and (ii) direct obligations of or obligations insured or guaranteed by the Government of Canada or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the Government of Canada, which, for greater certainty, includes NHA Mortgage-Backed Securities fully guaranteed as to timely payment of principal and interest by Canada Mortgage and Housing Corporation;

(ii) (i) obligations issued or guaranteed by any instrumentality or agency of the United States of America, whether now existing or hereafter organized, which bear the full faith and credit of the United States of America and (ii) short-term or long-term unsecured debt obligations issued or fully guaranteed by any province or municipality of Canada provided that such securities receive a rating of at P-1 or Aa3 by Moody’s;

(iii) certificates of deposit issued by a financial institution with its principal place of business in the United States of America or Canada or any province thereof having a rating at the time of such investment, of “A-1+” and “P-1” from S&P and Moody’s respectively, but only if such certificates of deposit are fully insured as to principal by the Federal Deposit Insurance Corporation or the Federal Savings and Loan Insurance Corporation; and

(iv) money market mutual funds having a rating, at the time of such investment, from S&P and Moody’s in the highest investment category granted thereby.

“Eligible Receivable” means, at any time, a Pool Receivable:

(a) which was originated by an Originator in the ordinary course of its business (and not through a portfolio acquisition or brokered channel) and with respect to which all material obligations of the applicable Originator have been performed on or prior to the date on which the related Contract was sold or contributed to an SPV in accordance with the applicable First Tier Agreement;

(b) which has, under the related Contract, not more than 90 Scheduled Payments;

(c) which was originated by an Originator in accordance with the Credit and Collection Policy;

(d) which is secured by a perfected first priority security interest in Equipment (other than Excluded Equipment) which was financed with the extension of credit described in such Contract and the proceeds thereof and with respect to which all of such Originator’s right, title and interest in any related Equipment has been contributed, sold, conveyed or otherwise assigned to an SPV pursuant to the applicable First Tier Agreement;

(e) which was selected by an Originator for sale to the applicable SPV and which was not subject to any adverse selection which could reasonably be expected to be materially unfavorable to such SPV or the Lenders;

(f) which has been sold or contributed to an SPV in accordance with the applicable First Tier Agreement, which does not arise from the sale or lease of any inventory or Equipment subject to any Adverse Claim (other than Permitted Adverse Claims), and to which such SPV has good and marketable title, free and clear of all Adverse Claims (other than Permitted Adverse Claims).

(g) the Obligor of which: (i) with respect to a U.S. Pool Receivable, is an United States resident, (ii) with respect to a Canadian Pool Receivable, is not a non-resident of Canada for purposes of the Income Tax Act (Canada), (iii) is not an Affiliate or employee of any Originator or any SPV, and (iv) is not an Official Body;

(h) (i) if such Receivable is a U.S. Pool Receivable, the Obligor of which has been directed to make all payments to a Lock-Box Account and (ii) if such Receivable is a Canadian Pool Receivable, the Obligor of which has been directed to make all payments to the Canadian Collection Account;

(i) the Obligor of which: (i) is not the obligor of any other Pool Receivable that is a Defaulted Receivable, and (ii) is not the obligor of any Receivable owing to any Originator or any of its Affiliates which if such Receivable was a Pool Receivable, would constitute a Defaulted Receivable pursuant to clauses (b), (c) or (d) of the definition of “Defaulted Receivable”;

(j) which, under the related Contract and Applicable Law, is assignable without the consent of, or notice to, the Obligor thereunder unless such consent has been obtained and is in effect or such notice has been given;

(k) with respect to which the related Contract is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors or the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), and is not subject to any right of rescission, setoff, counterclaim or defense (including the defense of usury) or to any repurchase obligation or return right;

(l) which is denominated and payable only in U.S. Dollars in the case of a U.S. Pool Receivable or Canadian Dollars in the case of a Canadian Pool Receivable;

(m) which (i) is not a Defaulted Receivable, (ii) as of the relevant Cut-Off Date, does not have more than two Scheduled Payments that are past due at the time of purchase, or (iii) as of the date acquired by the applicable SPV, does not have any Scheduled Payment, or part thereof, that remains unpaid for 61 days or more from its original scheduled due date (without giving effect to any Permitted Servicer Adjustment);

(n) which has not been compromised, adjusted or modified (including by the extension of time for payment or the granting of any discounts, allowances or credits) other than pursuant to Permitted Servicer Adjustments;

(o) (i) if such Receivable is a Lease Receivable and is a U.S. Pool Receivable, which is “chattel paper” within the meaning of the UCC of all applicable jurisdictions; and if such Receivable is not a Lease Receivable and is a U.S. Pool Receivable, which is an “account”, a “general intangible”, a “chattel paper” or an “instrument” within the meaning of Article 9 of the UCC of all applicable jurisdictions and (ii) if such Receivable is a Lease Receivable and is a Canadian Pool Receivable, which is “chattel paper” within the meaning of the PPSA of all applicable jurisdictions; and if such Receivable is not a Lease Receivable and is a Canadian Pool Receivable, which is an “account”, an “intangible”, a “chattel paper” or an “instrument” within the meaning of the PPSA of all applicable jurisdictions;

(p) which, together with the Contract related thereto, does not contravene in any material respect any Applicable Laws (including Laws relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any Applicable Law in any material respect;

(q) the assignment of which under the applicable First Tier Agreement, by an Originator to the applicable SPV and the grant of a security interest therein and in the other Affected Assets by such SPV to the Facility Agent on behalf of the Lenders hereunder do not violate, conflict or contravene any Applicable Law or any contractual or other restriction, limitation or encumbrance;

(r) with respect to which the sale, transfer, assignment and conveyance contemplated by the applicable First Tier Agreement, are not subject to and will not result in any tax, fee or governmental charge payable by the applicable Originator or the applicable SPV to any Official Body other than transfer taxes which have been or will be paid by such Originator as due;

(s) which under the applicable Contract is payable in consecutive monthly Scheduled Payments (before giving effect to Permitted Servicer Adjustments), other than pursuant to Permitted Skips;

(t) which is not pre-payable unless the terms of such Contract (i) require all remaining principal plus prepayment penalty be paid in full at the time of such prepayment or (ii) require the payment of a prepayment penalty at the time of any prepayment in part;

(u) which at least one Scheduled Payment has been made thereon;

(v) if such Receivable is a Lease Receivable, it will also meet each of the “Lease Receivable Criteria” set forth herein;

(w) which is a Fixed Rate Receivable; and

(x) which is not a Quebec Receivable.

“Equipment” means any equipment or other tangible personal property financed or leased by an Obligor pursuant to a Contract.

“Equity Interests” means all shares of capital stock, partnership interests (whether general or limited), limited liability company membership interests, beneficial interests in a trust and any other interest or participation that confers on a Person the right to receive a share of profits or losses, or distributions of assets, of an issuing Person, but excluding any debt securities convertible into such Equity Interests.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any Person, any corporation, limited liability company, partnership, trust, sole proprietorship or trade or business which, together with such Person, is treated as a single employer under Section 414(b) or (c) of the Code or, with respect to any liability for contributions under Section 302(c) of ERISA, Section 414(m) or Section 414(o) of the Code.

“Event of Bankruptcy” means, with respect to any Person, (a) that such Person or any Subsidiary of such Person (i) shall generally not pay its debts as such debts become due or (ii) shall admit in writing its inability to pay its debts generally or (iii) shall make a general assignment for the benefit of creditors; (b) any proceeding shall be instituted by or against such Person or any Subsidiary of such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property and, in the case of any such proceeding instituted against such Person or any Subsidiary of such Person, such proceeding has continued undismissed or unstayed for at least sixty (60) days since its commencement; or (c) such Person or any Subsidiary of such Person shall take any corporate, limited liability company, partnership or other similar appropriate action to authorize any of the actions set forth in the preceding clauses (a) or (b).

“Excluded Amounts” means: (i) any payments received from an Obligor in connection with any late charges, prepayment penalties, application fees, tax processing fees, wire transfer fees, express mail fees, filing fees, delivery fees document preparation fees, any amendment fees, insurance premiums, taxes, or other charges imposed by any Official Body, (ii) any indemnity payments made by an Obligor for the benefit of the obligee under the related Contract, and (iii) any non-rental charges reimbursable to any Servicer in accordance with such Servicer’s customary policies and procedures. For the avoidance of doubt, no principal payments on a Receivable shall constitute Excluded Amounts.

“Excluded Equipment” means, on any date, Equipment in respect of a Pool Receivable that has a Net Book Value of less than $25,000 or the Canadian Dollar Equivalent thereof.

“Excluded Taxes” is defined specified in Section 9.3.

“Facility Agent” means Wells Fargo Bank, National Association, in its capacity as facility agent for the Lenders and any successor thereto appointed pursuant to Article X.

“Facility Fees” means the fees payable by any SPV under any Fee Letter.

“Facility Limit” means the sum of the U.S. Loan Commitment of all Lenders. The SPVs and the Lenders acknowledge and agree that the Facility Limit and the sum of the U.S. Loan Commitment of all Lenders aggregate $100,000,000 on the Closing Date.

“Federal Funds Rate” means, for any day the greater of (i) the rate determined by Wells Fargo to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to Wells Fargo at approximately 10:00 a.m. (Charlotte time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by Wells

Fargo for sale to Wells Fargo at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, and, (ii) if Wells Fargo is borrowing overnight funds from a Federal Reserve Bank that day, the average rate per annum at which such overnight borrowings are made on that day. Each determination of the Federal Funds Rate by Wells Fargo shall be conclusive and binding on the SPVs.

“Fee Letter” means, collectively, the Fee Letter dated as of February 23, 2015, among the SPVs and Wells Fargo, and any other fee letter entered into by any SPV and any other Lender.

“Final Payout Date” means the date, after the Amortization Date or Termination Date, on which the Aggregate Outstanding Loan Amount, together with all accrued and unpaid interest thereon, all accrued and unpaid Servicing Fees, Backup Servicer Fees, Custodian Fees, Facility Fees and all other Aggregate Unpaids have been paid in full in cash.

“First Tier Agreement” means the U.S. First Tier Agreement or Canadian First Tier Agreement, or both, as applicable.

“Fixed Rate Receivable” means a Receivable, the Scheduled Payments for which are calculated using a fixed rate of interest, yield, annual percentage rate or similar term.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such accounting profession, in effect from time to time.

“Guaranty” means, with respect to any Person, any agreement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any other creditor of such other Person against loss, including any comfort letter, operating agreement or take-or-pay contract and shall include the contingent liability of such Person in connection with any application for a letter of credit.

“Hedge Breakage Costs” means any amount payable by the applicable SPV in connection with any early termination, in whole or in part, of an Interest Rate Hedging Agreement.

“Holdco” means CC Inc.

“Indebtedness” means, without duplication, with respect to any Person such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property other than accounts payable arising in the ordinary course of such Person’s business on terms customary in the trade, (c) obligations, whether or not assumed, secured by liens or payable out of the proceeds or products of property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances (including bankers acceptances), or other instruments, (e) Capitalized Lease obligations, (f) obligations for which such Person is obligated pursuant to a Guaranty, and (g) reimbursement obligations with respect to any letters of credit.

“Indemnified Amounts” is defined in Section 9.1.

“Indemnified Parties” is defined in Section 9.1.

“Independent Manager” shall mean a manager of an SPV who (i) shall not have been at the time of such Person’s appointment or at any time during the preceding five years, and shall not be as long as such Person is a manager of such SPV, (A) a director, officer, employee, partner, shareholder, member, manager or Affiliate of any of the following Persons (collectively, the “Independent Parties”): any Servicer, any Originator, or any of their respective Subsidiaries or Affiliates (other than such SPV or any other “special purpose vehicle” Affiliate), (B) a supplier to any of the Independent Parties, (C) a Person controlling or under common control with any partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties, or (D) a member of the immediate family of any director, officer, employee, partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties; (ii) has prior experience as an independent manager for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors or managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state Law relating to bankruptcy and (iii) has at least three years of employment experience (unless otherwise agreed to in writing by the Facility Agent) with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

“Insurance Policy” means, with respect to any Receivable, any insurance policy covering physical damage to or loss of the related Equipment, but solely to the extent such insurance policy relates to such Equipment.

“Insurance Proceeds” means any amount payable, or any payments made, to an Originator, a Servicer or an SPV under an Insurance Policy in connection with any Equipment the financing of which gave rise to a Receivable.

“Intercreditor Agreement” means that certain Third Amended and Restated Lockbox Control and Intercreditor Agreement, dated as of March 31, 2010, by and among CCG, BMO Harris Bank N.A. (in its various capacities), CCG Receivables, LLC, the Backup Servicer, CCG Receivables II, LLC, CCG Receivables III, LLC, CCG Receivables IV, LLC, CCG Receivables V, LLC, CCG Receivables VI, LLC, BMO Capital Markets Corp., SunTrust Robinson Humphrey, Inc., Citibank, N.A., JPMorgan Chase Bank, N.A., and each other person that becomes a joined party thereto, as modified by that Substitution of Master Agent Agreement dated as of January 8, 2014 among the foregoing parties and each other person that becomes a joined party thereto, and as the same may be further amended, supplemented or otherwise modified from time to time.

“Intercreditor Master Agent” means BMO Harris Bank N.A., as “Master Agent” under the Intercreditor Agreement and any successor “Master Agent” appointed pursuant to the terms thereof.

“Interest Rate Hedge Counterparty” means any entity which (i) on the date of entering into any Interest Rate Hedging Agreement (x) is an interest rate swap dealer that has been approved in writing by the Facility Agent (which approval shall not be unreasonably withheld or delayed) and (y) has (1) a long-term senior unsecured debt rating of not less than “A+” by S&P and not less than “A1” by Moody’s, and (2) a short-term senior unsecured debt rating of not less than “A-1” by S&P and not less than “P-1” by Moody’s; and (ii) in the Interest Rate Hedging Agreement to which it is a party, (x) consents to the assignment of the related SPV’s rights under such Interest Rate Hedging Agreement to the Facility Agent pursuant to Section 6.1 and (y) agrees that in the event that Moody’s or S&P, as applicable, shall reduce or withdraw its long-term or short-term senior unsecured debt rating described in clause (i) (y) above, within thirty (30) Business Days of such downgrade or withdrawal, it shall either post collateral in accordance with the terms of a “Credit Support Annex” or transfer its rights and obligations under each Interest Rate Hedging Agreement to another entity that meets the requirements provided in clauses (i) (x) and (y) hereof and which has entered into an Interest Rate Hedging Agreement with the related SPV on or prior to the date of such transfer.

“Interest Rate Hedging Agreement” means each of the interest rate swaps or interest rate caps from time to time entered into between an SPV and an Interest Rate Hedge Counterparty in respect of the Loans, and which meet the requirements of Section 5.3. Each Interest Rate Hedging Agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto and a confirmation thereunder confirming the specific terms of such hedging arrangement. Each Interest Rate Hedging Agreement shall be approved in writing by the Facility Agent.

“IPO” means the issuance by Holdco of its common equity interests in an underwritten primary public offering pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933 (whether alone or in connection with subsequent public offerings).

“Joinder Agreement” is defined in Section 13.8(f).

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree, judgment or award of any Official Body.

“Lease Plus Customer Industry Code” means the coding convention consistently utilized by the U.S. Servicer and the Canadian Servicer to describe the industry of the related Obligors.

“Lease Receivable” means any Pool Receivable arising under a lease agreement, under which the related Obligor is the lessee and an Originator, immediately prior to the sale of such Receivable and the related Equipment to the applicable SPV pursuant to the applicable First Tier Agreement, is the lessor.

“Lease Receivable Criteria” means, with respect to any Lease Receivable, each of the following criteria:

(a) the related Obligor of such Receivable has made at least one Scheduled Payment under the related Contract;

(b) there is only one manually executed original lease (other than those manually executed originals that have been marked “COPY” or otherwise legended that they are copies), which original shall have been delivered to the Custodian acting for the applicable SPV;

(c) the related Contract contains customary and enforceable provisions such that the rights and remedies of the holder or assignee thereof shall be adequate for realization against the related Equipment;

(d) the obligations of the Obligor to make Scheduled Payments throughout the term of the related Contract is absolute and unconditional, without any right of setoff by such Obligor, and without regard to any event affecting the Equipment subject thereto (including, without limitation, the obsolescence of such Equipment), or any claim of such Obligor against the applicable SPV, the applicable Originator or the applicable Servicer, or any change in circumstances except to the extent that, in the event of a casualty of any item of Equipment or early termination of the related Contract, the Obligor is obligated to pay, in lieu of all future Scheduled Payments with respect to such item, an amount which equals the amount required to be prepaid under the related Contract, which amount shall not be less than the Net Book Value of such Lease Receivable;

(e) the related Contract provides that the Obligor shall, at the Obligor’s sole cost and expense and in addition to the Scheduled Payments due for such Receivable, promptly pay all taxes, assessments, license fees, permit fees, registration fees, fines, interest, penalties and all other Official Body charges (including, without limitation, gross receipts, sales, use, excise, personal property, ad valorem, stamp, documentary and other taxes), whether levied, assessed or imposed on the Obligor, the applicable Originator or otherwise, relating to the Equipment or the delivery, leasing, operations, ownership, possession, purchase, registration, rental, sales or use of the Equipment during the term of the related Contract;

(f) the related Contract requires its Obligor to maintain the Equipment in good working order and bear all costs of maintenance, insuring and operating the Equipment;

(g) the related Contract requires its Obligor to maintain an Insurance Policy covering physical damages to the related Equipment (with the exception of waste containers and roll-off boxes), and such Obligor has in fact obtained such Insurance Policy and has caused such Insurance Policy to name the applicable Originator (and its assignee) as a loss payee, provided that with respect to any Lease Receivable existing on or prior to the Closing Date, if the related Insurance Policy does not name the assignee of the applicable Originator as a loss payee, such Originator shall have agreed to forward any payment received under such Insurance Policy to the applicable Servicer as Collections;

(h) if such Contract relates to a U.S. Pool Receivable, the related Contract is not an “operating lease” under GAAP, unless the related Equipment is not Equipment the sale of or perfection of a security interest in which requires a notation on the Equipment’s certificate of title;

(i) the related Contract is not part of a master lease, unless all of the Receivables arising under such master lease have been transferred to the applicable SPV under the applicable First Tier Agreement;

(j) the related Contract does not permit the subleasing of the related Equipment, and such Equipment in fact is not subject to any sub-lease agreement;

(k) under the related Contract, the applicable Originator does not have performance obligations; it being understood that covenants of quiet enjoyment, purchase options, obligations to accept return of the property at end of lease term, and like obligations of a lessor typical of a “triple net” lease shall not be deemed “performance obligations” for purposes of this clause (k);

(l) the related Equipment is not subject to any Adverse Claim (other than a Permitted Adverse Claim); and

(m) the related Equipment has not suffered any material loss or damage unless such Equipment has been restored to its original value at the time of sale of such Receivable by the applicable Originator to the applicable SPV pursuant to the applicable First Tier Agreement, ordinary wear and tear excepted.

“Lender” means Wells Fargo and each other financial institution identified as such on the signature pages hereof, any financial institution that becomes a party to this Agreement as a Lender pursuant to Section 13.8, and any other financial institution that becomes a party to this Agreement as a Lender in connection with an increase of the Facility Limit pursuant to a Joinder Agreement executed and delivered in accordance with Section 13.8(f).

“LIBO Rate” means, for any Rate Period, the one-month Eurodollar rate for U.S. dollar deposits (rounded upwards, if necessary, to the nearest 1/100,000th of one percent) as reported on the Reuters Screen LIBOR01 Page or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time) on the day two (2) Business Days prior to the commencement of such Rate Period (or if not so reported, then as determined by the Facility Agent from another recognized source for interbank quotation). Notwithstanding the foregoing, if the LIBO Rate as determined herein would be less than zero (0.00), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.

“Liquidation Expenses” means, with respect to any Receivable, the aggregate amount of all out-of-pocket expenses (including, without limitation, reasonable attorney fees and disbursements) reasonably incurred by the applicable Servicer (including amounts paid to any subservicer) in accordance with such Servicer’s customary procedures in connection with the repossession, refurbishing and disposition of any related Equipment upon or after the expiration or early termination of such Receivable or after such Receivable has become a Defaulted Receivable and other out-of-pocket costs related to the liquidation of any such Equipment, including the attempted collection of any amount owing pursuant to such Receivable if it is a Defaulted Receivable.

“Loan” or “Loans” means, individually and collectively, Canadian Loans and/or U.S. Loans.

“Loan Deficit” is defined in Section 2.3(c).

“Lock-Box Account” means any account maintained by any Servicer at a Lock-Box Bank for the purpose of receiving Collections.

“Lock-Box Bank” means each of the banks set forth in Schedule 3.1(s), as such Schedule 3.1(s) may be modified pursuant to Section 3.1(s).

“Loss Ratio” means, with respect to any Settlement Period, calculated as of its Month End Date, the quotient (expressed as a percentage) of (a) the product of (i) 12.0 times (ii) the Loss Reserve Aged Amount divided by (b) the aggregate Outstanding Balance of all Pool Receivables as of such Month End Date.

For purposes of the foregoing definition and the definition of “Loss Reserve Aged Amount” (A) the calculation performed pursuant to clause (a) above and the definitions used therein shall include any Replaced Receivable which is written down or which has become a Defaulted Receivable during such Settlement Period, even though a Substitute Receivable has been substituted therefor, whether such write down or the date on which such Replaced Receivable became a Defaulted Receivable occurred before or after the applicable Substitution Date; and (B) clause (b) above shall include all Replaced Receivables and all Substitute Receivables. The Facility Agent shall have the right to evaluate the accuracy of any estimated recovery assumptions used by the applicable Servicer to calculate the “Loss Reserve Aged Amount” or the “Loss Ratio” in the event that, as of any date of determination, the Loss Reserve Aged Amount during any rolling three-month period exceeds $500,000. The Facility Agent may require the applicable Servicer to make adjustments thereto, if warranted, based upon values obtained through a third party appraiser acceptable to the Facility Agent.

“Loss Reserve Aged Amount” means, with respect to any Settlement Period, (i) the aggregate Outstanding Balance of Pool Receivables that became Defaulted Receivables during such Settlement Period minus (ii) the estimated Recoveries with respect to any such Defaulted Receivables, minus (iii) the aggregate amount of Recoveries realized on any Pool Receivables which became Defaulted Receivables during such Settlement Period or any other Settlement Period in excess of the estimated Recoveries with respect to such Pool Receivables, and plus (iv) the aggregate amount by which estimated Recoveries with respect to any Pool Receivables which became Defaulted Receivables during such Settlement Period or any other Settlement Period exceeds the actual amount of Recoveries realized on any such Pool Receivables. For purposes of the foregoing definition, any Recoveries on Canadian Pool Receivables included in the calculation of the Loss Reserve Aged Amount shall be the U.S. Dollar Equivalent of such Recoveries determined as of the last day of the relevant Settlement Period.

“Maintenance Charges” means, with respect to any Receivable, any amount owing by the Obligor under the related Contract in respect of supplies and/or maintenance services being provided to such Obligor.

“Majority Lenders” means, at any time, (i) if, at such time, there are one or two Lenders, 100% of the Lenders; or (ii) if, at such time, there are more than two Lenders, the Lenders which hold Commitments in excess of 66 2/3% of all Commitments (or if the Amortization Date shall have occurred, the Lenders which held Commitments in excess of 66 2/3% of all Commitments on the Amortization Date), provided that the Commitment of any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

“Majority Shareholder” means Lovell, Minnick Equity Partners III LP, a Delaware limited partnership and Lovell Minnick Equity Partners III-A LP, a Delaware limited partnership.

“Mandatory Hedging Event” means, as of any date, the Average Excess Spread Percentage for the three most recently completed Settlement Periods is less than 1.50%.

“Material Adverse Effect” means any event or condition which would have a material adverse effect on (a) the collectability of the Pool Receivables or (b) the condition (financial or otherwise), businesses or properties of any SPV or (c) the ability of any Servicer to collect the Pool Receivables or perform its other duties and obligations under Section 7.2 or 7.3.

“Material Debt Agreement” means any agreement evidencing Indebtedness of CCG, CCG Canada, or any of their Affiliates in excess of $5,000,000 or the Canadian Dollar Equivalent thereof.

“Maturity Date” means the second (2nd) anniversary of the Amortization Date.

“Maximum Leverage Ratio” means, as of the last day of each calendar quarter, the ratio of (a) CCG’s Total Senior Indebtedness as of the last day of the relevant calendar quarter to (b) the sum of (i) CCG’s Tangible Net Worth as of the last day of the relevant calendar quarter and (ii) CCG’s Subordinated Debt as of the last day of the relevant calendar quarter (each determined on a consolidated basis in accordance with GAAP).

“Minimum EBITDA-to-Interest Expense Ratio” means, as of the last day of each calendar quarter, the ratio of CCG’s EBITDA to its interest expense as of the last day of the relevant calendar quarter (determined on a consolidated basis in accordance with GAAP).

“Month End Date” means the last day of each calendar month.

“Moody’s” means Moody’s Investors Service, Inc., or any successor that is a nationally recognized statistical rating organization.

“Multiemployer Plan” is defined in Section 4001(a)(3) of ERISA.

“Net Book Value” means, as of any date of determination, with respect to any Receivable, an amount, calculated in U.S. Dollars for U.S. Pool Receivables and in Canadian Dollars for Canadian Pool Receivables, as applicable, equal to (i) the gross amount of all Scheduled Payments due or to become due under the terms of the related Contract which remain unpaid with respect to the applicable Receivable as of the relevant date of determination, minus (ii) any Unearned Income with respect to the Receivable, as of such date, plus, (iii), in the case of a Lease Receivable, fifty (50.0%) of the Residual, if any, related to such Receivable, minus, (iv) the amount of any security deposit related to such Receivable.

“Non-Defaulting Lender” is defined in Section 2.3(c).

“Nonrecoverable Advance” means a Servicer Advance that the Canadian Servicer determines in good faith, and in accordance with its customary servicing practices, is unlikely to be eventually repaid from Scheduled Payments made by or on behalf of the related Obligor in accordance with Section 7.7.

“Obligor” means, as to any receivable, the Person obligated to make payments pursuant to the related Contract.

“Obligor Event of Bankruptcy” means an Event of Bankruptcy with respect to an Obligor.

“Official Body” means any government or political subdivision of the United States, Canada or any other country or any agency, authority, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator, or any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.

“Originator” means the U.S. Originator or the Canadian Originator, or both, as applicable.

“Outstanding Balance” means, as of any date of determination, the Net Book Value of each U.S. Pool Receivable or the U.S. Dollar Equivalent of the Net Book Value of each Canadian Pool Receivable, in each case as of such date.

“Pension Plan” means (a) an employee pension benefit plan as defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan) and to which CCG, the U.S. SPV or an ERISA Affiliate of either may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA or (b) any benefit plan or a pension plan subject to Canadian Employee Benefits Laws (other than a Multiemployer Plan) which CCG Canada, the Canadian SPV or any of their Subsidiaries, sponsors, maintains or to which it makes, is making, or is obligated to make contributions including retirement savings plans, bonus plans, profit sharing plans, deferred compensation plans, incentive compensation plans, life or accident insurance, hospitalization or health plans, medical or dental plans, disability plans, employee loans and severance or termination plans, but does not include any Canadian Statutory Plans.

“Percentage” means for any Lender its Canadian Loan Percentage or U.S. Loan Percentage, as applicable; and where the term “Percentage” is applied on an aggregate basis, such aggregate percentage shall be calculated by aggregating the separate components of the Canadian Loan Percentage and U.S. Loan Percentage, and expressing such components on a single percentage basis.

“Perfection Representations” means the representations, warranties and covenants set forth in Schedule 3.1(aa) of this Agreement.

“Performance Guaranty” means the Performance Guaranty, dated the date hereof, granted by CCG of the payment and performance obligations of the Canadian Servicer and the Canadian Originator in favor of the Facility Agent, as the same may be amended or supplemented from time to time.

“Performance Guarantor” means CCG.

“Permitted Adverse Claims” means (i) the Adverse Claims created hereunder and under any other Transaction Documents; (ii) any Adverse Claim created pursuant to the Intercreditor Agreement, (iii) Adverse Claims for taxes not yet delinquent or being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to such Adverse Claim is not yet subject to a material risk of imminent foreclosure, sale or loss on account thereof); (iv) only with respect to Equipment, Adverse Claims imposed by Law arising in the ordinary course of business such as materialmen’s, mechanics’, warehousemen’s and other and other similar liens arising in the ordinary course of business that secure payment of obligations not more than 60 days past due or that are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP (and as to which the property subject to such Adverse Claim is not yet subject to a material risk of imminent foreclosure, sale or loss on account thereof); (v) the right of use and quiet enjoyment of the Obligor as lessee under any Contract in respect of the related Equipment; and (vi) any Adverse Claim that consists of any lien, security interest, charge or encumbrance in favor of a lender that has sold or leased a different piece of Equipment to the same Obligor so long as such Adverse Claim is junior and subordinate to the security interest of the applicable SPV and its assigns in such Equipment and the related Pool Receivable pursuant to the Cross-Collateralized Equipment Intercreditor Agreement and the Intercreditor Agreement.

“Permitted Servicer Adjustment” means, with respect to any Receivable that is more than 31 days past due, any amendment, adjustment, modification or extension made by any Servicer with respect to the date of any Scheduled Payment of such Receivable or any reduction of the interest rate of such Receivable, if each of the following conditions is satisfied: (a) no payment date for any Scheduled Payment in respect of such Receivable has been extended by more than four (4) calendar months beyond the originally scheduled payment date in respect of such Scheduled Payment; (b) Scheduled Payments in respect of such Receivable have not been extended on more than two occasions; and (c) any such amendment, adjustment, modification or extension shall be performed in accordance with the Credit and Collection Policy, and (d) such amendment, adjustment, modification or extension shall not result in a reduction of the aggregate amount of principal to be paid on such Receivable or a reduction of the Net Book Value of such Receivable.

“Permitted Skip” means, with respect to any Receivable (prior to giving effect to Permitted Servicer Adjustments), a period not to exceed four (4) calendar months during any twelve (12) consecutive month period in which the Scheduled Payments due in respect of such Receivable under the terms of the applicable Contract are zero; provided, that the sum of Scheduled Payments made throughout the twelve (12) month period shall at least equal the same total amount of Scheduled Payments over the same period had no Permitted Skips been made with respect to such Receivable.

“Permitted Term Securitization Transaction” means any non-revolving financing transaction undertaken by any SPV or an Affiliate of any SPV that is secured, directly or indirectly, by the Affected Assets or any substantial portion thereof released from the lien of this Agreement, including any sale, lease, whole loan sale, asset securitization, secured loan or other transfer.

“Person” means an individual, partnership, limited liability company, corporation, joint stock company, trust (including a business trust), unincorporated association, joint venture, firm, enterprise, Official Body or any other entity.

“PFSC” means Portfolio Financial Servicing Company, a Delaware corporation.

“PPSA” means in respect of each province and territory in Canada (other than the Province of Quebec), the Personal Property Security Act as from time to time in effect in such province or territory and, in respect of the Province of Quebec, the Civil Code of Quebec as from time to time in effect in such province.

“Pool Receivable” means each Receivable that (a) has been or is contemporaneously therewith being sold, contributed or otherwise transferred by an Originator to the applicable SPV under the applicable First Tier Agreement and (b) has not been re-transferred by the applicable SPV to such Originator or an Affiliate thereof.

“Potential Termination Event” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Termination Event.

“Prime Rate” means on any day, the rate of interest per annum then most recently established by Wells Fargo as its “prime rate.” Any such rate is a general reference rate of interest, may not be related to any other rate, and may not be the lowest or best rate actually charged by Wells Fargo to any customer or a favored rate and may not correspond with future increases or decreases in interest rates charged by other lenders or market rates in general, and that Wells Fargo may make various business or other loans at rates of interest having no relationship to such rate. If Wells Fargo ceases to establish or publish a prime rate from which the Prime Rate is then determined, the applicable variable rate from which the Prime Rate is determined thereafter shall be instead the prime rate reported in The Wall Street Journal (or the average prime rate if a high and a low prime rate are therein reported), and the Prime Rate shall change without notice with each change in such prime rate as of the date such change is reported.

“Purchase Date” means the date on which any Receivable or Equipment is sold or contributed by an Originator to the applicable SPV under the applicable First Tier Agreement.

“Quebec Receivable” means any Receivable where either of the following conditions is satisfied at such time:

(a) the Obligor obligated to make payments under any relevant Contract has its principal place of business or registered office in the Province of Quebec; or

(b) payments owing by the Obligor obligated to make payment under any relevant Contract are payable to a location or an account located or maintained with a financial institution located in the Province of Quebec.

“Ramp-Up Period” means the period commencing on the Closing Date and each following Takeout Date and ending on the date five (5) calendar months from the Closing Date or such Takeout Date, as applicable.

“Rate Period” means, with respect to any Tranche and at any time, the funding period then in effect with respect to such Tranche determined in accordance with Section 2.6; provided, that:

(i) each Rate Period with respect to any Tranche which bears interest at the Federal Funds Rate, the Canadian Prime Rate or the Prime Rate shall be a Settlement Period; provided, however, that notwithstanding the foregoing, the first such Rate Period with respect to any Tranche which bears interest at the Federal Funds Rate, the Canadian Prime Rate or the Prime Rate shall be the period from and including the related Borrowing Date to and including the last day of the Settlement Period in which such Borrowing Date occurs; and

(ii) each Rate Period with respect to any Tranche which bears interest at the Adjusted LIBO Rate or the CDOR Rate shall be a Settlement Period; provided, however, that notwithstanding the foregoing, the first such Rate Period with respect to any Tranche which bears interest at the Adjusted LIBO Rate or the CDOR Rate shall be the period from and including the related Borrowing Date to and including the last day of the Settlement Period in which such Borrowing Date occurs; and

(iii) in the case of any Rate Period for any Tranche which commences before a Termination Event and would otherwise end on a date occurring after a Termination Event, such Rate Period shall end on a Termination Event and the duration of each Rate Period which commences on or after a Termination Event shall be of such duration as shall be selected by the Facility Agent.

“Receivable” means any and all indebtedness and other obligations which is owed by any Obligor to any Originator (prior to giving effect to any transfer under the applicable First Tier Agreement) under a Contract and outstanding after the related Cut-Off Date or any right of any Originator or any SPV to payment from or on behalf of an Obligor after the related Cut-Off Date arising in connection with the making of loans or the sale or lease of goods or the rendering of services by such Originator, and includes the obligation to pay any finance charges, fees and other charges with respect thereto. The term “Receivable” shall not include any Excluded Amounts.

“Recipient” is defined in Section 2.14.

“Records” means all Contracts and other documents, purchase orders, invoices, agreements, books, records and any other media, materials or devices for the storage of information (including tapes, disks, punch cards, computer programs and databases and related property) maintained by any SPV, any Originator or any Servicer with respect to the Receivables and with respect to other Affected Assets or the Obligors to the extent relating to the Receivables.

“Recoveries” means, with respect to a Defaulted Receivable, proceeds from the sale, lease, re-lease or refinancing of the related Equipment to any entity that is not an Affiliate of a

Servicer or an SPV, proceeds of any related Insurance Policy, and any other recoveries with respect to such Defaulted Receivable and the related Equipment and other related property, in each case net of Liquidation Expenses, unreimbursed Servicer Advances with respect to such Defaulted Receivables, and amounts, if any, so received that are required to be refunded to the Obligor on such Defaulted Receivable.

“Regulatory Requirement” means the occurrence, after the date hereof, of any of the following: (i) the adoption or taking effect of any Law, rule, regulation, treaty or bank regulatory guideline (including any Law or bank regulatory guideline regarding capital adequacy or liquidity coverage), (ii) any amendment or change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Official Body or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary (x) the United States bank regulatory rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance; Regulatory Capital; Impact of Modification to Generally Accepted Account Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues adopted on December 15, 2009, (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives in connection therewith or in implementation thereof and (z) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel II or Basel III, shall in each case be deemed to be a “Regulatory Requirement” regardless of the date enacted, adopted or issued.

“Related Security” means, with respect to any Pool Receivable, all of the applicable Originator’s (without giving effect to any transfer under the applicable First Tier Agreement) or the applicable SPV’s rights, title and interest in, to and under:

(a) the Equipment and any other property securing the Obligor’s obligations under any Receivable, and any guarantees or similar credit enhancement for the Obligor’s obligations under such Receivable, including, without limitation, (i) all rights of the applicable Originator in any security deposits, (ii) all UCC financing statements, PPSA financing statements or other filings relating thereto, (iii) all rights and remedies against any vendor (including the applicable Originator) of the Equipment and (iv) all Insurance Policies;

(b) all other security interests or liens, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and other filings signed by an Obligor relating thereto;

(c) the Contract and all guarantees, indemnities, warranties, insurance (and proceeds and premium refunds thereof) or other agreements or arrangements of any kind from time to time supporting or securing payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;

(d) all Records related to such Receivable; and

(e) all Collections on and other proceeds of any of the foregoing.

“Replaced Receivable” has the meaning set forth in Section 6.5 hereof.

“Reporting Date” means (i) prior to the occurrence of a Termination Event, the second Business Day occurring prior to each Settlement Date, and (ii) after the occurrence of a Termination Event, each additional Business Day designated as such by the Facility Agent.

“Residual” means, with respect to any Receivable, the residual value set forth in the related Contract and set forth in the applicable SPV’s books and records; provided, however, that upon the sale or disposition of the Equipment related to such Receivable, the “Residual” with respect to such Receivable shall mean the proceeds of any sale or disposition of the Equipment related to such Receivable.

“Responsible Officer” means, with respect to any SPV, any Originator or any Servicer the persons listed on Exhibit K as it may be amended from time to time.

“Restricted Payments” is defined in Section 5.2(i).

“Revolving Period” means, with respect to Wells Fargo, the period beginning on the Closing Date and ending on the earlier to occur of the Amortization Date or the Termination Date and with respect to any other Lender, the period beginning on the date such Lender becomes a party to this Agreement and ending on the earlier to occur of the Amortization Date or the Termination Date.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor that is a nationally recognized statistical rating organization.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Scheduled Payment” means, with respect to any Receivable, each periodic installment of rent or principal and interest payable by an Obligor to the applicable Originator (or its assigns) pursuant to the related Contract; excluding, however, Casualty Payments, Maintenance Charges, payments in respect of the Residuals, the prepayments of rent required or otherwise made pursuant to the terms of the related Contract, and the supplemental or additional payments required by the terms of the related Contract or otherwise made with respect to taxes, license fees, insurance and other specific charges.

“Secured Parties” means, collectively, the Lenders, each Agent, the Backup Servicer, the Custodian, any Interest Rate Hedge Counterparty that is a Lender or an Affiliate of a Lender, and each other Indemnified Party.

“Securitization” is defined in Section 6.10(a).

“Securitization Date” means any Business Day during the Revolving Period, provided fifteen (15) days written notice is given in accordance with Section 6.10(a).

“Senior Obligations” means all Aggregate Unpaids which may now or hereafter be owing by the SPVs to the Facility Agent, the Administrators, the Lenders, the Interest Rate Hedge Counterparties and other Indemnified Parties.

“Servicer” means the U.S. Servicer or the Canadian Servicer, collectively or individually, as applicable.

“Servicer Advance” is defined in Section 7.7.

“Servicer Default” is defined in Section 7.5.

“Servicer File” means the file pertaining to each Pool Receivable containing, without limitation, any of the following: (A) copies of any guaranties, security agreements or similar agreements obtained in connection with the Contract, (B) a certificate of insurance, proof of insurance or copies of a force-place insurance policy covering the related Equipment, if any, and (C) copies of such documents, if any, that the applicable Servicer keeps on file indicating ownership of the Equipment and the applicable SPV’s interests therein, including without limitation the bill of sale, proof of ownership, copies of any financing statements filed against an Obligor, any UCC terminations, UCC partial releases, lien release letters, no security interest letters or subordination agreements.

“Servicer Report” means a report, in substantially the form attached hereto as Exhibit F or in such other form as is mutually agreed to by each SPV, each Servicer and the Facility Agent, furnished by each Servicer pursuant to Section 5.1(a)(xiv).

“Servicing Fee” means the fees payable to any Servicer from Collections, in an amount for each day equal to the product of: (i) the applicable Servicing Fee Rate, times (ii) the aggregate of the Outstanding Balances of all Pool Receivables serviced by such Servicer at close of business, New York City time, on such day, times (iii) 1/365. The Servicing Fee shall be payable in arrears on each Settlement Date from the Collections pursuant to, and subject to the priority of payments set forth in, Section 2.16.

“Servicing Fee Rate” means (i) if the U.S. Servicer is CCG or any of the Affiliates of CCG (other than CCG Canada), 0.50%, (ii) if the Canadian Servicer is CCG Canada or any of its Affiliates, 0.50%, (iii) if such Servicer is the Backup Servicer, the rate set forth in the Backup Servicer Fee Letter, and (iv) except as set forth in clause (iii), if the applicable Servicer is not CCG, CCG Canada or any of their Affiliates, a rate to be determined by such Person and the Facility Agent in accordance with Section 7.6.

“Settlement Date” means, with respect to each Settlement Period, (i) prior to the existence of a Termination Event, the 12th day of the calendar month following such Settlement Period, or if such day is not a Business Day, the first Business Day thereafter and (ii) after the occurrence of a Termination Event, each additional Business Day designated as such by the Facility Agent.

“Settlement Period” means:

(a) the period from the Closing Date to the first Month End Date thereafter; and

(b) thereafter, each subsequent calendar month.

“Spot FX Rate” means the exchange rate for the conversion of Canadian Dollars into U.S. Dollars in the spot market quoted by the Facility Agent, at approximately 11:00 A.M. (Charlotte, North Carolina time) within two Business Days prior to the date on which a computation thereof is required to be made, to major banks in the interbank foreign exchange market for the purchase of U.S. Dollars with Canadian Dollars.

“SPV” is defined in the preamble.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System of the United States of America (the “Board”) to which a Lender is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Loans for which interest is calculated based on the Adjusted LIBO Rate shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sub-Servicer” is defined in Section 7.1(d).

“Successor Servicer” is defined in Section 7.1(a).

“Subordinated Debt” means indebtedness of CCG and its Affiliates which is subordinated in right of payment to the prior payment of any other indebtedness of CCG and its Affiliates.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, or other Person (a) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person or (b) that is directly or indirectly controlled by such Person within the meaning of control under Section 15 of the Securities Act of 1933, as amended.

“Substitute Receivable” has the meaning set forth in Section 6.5 hereof.

“Substitution Date” has the meaning set forth in Section 6.5 hereof.

“Swap Rate” means, as of any date of determination and with respect to any Interest Rate Hedging Agreement, the fixed rate that is payable to the applicable Interest Rate Hedge Counterparty with respect to such Interest Rate Hedging Agreement between the applicable SPV and such Interest Rate Hedge Counterparty.

“Takeout Condition” means a Permitted Term Securitization Transaction entered into by any Originator (i) the proceeds of which have been used to prepay all or a portion of the Loans in accordance with Section 2.8 and (ii) that satisfies each of the conditions set forth in Section 6.10 with respect to Securitizations.

“Takeout Date” means the date of any Permitted Term Securitization Transaction that fulfills the Takeout Condition.

“Tangible Net Worth” means, with respect to CCG, the amount calculated in accordance with GAAP (but without giving effect to any adjustments related to the valuation of any interest rate swaps or similar derivative instruments required pursuant to the Statement of Financial Accounting Standards No. 133 issued by the Financial Accounting Standards Board) as (i) the consolidated net worth of such Person and its consolidated Subsidiaries, minus (ii) the amount of prepaid expenses (if any), minus (iii) any amounts attributable to the consolidated intangibles of such Person and its consolidated Subsidiaries, including, without limitation, goodwill, trademarks, tradenames, copyrights, patents, patent allocations, licenses and rights in any of the foregoing and other items treated as intangibles in accordance with GAAP.

“Tax and Insurance Charges” means any taxes and fees or other charges imposed by any Official Body on any Contract or the related Equipment and any charges related to protection for damage or other loss to any Equipment related to the Contract.

“Taxes” shall have the meaning specified in Section 9.3.

“Termination Date” means the earlier of: (a) the date upon which a Termination Date occurs pursuant to Section 8.2, and (b) the Business Day designated by any SPV to the Facility Agent as the Termination Date pursuant to Section 2.4 to the extent the Commitment was terminated in whole.

“Termination Event” is defined in Section 8.1.

“Total Senior Indebtedness” means the aggregate outstanding principal amount of all Indebtedness of CCG and its Affiliates, other than the outstanding principal amount of any Subordinated Debt.

“Tranche” is defined in Section 2.6(a).

“Transaction Costs” is defined in Section 9.5(a).

“Transaction Documents” means, collectively, this Agreement, each First Tier Agreement, the Fee Letters, the Backup Servicer Fee Letter, the Custodial Agreement, the Interest Rate Hedging Agreements, the Intercreditor Agreement, the Cross-Collateralized Equipment Intercreditor Agreement, the Performance Guaranty, the Canadian Collection Account Agreement, the U.S. Collection Account Agreement and all of the other instruments, documents and other agreements executed and delivered by any Servicer, any Originator, the Backup Servicer, the Custodian or any SPV in connection with any of the foregoing.

“UCC” means the Uniform Commercial Code as in effect in the applicable jurisdiction or jurisdictions.

“Unearned Income” means, with respect to any Pool Receivable as of any date of determination, the gross amount of any interest, rental or other income (to the extent that such other income is reflected on any SPV’s books as unearned income) due and payable by the relevant Obligor under the terms of such Pool Receivable (or received in respect of the Pool Receivable) to the extent that such income has not been received any SPV or Servicer as of the relevant date of determination.

“U.S.” or “United States” means the United States of America.

“U.S. Affected Assets” means, collectively, (a) the U.S. Pool Receivables, (b) the Equipment related to the U.S. Pool Receivables, (c) the Related Security related to the U.S. Pool Receivables, (d) all rights and remedies of the U.S. SPV under the U.S. First Tier Agreement, together with all financing statements filed by the U.S. SPV against the U.S. Originator in connection therewith, (e) all rights and remedies of the U.S. SPV under the Interest Rate Hedging Agreements and the other Transaction Documents, (f) all Records related to the U.S. Pool Receivables, (g) U.S. Collections, and (h) all proceeds of the foregoing.

“U.S. Backup Servicer Fee Rate” means the percentage calculated by multiplying (i) the quotient obtained by dividing (a) the aggregate amount of Backup Servicer Fees paid to the Backup Servicer during the most recent Settlement Period with respect to the U.S. Pool Receivables by (b) the Outstanding Balance of the U.S. Pool Receivables times (ii) 12.

“U.S. Borrowing Base” means, at any date of determination, an amount equal to the remainder of: (a) the U.S. Net Pool Balance at such time, minus (b) the U.S. Required Reserves at such time.

“U.S. Borrowing Base Deficit” means an amount equal to the excess (if any) of (a) the aggregate outstanding principal amount of all the U.S. Loans over (b) the U.S. Borrowing Base then in effect.

“U.S. Collection Account” is defined in Section 2.13.

“U.S. Collection Account Agreement” means the agreement among the Facility Agent, the U.S. SPV and the bank at which the U.S. Collection Account is maintained concerning the U.S. Collection Account.

“U.S. Collections” means, Collections received with respect to any U.S. Pool Receivable.

“U.S. Concentration Limit Excess” means, at any time, the lesser of (a) the Concentration Limit Excess at such time and (b) the aggregate Outstanding Balance of the U.S. Eligible Receivables at such time.

“U.S. Custodial Failure Amount” means the aggregate Outstanding Balance of the U.S. Eligible Receivables with respect to which (a) a complete Custodian File has not been delivered to the Custodian within the time period required hereunder, provided that if a complete Custodian File with respect to any such U.S. Eligible Receivable is subsequently delivered such U.S. Eligible Receivable shall no longer be included in the calculation of U.S. Custodial Failure Amount, (b) a Trust Receipt (as defined in the Custodial Agreement) has not been delivered by the Custodian within the time period required under the Custodial Agreement, provided that if a Trust Receipt with respect to any such U.S. Eligible Receivable is subsequently delivered such U.S. Eligible Receivable shall no longer be included in the calculation of U.S. Custodial Failure Amount, or (c) an Exceptions Report (as defined in the Custodial Agreement) has been delivered by the Custodian with respect to such U.S. Eligible Receivable unless the document listed in such Exceptions Report has been subsequently delivered to the Custodian and the Custodian has acknowledged receipt of the same; provided, however, in no event shall the U.S. Custodial Failure Amount include amounts which have already been deducted from the U.S. Borrowing Base due to the failure of a Receivable to be an Eligible Receivable, due to its inclusion in the U.S. Concentration Limit Excess calculation or otherwise.

“U.S. Custodian Fee Rate” means the percentage calculated by multiplying (i) the quotient obtained by dividing (a) the aggregate amount of Custodian Fees payable to the Custodian during the most recent Settlement Period with respect to the U.S. Pool Receivables by (b) the Outstanding Balance of the U.S. Pool Receivables times (ii) 12.

“U.S. Dollar” or “$” means the lawful currency of the United States.

“U.S. Dollar Equivalent” means, on any date, the equivalent amount of U.S. Dollars which would be realized by converting a specific amount of Canadian Dollars into U.S. Dollars at the Spot FX Rate on such date.

“U.S. Eligible Receivable” means a U.S. Pool Receivable that is an Eligible Receivable.

“U.S. First Tier Agreement” means the Sale Agreement dated as of February 23, 2015, between the U.S. Originator and the U.S. SPV, as amended, supplemented or otherwise modified from time to time.

“U.S. Loan” is defined in Section 2.1(a).

“U.S. Loan Commitment” means, with respect to each Lender, the amount set forth opposite such Lender’s name on Schedule I hereto under the heading “U.S. Loan Commitment” (as such Schedule may be updated by any SPV from time to time by notice to the Facility Agent and the Administrators), or in the case of a Lender which becomes a party hereto pursuant to an Assignment and Assumption Agreement, as set forth in such Assignment and Assumption Agreement, minus the amount of any U.S. Loan Commitment or portion thereof assigned by such Lender pursuant to an Assignment and Assumption Agreement or any reductions in such Lender’s U.S. Loan Commitment pursuant to Section 2.4 hereof, plus the amount of any increase to such Lender’s U.S. Loan Commitment consented to by such Lender prior to the time of determination; provided, however, that from and after the Amortization Date, the amount of the U.S. Loan Commitment of any Lender shall equal the aggregate outstanding principal amount of all the U.S. Loans of such Lender outstanding as of the date of determination, and provided, further, that from and after the Termination Date or the Maturity Date, the amount of the U.S. Loan Commitment of any Lender shall equal zero.

“U.S. Loan Percentage” means, for each Lender, the percentage of the U.S. Loan Commitments represented by such Lender’s U.S. Loan Commitment or, if the U.S. Loan Commitments have been terminated, the percentage held by such Lender of the aggregate principal amount of all U.S. Loans.

“U.S. Minimum Reserve Amount” means, at any time, the greater of (a) 2.0% of the excess of (i) the Facility Limit over (ii) the U.S. Dollar Equivalent of the Canadian Loan Balance and (b) $1,500,000.

“U.S. Net Pool Balance” means, at any time, the remainder of (i) the aggregate Net Book Value of the U.S. Eligible Receivables at such time, minus (ii) the U.S. Concentration Limit Excess, minus (iii) the U.S. Custodial Failure Amount, provided, however, that in no event shall the U.S. Net Pool Balance be less than zero.

“U.S. Originator” means CCG.

“U.S. Pool Concentration Limit Excess Calculation” means, as of any date of determination occurring at any time other than during the Ramp-Up Period, and without duplication, the sum of:

(a) the amount by which the aggregate Outstanding Balance of U.S. Eligible Receivables relating to Obligors whose chief executive offices are located in:

(i) the State of Texas exceeds twenty five (25%) percent of the aggregate Outstanding Balance of all U.S. Eligible Receivables, plus

(ii) the State of North Carolina exceeds twenty (20%) percent of the aggregate Outstanding Balance of all U.S. Eligible Receivables, plus

(iii) the State of California exceeds twenty five (25%) percent of the aggregate Outstanding Balance of all U.S. Eligible Receivables, plus

(iv) the State of South Carolina exceeds twenty (20%) percent of the aggregate Outstanding Balance of all U.S. Eligible Receivables, plus

(v) the State of Pennsylvania exceeds twenty (20%) percent of the aggregate Outstanding Balance of all U.S. Eligible Receivables, plus

(vi) the State of Illinois exceeds twenty (20%) percent of the aggregate Outstanding Balance of all U.S. Eligible Receivables, plus

(vii) the State of Georgia exceeds twenty (20%) percent of the aggregate Outstanding Balance of all U.S. Eligible Receivables, plus

(viii) the State of Virginia exceeds twenty (20%) percent of the aggregate Outstanding Balance of all U.S. Eligible Receivables plus

(ix) any one state other than those listed in (i) through (viii) above exceeds fifteen (15%) percent of the aggregate Outstanding Balance of all U.S. Eligible Receivables;

(b) the amount by which the aggregate Outstanding Balance of the U.S. Eligible Receivables which allow for Permitted Skips of payments exceeds the greater of: (i) five (5.0%) percent of the aggregate Outstanding Balance of all U.S. Eligible Receivables and (ii) $4,000,000;

(c) the amount by which the aggregate Outstanding Balance of the U.S. Eligible Receivables owed by the Obligors with Lease Plus Customer Industry Codes of 2300, 2358, 2360, 2371, 2372, 2381, 23891, 48411, 48412, 56211 or 56299 (considered in the aggregate) with respect to which the stated final payment day is more than 60 months but not more than 84 months from the date of origination under the related Contract exceeds twenty-five (25%) percent of the aggregate Outstanding Balance of all U.S. Eligible Receivables, provided, that the amount by which the aggregate Outstanding Balance of any of the foregoing U.S. Eligible Receivables with respect to which the stated final payment day is more than 72 months but not more than 84 months from the date of origination under the related Contract exceeds five (5.0%) percent of the aggregate Outstanding Balance of all U.S. Eligible Receivables shall, without duplication, be added to the foregoing amount;

(d) the amount by which the aggregate Outstanding Balance of the U.S. Eligible Receivables owed by the Obligors with Lease Plus Customer Industry Codes of 2300, 2358, 2360, 2371, 2372, 2381, 23891, 48411, 48412, 56211 or 56299 (considered in the aggregate) with the four (4) highest aggregate Outstanding Balances of the U.S. Eligible Receivables exceeds twelve (12.0%) percent of the aggregate Outstanding Balance of all U.S. Eligible Receivables;

(e) the amount by which the aggregate Outstanding Balance of the U.S. Eligible Receivables owed by the Obligors with a Lease Plus Customer Industry Code of 23812 with the three (3) highest aggregate Outstanding Balances of the U.S. Eligible Receivables exceeds ten (10.0%) percent of the aggregate Outstanding Balance of all U.S. Eligible Receivables;

(f) the amount by which the aggregate Outstanding Balance of the U.S. Eligible Receivables owed by Obligors with Lease Plus Customer Industry Codes of 48411 and 48412 (transportation industry) (considered in the aggregate) exceeds fifty (50%) percent of the aggregate Outstanding Balance of all U.S. Eligible Receivables;

(g) the amount by which the aggregate Outstanding Balance of the U.S. Eligible Receivables owed by Obligors with Lease Plus Customer Industry Codes of 56211 and 56299 (waste industry) (considered in the aggregate) exceeds fifty (50%) percent of the aggregate Outstanding Balance of all U.S. Eligible Receivables;

(h) the amount by which the aggregate Outstanding Balance of the U.S. Eligible Receivables owed by Obligors with a Lease Plus Customer Industry Code of 2300, 2358, 2360, 2371, 2373, 2381, or 23891 (construction industry) (considered in the aggregate) exceeds forty (40%) percent of the aggregate Outstanding Balance of all U.S. Eligible Receivables;

(i) the amount by which the aggregate Outstanding Balance of the U.S. Eligible Receivables owed by Obligors with a Lease Plus Customer Industry Code of 23812 (crane industry) exceeds twenty (20%) percent of the aggregate Outstanding Balance of all U.S. Eligible Receivables;

(j) the amount by which the aggregate Outstanding Balance of the U.S. Eligible Receivables owed by one Obligor (and such Obligor’s Affiliates) with Lease Plus Customer Industry Codes of 2300, 2358, 2360, 2371, 2373, 2381, 23891, 48411, 48412, 56211, 56299 or 9999 (considered in the aggregate) exceeds the greater of (i) three percent (3.0%) of the aggregate Outstanding Balance of all U.S. Eligible Receivables and (ii) $1,500,000;

(k) the amount by which the aggregate Outstanding Balance of the U.S. Eligible Receivables owed by any one Obligor (and such Obligor’s Affiliates) with a Lease Plus Customer Industry Code of 23812 exceeds the greater of (i) three and one-half (3.5%) percent of the aggregate Outstanding Balance of all U.S. Eligible Receivables and (ii) $2,500,000;

(l) the amount by which the aggregate Outstanding Balance of the U.S. Eligible Receivables which are Lease Receivables exceeds the greater of (i) fifteen (15.0%) percent of the aggregate Outstanding Balance of all U.S. Eligible Receivables and (ii) $4,500,000; and

(m) the amount by which the aggregate Outstanding Balance of the U.S. Eligible Receivables which had any Scheduled Payment, or part thereof, remain unpaid for 61 days or more from such Scheduled Payment’s original scheduled due date at the time such U.S. Eligible Receivables were subject to a Permitted Servicer Adjustment exceeds five (5%) percent of the aggregate Outstanding Balance of all U.S. Eligible Receivables; provided, however, that a U.S. Eligible Receivable shall no longer be subject to the “concentration limit” set forth in this item (m) and included in the foregoing calculation if all Scheduled Payments on such U.S. Eligible Receivable have remained less than 62 days past due for nine (9) consecutive calendar months following the Permitted Servicer Adjustment.

“U.S. Pool Receivable” means a Pool Receivable that was originated by the U.S. Originator.

“U.S. Required Credit Enhancement Percentage” means at any time, the greater of: (a) 10.0% and (b) a number expressed as a percentage equal to the product of (i) the highest Average Loss Ratio which has occurred during the twelve most recent calendar months, times (ii) the Weighted Average Life of all U.S. Pool Receivables at such time, times (iii) 3.0.

“U.S. Required Reserves” means, at any time, an amount equal to the greater of (i) the product of the U.S. Required Credit Enhancement Percentage times the U.S. Net Pool Balance, and (ii) the U.S. Minimum Reserve Amount on such date.

“U.S. Servicer” is defined in Section 7.1.

“U.S. SPV” is defined in the preamble.

“U.S. Swap Notional Deficit” means, as of any date of determination, the amount by which (i) an amount equal to 85% of the aggregate outstanding amount of U.S. Loans exceeds (ii) the aggregate amount of the notional amounts in all the Interest Rate Hedging Agreements entered into by the U.S. SPV.

“Weighted Average Actual Swap Rate” means, as of any date of determination, the actual weighted average of the Swap Rates on the Interest Rate Hedging Agreements entered into by the U.S. SPV or the Canadian SPV based on the scheduled aggregate amount of notional amount of each such Interest Rate Hedging Agreement. The U.S. Dollar Equivalent of the notional amount of each Interest Rate Hedging Agreement entered into by the Canadian SPV that is denominated in Canadian Dollars shall be used in the calculation of the Weighted Average Actual Swap Rate.

“Weighted Average Combined Interpolated Swap Rate” means, as of any date of determination, a percentage equal to (A) the sum of (i) (x) the Weighted Average Interpolated Canadian Swap Rate times (y) the U.S. Dollar Equivalent of the Canadian Loan Balance, plus (ii) (x) the Weighted Average Interpolated U.S. Swap Rate times (y) the aggregate outstanding principal amount of U.S. Loans, divided by (B) the Aggregate Outstanding Loan Amount.

“Weighted Average Contract Yield” means, as of any date of determination with respect to Pool Receivables, the rate determined by calculating the weighted average of the Contract Yields for all Eligible Receivables at such time (weighted by the Outstanding Balance and scheduled amortization of such Pool Receivables).

“Weighted Average Interpolated Canadian Swap Rate” means, as of any date of determination, the rate which is calculated based on the average rate for Canadian Dollar bankers acceptances set forth in the Reuters CDOR page as of 10:00 a.m., Toronto time, on such date and is the interpolated rate based on the Weighted Average Life of the Canadian Pool Receivables.

“Weighted Average Interpolated U.S. Swap Rate” means, as of any date of determination, the rate which is calculated based on the interest rate swap rates set forth in the Federal Reserve Statistical Release, H.15 Daily Update and is the interpolated rate based on the Weighted Average Life of the U.S. Pool Receivables.

“Weighted Average Life” means, as of any determination date with respect to all Pool Receivables, the U.S. Pool Receivables or the Canadian Pool Receivables, as applicable, a period of time expressed in years or fractions thereof (i) the quotient obtained by dividing (A) the sum of the amounts calculated for each month (beginning with the month in which such determination is being made and ending with the month in which the last principal payment is scheduled to be received with respect to such Pool Receivables), which amount for each such month shall be equal to the product of (x) the scheduled reduction in the Outstanding Balance for such month, multiplied by (y) the number of months that such month occurs from the month in which such determination date occurs (e.g., the month in which such determination date occurs shall have a value of 1, the month occurring immediately after the month in which such determination date occurs shall have a value of 2, etc.) by (B) the aggregate Outstanding Balance of such Pool Receivables as of such determination date, divided by (ii) 12.

“Weighted Average Swap Rate” means, as of any date of determination, (i) if there is no Canadian Swap Notional Deficit or U.S. Swap Notional Deficit, the Weighted Average Actual Swap Rate, and (ii) if there is a Canadian Swap Notional Deficit or a U.S. Swap Notional Deficit, a percentage equal to (A) the sum of (i) (x) the Weighted Average Interpolated Canadian Swap Rate times (y) the U.S. Dollar Equivalent of the Canadian Swap Notional Deficit, plus (ii) (x) the Weighted Average Interpolated U.S. Swap Rate times (y) the U.S. Swap Notional Deficit, plus (iii) (x) the Weighted Average Actual Swap Rate times (y) the aggregate amount of the notional amounts in all the Interest Rate Hedging Agreements (calculated using the U.S. Dollar Equivalent in the case of any notional amounts denominated in Canadian Dollars), divided by (B) an amount equal to 95% of the Aggregate Outstanding Loan Amount.

“Wells Fargo” is defined in the preamble.

SECTION 1.2 Other Terms. All terms defined directly or by incorporation herein shall have the defined meanings when used in any certificate or other document delivered pursuant thereto unless otherwise defined therein. For purposes of this Agreement and all such certificates and other documents, unless the context otherwise requires: (a) accounting terms not otherwise defined herein, and accounting terms partly defined herein to the extent not defined, shall have the respective meanings given to them under, and shall be construed in accordance with, GAAP; (b) terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9; (c) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (d) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of this Agreement (or such certificate or document); (e) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to this Agreement (or the certificate or other document in which the reference is made) and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (f) the term “including” means “including without limitation”; (g) references to any Law refer to that Law as amended from time to time and include any successor Law; (h) references to any agreement refer to that agreement as from time to time amended or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (i) references to any Person include that Person’s successors and permitted assigns; and (j) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

SECTION 1.3 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each means “to but excluding”, and the word “within” means “from and excluding a specified date and to and including a later specified date.”

ARTICLE II

THE LOANS, INTEREST AND SETTLEMENT PROCEDURE

SECTION 2.1 Lender Commitment. (a) U.S. Loans. Subject to the terms and conditions hereof and as part of the Commitments, each Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a “U.S. Loan” and collectively the “U.S. Loans”) in U.S. Dollars to the U.S. SPV from time to time on a revolving basis before the earlier to occur of the Amortization Date and the Termination Date. Each borrowing of U.S. Loans shall be funded ratably by the Lenders in proportion to their respective U.S. Loan Percentages. Subject to the terms and conditions hereof, U.S. Loans may be repaid and the principal amount thereof reborrowed before the earlier to occur of the Amortization Date and the Termination Date, subject to the terms and conditions hereof.

(b) Canadian Loans. Subject to the terms and conditions hereof and as part of the Commitments, each Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a “Canadian Loan” and collectively the “Canadian Loans”) in Canadian Dollars to the Canadian SPV from time to time on a revolving basis before the earlier to occur of the Amortization Date and the Termination Date. Each borrowing of Canadian Loans hereunder shall be made ratably by the Lenders in proportion to their respective Canadian Loan Percentages. Subject to the terms and conditions hereof, Canadian Loans may be repaid and the principal amount thereof reborrowed before the earlier to occur of the Amortization Date and the Termination Date, subject to the terms and conditions hereof.

(c) General. With respect to each borrowing, after giving effect to such borrowing:

(i) the aggregate outstanding principal amount of the U.S. Loans made by any Lender shall not at any time exceed such Lender’s U.S. Loan Commitment;

(ii) the aggregate outstanding principal amount of the Canadian Loans made by any Lender shall not at any time exceed such Lender’s Canadian Loan Commitment;

(iii) the Aggregate Outstanding Loan Amount shall not at any time exceed the Facility Limit; and

(iv) after giving effect to the Loans to be made on such Borrowing Date, no Borrowing Base Deficit shall exist, as shown in the Borrowing Base Certificate which is delivered by the Servicers to the Facility Agent in connection with such proposed Loans.

(v) after giving effect to any U.S. Loans to be made on such Borrowing Date, the aggregate outstanding principal amount of the U.S. Loans shall not exceed the U.S. Loan Commitment.

(vi) after giving effect to any Canadian Loans to be made on such Borrowing Date, the aggregate outstanding principal amount of the Canadian Loans shall not exceed the Canadian Loan Commitment.

SECTION 2.2 Borrowing Procedures. (a) An SPV (or a Servicer on its behalf) shall request a Loan hereunder by submitting to each Administrator by 12:00 noon (Charlotte, North

Carolina time) a written notice, substantially in the form of Exhibit D (each, a “Borrowing Request”) at least (i) two (2) Business Days prior to the date of the proposed Loan (each, a “Borrowing Date”) (or such lesser period of time as such Administrator may consent) if such proposed Loan is to be denominated in U.S. Dollars, or (ii) three (3) Business Days prior to the date of the proposed Loan (each, a “Borrowing Date”) (or such lesser period of time as such Administrator may consent) if such proposed Loan is to be denominated in Canadian Dollars.

(b) Each Borrowing Request shall: (A) specify (i) the desired amount of the requested Loan and (ii) the desired Borrowing Date (which shall be a Business Day) and (B) confirm, by delivery of a Borrowing Base Certificate, that, after giving effect to the proposed Loan, there will be no Borrowing Base Deficit as contemplated in Section 2.1(c). Any Borrowing Request given by an SPV (or a Servicer on its behalf) pursuant to this Section 2.2 shall be irrevocable and binding on such SPV.

SECTION 2.3 Funding. (a) Subject to the satisfaction of the conditions precedent set forth in Article IV with respect to such Loan and the limitations set forth in Section 2.1, each Lender shall make the proceeds of such requested Loan available to the applicable SPV in same day funds on the proposed Borrowing Date to such SPV’s account designated by such SPV in writing. A borrowing in U.S. Dollars shall be in an amount of at least $250,000 and a borrowing in Canadian Dollars shall be in an amount of at least CAD$250,000, as applicable.

(b) [Reserved]

(c) Defaulting Lenders. If, by (x) 2:00 p.m. (Charlotte, North Carolina time) on any Borrowing Date or Assignment Date, as applicable, in the case of U.S. Loans or (y) (x) 2:00 p.m. (London, England time) on any Borrowing Date or Assignment Date, as applicable, in the case of Canadian Loans, in each case whether or not the Facility Agent has advanced the amount of the applicable Loans, one or more Lenders (each, a “Defaulting Lender”, and each Lender other than any Defaulting Lender being referred to as a “Non-Defaulting Lender”) fails to make any Loans available to the Facility Agent pursuant to Section 2.3(a) (the aggregate amount not so made available to the Facility Agent being herein called the “Loan Deficit”), then the Facility Agent shall, by no later than 2:30 p.m. (Charlotte, North Carolina time (in the case of U.S. Loans) or London, England time (in the case of Canadian Loans)) on such day, instruct each Non-Defaulting Lender to pay, by no later than 3:00 p.m. (Charlotte, North Carolina time (in the case of U.S. Loans) or London, England time (in the case of Canadian Loans)), in immediately available funds, to the account designated by the Facility Agent, an amount equal to the lesser of (i) such Non-Defaulting Lender’s pro rata share of the Loan Deficit and (ii) its unused Commitment. A Defaulting Lender shall forthwith, upon demand, pay to the Facility Agent for the ratable benefit of each such Non-Defaulting Lenders all amounts paid by each such Non-Defaulting Lender on behalf of such Defaulting Lender, together with interest thereon, for each day from the date a payment was made by a Non-Defaulting Lender until the date such Non-Defaulting Lender has been paid such amounts in full, at a rate per annum equal to the Base Rate in the case of U.S. Loans or the Canadian Prime Rate in the case of Canadian Loans, as applicable, plus 2.00%. Notwithstanding anything contained in Section 2.16(b) to the contrary, to the extent any Lender is a Defaulting Lender, any payment or prepayment of any portion of the principal amount of Loans of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) shall be applied: first, to the then outstanding amounts (including interest thereon) owed pursuant to this Section 2.3(c) by such Defaulting Lender to the Facility Agent or (to the extent the Facility Agent has received notice thereof) to any other Lender, ratably to the Persons entitled thereto, second, to the applicable SPV, the then outstanding amount of an unfunded Loan by such Defaulting Lender (to the extent not already funded by another Lender or the Facility Agent), and third, any other amounts thereafter received for the account of such Defaulting Lender, to such Defaulting Lender.

SECTION 2.4 Voluntary Termination of Lender Commitment; Reduction of Facility Limit. Any SPV may, in its sole discretion, on any Settlement Date upon at least thirty (30) days’ notice to the Facility Agent (with a copy to the Lender), terminate a Lender’s Commitment in whole, or, reduce such Commitment in part; provided, however, that each such partial reduction made during the Revolving Period shall be in a minimum amount of $1,000,000. Any termination of the aggregate U.S. Loan Commitments below the aggregate Canadian Loan Commitments then in effect shall reduce the Canadian Loan Commitments by a like amount.

SECTION 2.5 Evidence of Indebtedness. Each Lender or the Administrator for such Lender, on its behalf, shall maintain in accordance with its usual practice an account or accounts evidencing (i) if applicable, the indebtedness of the U.S. SPV to such Lender and resulting from the U.S. Loans made by such Lender to the U.S. SPV from time to time and (ii) if applicable, the indebtedness of the Canadian SPV to such Lender and resulting from the Canadian Loans made by such Lender to the Canadian SPV from time to time, in each case including the amounts of principal and interest thereon and paid to it, from time to time hereunder. The entries made in the records maintained pursuant to this Section shall be prima facie evidence, absent obvious error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the U.S. SPV to repay the U.S. Loans or the Canadian SPV to repay the Canadian Loans in accordance with the terms of this Agreement.

SECTION 2.6 Tranches; Interest. (a) Tranches; Interest Rate. Any portion of a Loan having one Rate Period is referred to herein as a “Tranche”. Each SPV hereby agrees to pay interest on the unpaid principal amount of each Tranche (with respect to its own Loans only (but without limiting Article XIV)) for the period commencing on the date such Tranche is made until such Tranche is paid in full, as follows:

(i) subject to Sections 2.6(a)(ii) and (iii), at all times while any Tranche of any U.S. Loan is funded by a Lender, such Tranche will bear interest on each day during each Rate Period at a rate per annum equal to the Adjusted LIBO Rate applicable to such Rate Period plus the Applicable Margin;

(ii) at any time during the existence of a Termination Event or if any Lender delivers a notice with respect to the LIBO Rate set forth under Section 2.10, all Tranches of U.S. Loans will bear interest on each day at a rate per annum equal to (A) the Base Rate plus (B) the Applicable Margin plus (C) 2.0%;

(iii) overdue principal and, to the extent permitted by Applicable Laws, overdue interest, in respect of any Tranche of any U.S. Loan and any other overdue amount due and payable by the U.S. SPV hereunder and under other Transaction Documents, in each case, after giving effect to the applicable grace period, will bear interest at a rate per annum equal to the (A) the Base Rate plus (B) the Applicable Margin plus (C) 2.0%;

(iv) subject to Sections 2.6(a)(v) and (vi), at all times while any Tranche of any Canadian Loan is funded by a Lender, such Tranche will bear interest on each day during each Rate Period at a rate per annum equal to the CDOR Rate applicable to such Rate Period plus the Applicable Margin;

(v) at any time during the existence of a Termination Event or if any Lender delivers a notice with respect to the CDOR Rate set forth under Section 2.10, all Tranches of Canadian Loans will bear interest on each day at a rate per annum equal to (A) the Canadian Prime Rate plus (B) the Applicable Margin plus (C) 2.0%;

(vi) overdue principal and, to the extent permitted by Applicable Laws, overdue interest, in respect of any Tranche of Canadian Loans and any other overdue amount due and payable by the Canadian SPV hereunder and under other Transaction Documents, in each case, after giving effect to the applicable grace period, will bear interest at a rate per annum equal to the (A) the Canadian Prime Rate plus (B) the Applicable Margin plus (C) 2.0%.

SECTION 2.7 Payment of Interest, Fees and Other Costs and Expenses; Computation. (a) With respect to its Loan, each SPV shall pay (in each case, to the extent related to its own Loans only (but without limiting Article XIV)): (i) interest accrued on each Tranche (A) on each Settlement Date and (B) upon the request of the applicable Administrator, on the day any Tranche is paid or prepaid in whole or in part, and (ii) its applicable portion of all other fees (including the Servicing Fees, Backup Servicer Fees and Custodian Fees) payable hereunder or pursuant to the Fee Letter and other amounts payable hereunder (including under Article IX) and under other Transaction Documents when due, in the case of each of (i) and (ii), subject to the payment priority provided in Section 2.16.

(b) All computations of interest on the Loans and all per annum fees hereunder shall be made on the basis of a year of 360 (or 365 or 366, as applicable, with respect to interest or other amounts calculated by reference to the Base Rate or the Canadian Prime Rate) for the actual number of days (including the first but excluding the last day) elapsed. Any computations by the Facility Agent of amounts payable by the SPVs hereunder shall be binding upon the SPVs absent manifest error.

(c) Interest Act (Canada). For the purpose of complying with the Interest Act (Canada), it is expressly stated that, (i) where interest is calculated pursuant hereto at a rate based upon a 360-day period (for the purposes of this Section the “first rate”), the yearly rate or percentage of interest to which the first rate is equivalent is the first rate multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360; (ii) where interest is calculated pursuant hereto at a rate based on a 365 or 366 day period (for the purposes of this Section the “second rate”), the yearly rate or percentage of interest to which the second rate is equivalent is the second rate multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 365 or 366 (as may be applicable); and (iii) the parties hereto acknowledge that there is a material distinction between the nominal and effective rates of interest and that they are capable of making the calculations necessary to compare such rates and that the calculations herein are to be made using the nominal rate method and not on any basis that gives effect to the principle of deemed reinvestment of interest.

SECTION 2.8 Payment and Prepayment of Loans. Each SPV shall repay the outstanding principal amount of its respective Loans on the Maturity Date. Prior thereto, each SPV:

(a) may, from time to time on any Business Day, make a prepayment, in whole or in part, of the outstanding principal balance of any of its Loans; provided, however, that, unless otherwise consented to by the Facility Agent, (i) all such voluntary prepayments shall require (A) at least five (5) Business Days’ prior written notice to the Facility Agent, each Administrator and each Interest Rate Hedge Counterparty by 12:00 noon (Charlotte, North Carolina time) in the form of Exhibit J hereto in the case of any prepayment of 50% or more of the Facility Limit, and (B) at least two (2) Business Days’ prior written notice to the Facility Agent, each Administrator and each Interest Rate Hedge Counterparty by 12:00 noon (Charlotte, North Carolina time) in the form of Exhibit J hereto in the case of any prepayment of less than 50% of the Facility Limit and (ii) unless such voluntary prepayments are paying off the entire outstanding principal balance of the Loans outstanding hereunder, all such voluntary prepayments shall be in a minimum amount of $1,000,000 and an integral multiple of $100,000;

(b) shall, immediately upon any acceleration of the Loans pursuant to Section 8.2, repay the amount of its respective Loans to the extent so accelerated;

(c) if on any Settlement Date, a U.S. Borrowing Base Deficit shall exist, the U.S. SPV shall make a prepayment of the U.S. Loans in a minimum amount equal to such U.S. Borrowing Base Deficit; and

(d) if on any Settlement Date, a Canadian Borrowing Base Deficit shall exist, the Canadian SPV shall make a prepayment of the Canadian Loans in a minimum amount equal to such Canadian Borrowing Base Deficit.

Each prepayment of the Loans may be accompanied by a payment of all accrued and unpaid interest on the amount prepaid and any other amounts due hereunder in respect of such prepayment including, without limitation, any amounts due pursuant to Section 9.5 and all applicable Hedge Breakage Costs, provided, however, that the Facility Agent shall have the right to determine, and shall promptly determine and notify each Servicer and each SPV of such determination, whether any such payment of accrued and unpaid interest shall be made at the time of the prepayment of such Loans or on the next Settlement Date.

SECTION 2.9 Payments by Each SPV. All payments with respect to principal or interest to be paid or deposited by an SPV or a Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than (i) 12:00 noon (Charlotte, North Carolina time) on the day when due in immediately available funds if such payment is to be denominated in U.S. Dollars, and (ii) 12:00 noon (London, England time) on the day when due in immediately available funds if such payment is to be denominated in Canadian Dollars; if such amounts are payable to the Facility Agent or any Administrator (whether on behalf of any Lender or otherwise) they shall be paid or deposited in the account indicated in Schedule 13.3, until otherwise notified by the Facility Agent or any Administrator, as applicable.

SECTION 2.10 LIBO Rate Protection; Illegality. (a) If at any time the Facility Agent is unable to obtain on a timely basis the information necessary to determine the LIBO Rate or CDOR Rate for any proposed Rate Period, then:

(i) the Facility Agent shall forthwith notify each Administrator, Lender and SPV that the LIBO Rate or CDOR Rate cannot be determined for such Rate Period, and

(ii) while such circumstances exist, none of the Facility Agent, any Administrator or any Lender shall allocate any Tranches made during such period or reallocate any Tranches allocated to any then existing Rate Period ending during such period, to a Rate Period with respect to which interest is calculated by reference to the LIBO Rate or CDOR Rate, as applicable.

(b) If, with respect to any Tranche and any Rate Period, any Lender notifies the Facility Agent and the applicable Administrator that it is unable to obtain matching deposits in the London interbank market to fund its funding or maintenance of such Tranche or that the Adjusted LIBO Rate or CDOR Rate applicable to such Tranche will not adequately reflect the cost to such Lender of funding or maintaining such Tranche for such Rate Period, then (i) the applicable Administrator shall forthwith so notify each SPV, the Facility Agent and the Lenders and (B) upon such notice and thereafter while such circumstances exist none of the Administrator, the Facility Agent, or such Lender shall allocate any other Tranche with respect to Loans made during such period or reallocate any Tranche allocated to any Rate Period ending during such period, to a Rate Period with respect to which interest is calculated by reference to the LIBO Rate or CDOR Rate, as applicable.

(c) Notwithstanding any other provision of this Agreement, if any Lender shall notify the applicable Administrator and the Facility Agent that such Person has determined that the introduction of or any change in or in the interpretation of any Law makes it unlawful (for such Lender), or any central bank or other Official Body asserts that it is unlawful, for such Lender to fund the funding or maintenance of any Tranche accruing interest calculated by reference to the LIBO Rate or CDOR Rate, then (A) as of the effective date of such notice from such Person to the SPVs, the Facility Agent and the Administrator, the obligation or ability of the Lender to fund the making or maintenance of any Tranche accruing interest calculated by reference to the LIBO Rate or CDOR Rate, as applicable, shall be suspended until such Person notifies the SPVs, the Facility Agent and the Administrator that the circumstances causing such suspension no longer exist, (B) each Tranche of U.S. Loans made or maintained by such Person shall either (1) if such Person may lawfully continue to maintain such Tranche accruing interest calculated by reference to the LIBO Rate until the last day of the applicable Rate Period, be reallocated on the last day of such Rate Period to another Rate Period and shall accrue interest calculated by reference to the (i) the Base Rate plus (ii) the Applicable Margin or (2) if such Person shall determine that it may not lawfully continue to maintain such Tranche accruing interest calculated by reference to the LIBO Rate until the end of the applicable Rate Period, such Person’s share of such Tranche allocated to such Rate Period shall be deemed to accrue interest at (i) the Base Rate plus (ii) the Applicable Margin from the effective date of such notice, and (C) each Tranche of

Canadian Loans made or maintained by such Person shall either (1) if such Person may lawfully continue to maintain such Tranche accruing interest calculated by reference to the CDOR Rate until the last day of the applicable Rate Period, be reallocated on the last day of such Rate Period to another Rate Period and shall accrue interest calculated by reference to the (i) the Canadian Prime Rate plus (ii) the Applicable Margin or (2) if such Person shall determine that it may not lawfully continue to maintain such Tranche accruing interest calculated by reference to the CDOR Rate until the end of the applicable Rate Period, such Person’s share of such Tranche allocated to such Rate Period shall be deemed to accrue interest at (i) the Canadian Prime Rate plus (ii) the Applicable Margin from the effective date of such notice.

SECTION 2.11 Breach of Representations; Non-Permitted Extension. If as of any Month End Date: (i) any Scheduled Payment of a Pool Receivable is reduced or such Pool Receivable is canceled, (ii) any of the representations or warranties set forth in Article III was or becomes untrue in any material respect with respect to a Pool Receivable, or (iii) any Pool Receivable has been amended, modified, adjusted or extended other than pursuant to a Permitted Servicer Adjustment, and as a result of any of clause (i), (ii) or (iii) there shall exist a Borrowing Base Deficit, the applicable SPV that owns any such Pool Receivable shall pay to the related Administrator by no later than the next Settlement Date in immediately available funds an amount equal to the applicable Borrowing Base Deficit, in accordance with Section 2.8(c) and (d); provided, however, that if any circumstance described in clause (i), (ii), or (iii) occurs on or after the Termination Date, the applicable SPV shall deposit into the applicable Collection Account in immediately available funds an amount equal to the Net Book Value of such Pool Receivable (to the extent such Pool Receivable is owned by such SPV) and such amount shall be applied as a Collection on a Canadian Pool Receivable or a U.S. Pool Receivable, as applicable, in accordance with Section 2.16.

SECTION 2.12 Tax and Insurance Charges. (a) Each Servicer shall, on behalf of its respective SPV, pay or cause to be paid all personal property, sales and use taxes on or with respect to the Equipment, or the acquisition or leasing or re-leasing thereof, as and when such taxes become due, to the extent an Obligor has not paid the related Tax and Insurance Charges. Each Servicer shall also cause to be filed in a timely manner any and all returns and reports required in connection with the payment of such taxes. To the extent provided for in any Contract, each Servicer shall make all reasonable efforts to collect Tax and Insurance Charges with respect to such Equipment or the Contracts and shall remit such amounts to the appropriate Person or Official Body on or prior to the date such payments are due.

(b) Each Servicer shall, on behalf of its respective SPV, pay or cause to be paid all insurance premiums on or with respect to the Equipment, as and when such insurance premiums become due, to the extent an Obligor has paid the related Tax and Insurance Charges.

(c) For the avoidance of doubt, notwithstanding anything contained in this Section 2.12 to the contrary, no SPV shall be obligated to pay or cause to be paid any insurance premiums, personal property, sales and use taxes, or other Tax and Insurance Charges on or with respect to any Equipment except to the extent that (i) the applicable Obligor has paid such Tax and Insurance Charges, (ii) such Tax and Insurance Charges have been received by the SPV, and (iii) such Equipment relates to a Contract owned by such SPV.

SECTION 2.13 Collection Accounts, Lock-Box Account, Collections. (a) The U.S. SPV has established that certain U.S. Collection Account (such account the “U.S. Collection Account”) and the Canadian SPV has established that certain Canadian Collection Account (the “Canadian Collection Account”; and together with the U.S. Collection Account collectively the “Collection Accounts”), each as set forth on Schedule 3.1(s). The Facility Agent shall at all times have control over the U.S. Collection Account and all monies, instruments and other property from time to time in the U.S. Collection Account within the meaning of the applicable UCC. The Facility Agent shall at all times have a perfected security interest in the Canadian Collection Account and all monies, instruments and other property from time to time in the Canadian Collection Account within the meaning of the PPSA and, the Canadian Collection Account shall be subject to an account control agreement in favor of the Facility Agent. The U.S. Servicer will not transfer any funds out of any Lock-Box Account with respect to which Collections on U.S. Pool Receivables are deposited except in accordance with the Intercreditor Agreement. If any payments on any Receivables or other Collections are sent directly to the U.S. SPV, the U.S. Originator, any Sub-Servicer or the U.S. Servicer, as the case may be, rather than to a Lock-Box Account, the U.S. SPV, the U.S. Originator, such Sub-Servicer or the U.S. Servicer, as applicable, shall remit such payments or Collections to a Lock-Box Account within two (2) Business Days of the receipt of the same. The U.S. Servicer shall cause all funds that constitute U.S. Collections to be remitted to the U.S. Collection Account within five (5) Business Days of the receipt of such funds in a Lock-Box Account, provided that the U.S. Servicer may withhold any Tax and Insurance Charges pending payment of such amounts to the appropriate third-party in accordance with Section 2.12. If any payments on any Receivables or other Collections are sent directly to the Canadian SPV, the Canadian Originator, a Sub-Servicer or the Canadian Servicer rather than to the Canadian Collection Account, the Canadian SPV, the Canadian Originator, such Sub-Servicer or the Canadian Servicer, as applicable, shall remit such payments or other Collections to the Canadian Collection Account within two (2) Business Days of the receipt of the same in the event that such amount was received by wire or ACH Payment, and within five (5) Business Days of receipt of the same, in the event that such amount was received in a form other than by wire or ACH payment, provided that the Canadian Servicer may withhold any Tax and Insurance Charges pending payment of such amounts to the appropriate third-party in accordance with Section 2.12. Funds on deposit in any Collection Account shall be invested by the applicable Servicer in Eligible Investments that will mature so that such funds will be available so as to permit amounts in the Collection Accounts to be paid and applied on the next Settlement Date. On each Settlement Date, all interest and earnings (net of losses and reasonable investment expenses) on funds on deposit in the Collection Accounts shall be applied as Collections in accordance with Section 2.16. On the Final Payout Date, any funds remaining on deposit in the Collection Accounts shall be paid to the applicable SPV. No Servicer or SPV will transfer any funds out of any Collection Account except in accordance with Section 2.16 and the terms of this Agreement. The Facility Agent shall not exercise its control rights over the Canadian Collection Account or the U.S. Collection Account pursuant to any account control agreement in favor of the Facility Agent prior to the occurrence of a Termination Event that is continuing hereunder.

(b) Collections Held in Trust. All Collections received by an SPV or an Originator, and all Collections held by any Servicer (or a Sub-Servicer on its behalf) in the Lock-Box Accounts, shall be held by such Person in trust for the exclusive benefit of the Facility Agent. The outstanding principal amount of the Loans shall not be deemed repaid by any amount of the Collections held in trust by such SPV, Originator or Servicer or Sub-Servicer, as applicable, unless such amount is finally paid to the Facility Agent in accordance with Section 2.16(b).

SECTION 2.14 Sharing of Payments, Etc. If any Lender (for purposes of this Section only, being a “Recipient”) shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Loans made by it (other than pursuant to the Fee Letter, or Article VIII and other than as a result of the differences in the timing of the applications of Collections pursuant to Section 2.16 and other than a result of the different methods for calculating interest on the Loans) in excess of its ratable share of payments on account of the Loans made by it, such Recipient shall forthwith purchase from the Lenders entitled to a share of such amount participations in the portions of the Loans made by such Persons as shall be necessary to cause such Recipient to share the excess payment ratably with each such other Person entitled thereto; provided, however, that if all or any portion of such excess payment is thereafter recovered from such Recipient, such purchase from each such other Person shall be rescinded and each such other Person shall repay to the Recipient the purchase price paid by such Recipient for such participation to the extent of such recovery, together with an amount equal to such other Person’s ratable share (according to the proportion of (a) the amount of such other Person’s required payment to (b) the total amount so recovered from the Recipient) of any interest or other amount paid or payable by the Recipient in respect of the total amount so recovered.

SECTION 2.15 Right of Setoff. Without in any way limiting the provisions of Section 2.14, each of the Facility Agent, the Lenders and the Interest Rate Hedge Counterparties is hereby authorized (in addition to any other rights it may have) at any time during the existence of a Termination Event, to set-off, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by the Facility Agent or such Lender or such Interest Rate Hedge Counterparty to, or for the account of, an SPV against the amount of the Senior Obligations owing by such SPV to such Person or to the Facility Agent on behalf of such Person. The Facility Agent, Lender or Interest Rate Hedge Counterparty, as applicable, which made such set-off shall promptly notify the applicable SPV after any such setoff.

SECTION 2.16 Settlement Procedures. (a) Distributions on Settlement Date. Each applicable Servicer shall cause all Collections to be deposited into the applicable Collection Account within five (5) Business Days of receipt of the same by the SPV, the Originator or the Servicer. Such Collections in the Collection Accounts shall be distributed in accordance with Section 2.16(b) below provided that any Servicer may retain the amounts that would otherwise be deposited into the applicable Collection Account in respect of Excluded Amounts. Any Excluded Amounts that were deposited into any Collection Account shall be removed from such Collection Account on each Settlement Date prior to the application of Collections pursuant to Section 2.16(b) below.

(b) Order of Application.

(i) On each Settlement Date, the U.S. Servicer shall distribute the amount of the U.S. Collections on deposit in the U.S. Collection Account in the following order of priority:

First	to each Interest Rate Hedge Counterparty, on a pro rata basis, an aggregate amount (other than Hedge Breakage Costs) equal to any regularly scheduled payment due on such date in accordance with the applicable Interest Rate Hedging Agreement;

Second	pro rata, in accordance with the amounts due under this clause second, (i) to the Backup Servicer, all of the outstanding Backup Servicer Fees due and payable on such date with respect to the U.S. Pool Receivables, and (ii) to the Custodian, all of the outstanding Custodian Fees due and payable on such date with respect to the U.S. Pool Receivables;

Third	to the U.S. Servicer, all of the outstanding Servicing Fees due and payable to it on or prior to such date;

Fourth	to each Administrator, for the account of the applicable Lenders, on a pro rata basis, an amount equal to the accrued interest (including overdue interest) on the U.S. Loans and which is due and payable on such date in accordance with Section 2.7 and at the rates per annum set forth in Section 2.6 and all of the outstanding Facility Fees due and payable by the U.S. SPV on or prior to such date;

Fifth	to each Administrator, for the account of the applicable Lenders, as set forth below:

	(A)	If a Termination Event shall then exist or the Termination Date shall have been declared by the Facility Agent pursuant to Section 8.2, on a pari passu basis, ratably (i) to the Lenders according to the outstanding principal amounts of their respective U.S. Loans, one hundred (100%) percent of the remaining amount of U.S. Collections in the U.S. Collection Account to the reduction of the outstanding principal amount of the U.S. Loans until paid in full, and (ii) to each Interest Rate Hedge Counterparty, any Hedge Breakage Costs due and owing under the applicable Interest Rate Hedging Agreement to which the U.S. SPV is a party, and

	(B)	On any Settlement Date, so long as no Termination Event shall then exist and the Termination Date shall not have been declared by the Facility Agent pursuant to Section 8.2, on a pari passu basis, ratably (i) to the Lenders according to the outstanding principal amounts of their respective U.S. Loans to the reduction of any U.S. Borrowing Base Deficit as provided in Section 2.8(c), an amount equal to such U.S. Borrowing Base Deficit, and (ii) to each Interest Rate Hedge Counterparty, any Hedge Breakage Costs due and owing under the applicable Interest Rate Hedging Agreement to which the U.S. SPV is a party;

Sixth	on a pari passu basis, all other amounts due and payable to the Backup Servicer by the U.S. SPV and all other amounts due and payable to the Custodian by the U.S. SPV;

Seventh	if any amounts are payable by the U.S. SPV pursuant to Article XIV hereof, to payment of all amounts due thereunder;

Eighth	all other amounts due and payable to the U.S. Servicer;

Ninth	to the Facility Agent, for the account of each Indemnified Party, on a pari passu basis, all other amounts due and payable to such Person by the U.S. SPV on such date under this Agreement and any other Transaction Documents;

Tenth	the balance, if any, to the U.S. SPV

(ii) On each Settlement Date, the Canadian Servicer shall distribute the amount of the Canadian Collections on deposit in the Canadian Collection Account in the following order of priority:

First	to each Interest Rate Hedge Counterparty, on a pro rata basis, an aggregate amount (other than Hedge Breakage Costs) equal to any regularly scheduled payment due on such date in accordance with the applicable Interest Rate Hedging Agreement;

Second	pro rata, in accordance with the amounts due under this clause second, (i) to the Backup Servicer, all of the outstanding Backup Servicer Fees due and payable on such date with respect to the Canadian Pool Receivables and (ii) to the Custodian, all of the outstanding Custodian Fees due and payable on such date with respect to the Canadian Pool Receivables;

Third	pro rata, in accordance with the amounts due under this clause third, (i) to the Canadian Servicer, all of the outstanding Servicing Fees due and payable to it on or prior to such date, (ii) all amounts received in respect of Canadian Pool Receivables as to which the Canadian Servicer has made an unrecovered Servicer Advance, to the extent of such Servicer Advance, and (iii) the amount necessary to reimburse the Canadian Servicer for any Nonrecoverable Advances;

Fourth	to each Administrator, for the account of the applicable Lenders, on a pro rata basis, an amount equal to the accrued interest (including overdue interest) on the Canadian Loans and which is due and payable on such date in accordance with Section 2.7 and at the rates per annum set forth in Section 2.6 and all of the outstanding Facility Fees due and payable by the Canadian SPV on or prior to such date;

Fifth	to each Administrator, for the account of the applicable Lenders, as set forth below:

	(A)	If a Termination Event shall then exist or the Termination Date shall have been declared by the Facility Agent pursuant to Section 8.2, on a pari passu basis, ratably (i) to the Lenders according to the outstanding principal amounts of their respective Canadian Loans, one hundred (100%) percent of the remaining amount of Canadian Collections in the Canadian Collection Account to the reduction of the outstanding principal amount of the Canadian Loans until paid in full, and (ii) to each Interest Rate Hedge Counterparty, any Hedge Breakage Costs due and owing under the applicable Interest Rate Hedging Agreement to which the Canadian SPV is a party, and

	(B)	On any Settlement Date, so long as no Termination Event shall then exist and the Termination Date shall not have been declared by the Facility Agent pursuant to Section 8.2, on a pari passu basis, ratably (i) to the Lenders according to the outstanding principal amounts of their respective Canadian Loans to the reduction of any Canadian Borrowing Base Deficit as provided in Section 2.8(d), an amount equal to such Canadian. Borrowing Base Deficit, and (ii) to each Interest Rate Hedge Counterparty, any Hedge Breakage Costs due and owing under the applicable Interest Rate Hedging Agreement to which the Canadian SPV is a party;

Sixth	on a pari passu basis, all other amounts due and payable to the Backup Servicer by the Canadian SPV and all other amounts due and payable to the Custodian by the Canadian SPV;

Seventh	all other amounts due and payable to the Canadian Servicer other than unreimbursed Servicer Advances;

Eighth	to the Facility Agent, for the account of each Indemnified Party, on a pari passu basis, all other amounts due and payable to such Person on such date by the Canadian SPV under this Agreement and any other Transaction Documents; and

Ninth	the balance, if any, to the Canadian SPV.

(c) All amounts payable by each SPV under this Agreement and the other Transaction Documents shall be subject to, and all funds available to each SPV shall be applied in accordance with, the priorities set forth in this Section 2.16, provided, however, that the foregoing provision shall not affect or constitute a waiver of any Termination Event or Potential Termination Event if such funds are insufficient to pay in full when due any amount which is payable by each SPV hereunder or under any other Transaction Document.

(d) Unless otherwise specified in this Section 2.16 or in this Agreement, all payments of amounts due and owing in U.S. Dollars shall be made from Collections in U.S. Dollars. Unless otherwise specified in this Section 2.16 or in this Agreement, all payments of amounts due and owing in Canadian Dollars shall be made from Collections in Canadian Dollars to the extent there are sufficient Collections in Canadian Dollars to make all such payments. If Collections in Canadian Dollars are insufficient to pay any amounts due and payable in Canadian Dollars, then, to the extent that such amounts are payable by the U.S. SPV in accordance with Article XIV hereof, the U.S. Servicer shall exchange such amounts paid by the U.S. SPV in U.S. Dollars to Canadian Dollars on such day for application in accordance with this Section 2.16 and the terms hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.1 Representations and Warranties of Each SPV and Servicer. Unless otherwise provided herein, each SPV represents and warrants to the Facility Agent, the Administrators, the Lenders and each Interest Rate Hedge Counterparty, as to itself only (and not as to the other SPV), and each Servicer represents and warrants to the Facility Agent, the Administrators, the Lenders and each Interest Rate Hedge Counterparty, as to itself only (and not as to the other Servicer) (it being understood and agreed, for the avoidance of doubt, that the representation and warranties of the SPVs and Servicers have been combined herein for ease of documentation only), that on the Closing Date, the Closing Date, on each Reporting Date, and on each Borrowing Date as provided in Section 4.2:

(a) Corporate Existence and Power. It (i) is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization as specified in the preamble herein, (ii) is not organized under the Laws of any other jurisdiction or governmental authority, (iii) has all corporate, limited liability company or limited partnership power and all licenses, authorizations, consents and approvals of all Official Bodies required to own or lease its properties and to carry on its business in each jurisdiction in which its business is conducted (except where the failure to have any such licenses, authorizations, consents and approvals would not individually or in the aggregate have a Material Adverse Effect) and (iv) is duly qualified to do business and is in good standing in every other jurisdiction in which the nature of its business or ownership or lease of its properties requires it to be so qualified, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

(b) Corporate, Partnership and Governmental Authorization; Contravention. The execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party: (i) are within its corporate, limited liability company or limited partnership powers, (ii) have been duly authorized by all necessary corporate, limited liability company, shareholder and limited partner action, as applicable, (iii) require no action by or in respect of, or filing with, any Official Body or official thereof (except as contemplated by Sections 4.1(f), 4.1(g) and 6.4, all of which have been (or as of the Closing Date will have been) duly made and in full force and effect), (iv) do not contravene or constitute a default under (A) its articles of incorporation or by-laws, limited liability company agreement, or limited partnership agreement, as the case may be, (B) any Law applicable to it, (C) any material contractual restriction binding on or affecting it or its property or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, or (v) will not result in the creation or imposition of any Adverse Claim upon or with respect to its property (except as contemplated hereby), which in the case of any Servicer could reasonably be expected to have a Material Adverse Effect.

(c) Binding Effect. Each of this Agreement and the other Transaction Documents to which it is a party has been duly executed and delivered and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding equity or at law.

(d) Perfection. Such SPV is the owner of all of its Receivables forming part of the Pool Receivables and other Affected Assets it owns, free and clear of all Adverse Claims (other than Permitted Adverse Claims) and upon the making of the initial Loan on the Closing Date and at all times thereafter until the Final Payout Date, all financing statements and other documents required to be recorded or filed in order to perfect the security interest of the Facility Agent on behalf of the Secured Parties in the Affected Assets (provided, that no representation is made herein with respect to creation, ownership or perfection of any security interest in goods or other assets pledged by an Obligor (other than the Equipment that does not constitute Excluded Equipment)) against all creditors of and purchasers from each SPV and each Originator will have been duly filed in each filing office necessary for such purpose and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full.

(e) Accuracy of Information. All written information heretofore furnished by it (including the Servicer Reports and its financial statements) to any Lender, the Facility Agent or any Administrator for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such written information hereafter furnished by it to any Lender, the Facility Agent or any Administrator will be, true, complete and accurate in every material respect, on the date such information is stated or certified, and no such item contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(f) Tax Status. It has (i) filed all tax returns (federal, state, provincial and local) required to be filed and (ii) paid or made adequate provision for the payment of all taxes, assessments and other governmental charges except for taxes, assessments and other governmental charges that are being contested in good faith through appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP. No tax lien has been filed, and to its knowledge, no tax lien claim is being asserted against any of its properties which could reasonably be expected to have a Material Adverse Effect.

(g) Action, Suits. It is not in violation of any order of any Official Body or arbitrator. There are no actions, suits, litigation, investigations or proceedings pending, or to its knowledge, threatened, against or affecting it or any of its Affiliates or their respective properties, in or before any Official Body or arbitrator, which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(h) Use of Proceeds. In the case of an SPV, no proceeds of any Loan will be used by it for any purpose other than to purchase additional Pool Receivables pursuant to the applicable First Tier Agreement. For the avoidance of any doubt, no proceeds of any Loan will be used (i) to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended, (ii) to acquire any equity security of a class which is registered pursuant to Section 12 of such act or (iii) for any other purpose that violates Applicable Law, including Regulations T, U or X of the Federal Reserve Board.

(i) Principal Place of Business; Chief Executive Office; Location of Records. Its principal place of business, chief executive office and the offices where it keeps all its Records related to the Pool Receivables are located at the address(es) described on Schedule 3.1(i) or such other locations notified to the Facility Agent in accordance with Section 5.2(f) in jurisdictions where all action required by Section 6.6 has been taken and completed by the time required pursuant to Section 5.2(f).

(j) Subsidiaries; Tradenames, Etc. In the case of an SPV, as of the Closing Date: (i) it has no Subsidiaries and divisions; and (ii) it has not operated under any tradenames and has not changed its name, merged with or into or consolidated with any other Person or been the subject of any proceeding under the Bankruptcy Code and Canadian Insolvency Legislation.

(k) Security Interest. On the Closing Date, the Facility Agent shall acquire and hold a valid and enforceable first priority perfected security interest in each Pool Receivable and all other Affected Assets (other than Excluded Equipment) then owned or thereafter acquired by each SPV, free and clear of any Adverse Claim, other than Permitted Adverse Claims.

(l) Nature of Pool Receivables. Each Pool Receivable represented by it (i) to be an Eligible Receivable in any Servicer Report or (ii) included in the calculation of the U.S. Borrowing Base or Canadian Borrowing Base satisfies at such time the definition of “Eligible Receivable” set forth herein.

(m) Coverage Requirement. In the case of an SPV, no Borrowing Base Deficit exists.

(n) Credit and Collection Policy. In the case of a Servicer, there have been no material changes in the Credit and Collection Policy from those attached hereto as Exhibit C that have or are reasonably likely to have a Material Adverse Effect. Each Servicer has at all times complied in all material respects with the Credit and Collection Policy with regard to the applicable Pool Receivables that such Servicer is servicing.

(o) Material Adverse Effect. Since the Closing Date there has been no Material Adverse Effect.

(p) No Termination Event. Except as specifically waived in writing by the Majority Lenders (and, in the case of each SPV only, to its knowledge after due inquiry), no event exists and no condition exists, or would result from any borrowing of any Loan or from the application of the proceeds therefrom, which constitutes a Termination Event or a Potential Termination Event.

(q) Not an Investment Company. It is not, and is not controlled by, an “investment company” within the meaning of the Investment Company Act of 1940, or is exempt from all provisions of such act.

(r) ERISA. No SPV nor any ERISA Affiliate (A) maintains any Pension Plan or (B) contributes to any Multiemployer Plan.

(s) Lock-Box Accounts, Collection Account. The names and addresses of all the applicable Lock-Box Banks, together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks are specified in Schedule 3.1(s), as updated by an SPV from time to time by notice from such SPV to the Facility Agent. All Obligors of U.S. Pool Receivables have been instructed to make payment in respect of the U.S. Pool Receivables to a Lock-Box Account. The U.S. Servicer shall at all times have the ability to identify and segregate, or cause to be identified and segregated by the Intercreditor Master Agent in accordance with the terms of the Intercreditor Agreement, substantially all of the U.S. Collections from the other funds on deposit in each Lock-Box Account within five (5) Business Days after receipt of such funds. The name and address of the bank at which the Collection Accounts are maintained, together with the account number of the Collection Accounts at such bank, is specified in Schedule 3.1(s). If any payments on any Receivables are sent directly to the U.S. SPV, the U.S. Originator or the U.S. Servicer rather than to a Lock-Box Account, the U.S. SPV, the U.S. Originator or the U.S. Servicer, as applicable, shall cause such payments to be remitted a Lock-Box Account within two (2) Business Days of the receipt of the same. The U.S. Servicer shall cause all funds that constitute U.S. Collections to be remitted to the U.S. Collection Account within five (5) Business Days of the receipt of such funds in the Lock-Box Account, provided that the U.S. Servicer may withhold any Tax and Insurance Charges pending payment of such amounts to the appropriate third-party in accordance with Section 2.12. The Canadian Servicer shall cause all funds that constitute Canadian Collections to be remitted to the Canadian Collection Account within five (5) Business Days of the receipt of such funds, provided that the Canadian Servicer may withhold any Tax and Insurance Charges pending payment of such amounts to the appropriate third-party in accordance with Section 2.12.

(t) Bulk Sales. In the case of each SPV, no transaction contemplated hereby or by any First Tier Agreement to which it is a party requires compliance with any bulk sales act or similar Law.

(u) Transfers Under First Tier Agreement. In the case of each SPV, each Pool Receivable has been purchased by it from the applicable Originator pursuant to, and in accordance with, the terms of the applicable First Tier Agreement to which it is a party.

(v) Preference; Voidability. Each SPV shall have given reasonably equivalent value to the applicable Originator in consideration for the transfer to it of the Affected Assets from such Originator and each such transfer shall not have been made for or on account of an antecedent debt owed by such Originator to it and no such transfer is or may be voidable under any section of the Bankruptcy Code or Canadian Insolvency Legislation, as the case may be.

(w) Not a Covered Fund. Each SPV (i) is not a “covered fund” under the Volcker Rule (17 C.F.R. 75.10(b)) (the “Volcker Rule”) and (ii) no SPV is, and after giving effect to the transactions contemplated hereby, no SPV will be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute. In determining that each SPV is not a covered fund, each SPV is entitled to rely on the exemption from the definition of “investment company” set forth in section 3(c)(5) of the Investment Company Act of 1940.

(x) Lease Agreement Effective. In the case of each SPV, with respect to its Lease Receivables each lease agreement which gives rise to a Lease Receivable is or becomes effective and binding upon and enforceable against the related Obligor upon the payment by such Obligor of the first installment of the rentals under such lease agreement.

(y) Nonconsolidation. Each SPV is operated in such a manner that the separate corporate existence of such SPV, on the one hand, and each Originator, on the other, would not be disregarded in the event of the bankruptcy or insolvency of any such Originator and, without limiting the generality of the foregoing:

(i) it is a limited purpose limited liability company or limited partnership whose activities are restricted in its limited liability company agreement or limited partnership agreement, as applicable, to activities related to purchasing or otherwise acquiring receivables (including the Pool Receivables) and related assets and rights and conducting any related or incidental business or activities it deems necessary or appropriate to carry out its primary purpose, including entering into agreements like the Transaction Documents;

(ii) it has not engaged, and does not presently engage, in any activity other than those activities expressly permitted hereunder and under the other Transaction Documents, nor has it entered into any agreement other than this Agreement, the other Transaction Documents to which it is a party, and with the prior written consent of the Facility Agent, any other agreement necessary to carry out more effectively the provisions and purposes hereof or thereof;

(iii) (A) it maintains its own deposit account or accounts, separate from those of any of its Affiliates, with commercial banking institutions, (B) its funds are not and have not been diverted to any other Person or for other than the corporate use of such SPV and (C), except as may be expressly permitted by this Agreement, the funds of such SPV are not and have not been commingled with those of any of its Affiliates;

(iv) to the extent that it contracts or does business with vendors or service providers where the goods and services provided are partially for the benefit of any other Person, the costs incurred in so doing are fairly allocated to or among it and such entities for whose benefit the goods and services are provided, and it and each such entity bears its fair share of such costs; and all material transactions between it and any of its Affiliates shall be only on an arm’s-length basis;

(v) it shall at all times maintain a plaque or other sign separate from the plaque or sign of the applicable Originator designating for its office space and allocate, fairly and reasonably, all the overheads for shared spaces with such Originator and shall maintain a telephone listing and stationery through which all business correspondence and communication are conducted, in each case separate from those of such Originator and its Affiliates;

(vi) it conducts its affairs strictly in accordance with Applicable Law, its limited liability agreement or limited partnership agreement, as applicable, and other formation documents and observes all necessary, appropriate and customary formalities as a limited liability company or limited partnership, as applicable, including (A) holding all regular and special directors’ meetings appropriate to authorize all limited liability company action (which, in the case of regular directors’ meetings, are held at least annually), (B) keeping separate and accurate minutes of such meetings, (C) passing all resolutions or consents necessary to authorize actions taken or to be taken, and (C) maintaining accurate and separate books, records and accounts, including intercompany transaction accounts;

(vii) all decisions with respect to its business and daily operations are independently made by it (although the officer making any particular decision may also be an employee, officer or director of an Affiliate of such SPV) and are not dictated by any Affiliate of such SPV (it being understood that the applicable Servicer, which is an Affiliate of such SPV, will undertake and perform all of the operations, functions and obligations of it set forth herein and it may appoint Sub-Servicers, which may be Affiliates of such SPV, to perform certain of such operations, functions and obligations);

(viii) it acts solely in its own limited liability company’s or limited partnership’s name, as applicable, and through its own authorized officers and agents, and no Affiliate of such SPV shall be appointed to act as its agent, except as expressly contemplated by this Agreement or other Transaction Documents;

(ix) no Affiliate of it advances funds to it, other than as is otherwise provided herein or in the other Transaction Documents, and no Affiliate of such SPV otherwise supplies funds to, or guaranties debts of, any SPV, other than as is otherwise provided herein or in the other Transaction Documents; provided, however, that an Affiliate of such SPV may provide funds to such SPV in connection with the capitalization of such SPV;

(x) other than organizational expenses and as otherwise expressly provided herein, it pays all expenses, indebtedness and other obligations incurred by it;

(xi) except as expressly provided herein, it does not guarantee, and is not otherwise liable, with respect to any obligation of any of its Affiliates or any other Person;

(xii) any financial reports required of it comply with GAAP and are issued separately from, but may be consolidated with, any reports prepared for any of its Affiliates;

(xiii) at all times it is adequately capitalized to engage in the transactions contemplated in its limited liability company agreement or limited partnership agreement, as applicable, and other formation documents;

(xiv) the financial statements and books and records of it and the applicable Originator reflect the separate existence of such SPV;

(xv) it does not act as agent for any Originator or any Affiliate of any Originator, but instead presents itself to the public as an entity having a separate existence from each such member and independently engaged in the business of purchasing and financing Receivables;

(xvi) it maintains at least one Independent Manager who has never been, and shall at no time be a stockholder, director, officer, employee or associate, or any relative of the foregoing, of its applicable Originator or any Affiliate of such Originator (other than such SPV and any other bankruptcy-remote special purpose entity formed for the sole purpose of securitizing, or facilitating the securitization of, financial assets of its applicable Originator or any Affiliate of such Originator), all as provided in its limited liability company agreement, limited partnership agreement and other formation documents and is otherwise reasonably acceptable to the Majority Lenders and the Facility Agent; and

(xvii) its limited liability company, limited partnership agreement and other formation documents require (A) the affirmative vote of the Independent Manager before it may (1) file a voluntary petition under Section 301 of the Bankruptcy Code, (2) dissolve or liquidate, or institute proceedings to be adjudicated bankrupt or insolvent, (3) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (4) file a petition seeking or consent to reorganization or relief under any applicable federal, state or provincial law relating to bankruptcy or insolvency, (5) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the SPV, (6) make any assignment for the benefit of its creditors, (7) admit in writing its inability to pay its debts generally as they become due, or (8) take any action in furtherance of any of the foregoing, and (B) the SPV to maintain correct and complete books and records of account and minutes of the meetings and other proceedings of its stockholders and board of directors.

(z) Representations and Warranties in other Transaction Documents. Each of the representations and warranties made by it contained in the Transaction Documents (other than this Agreement) is true, complete and correct in all respects and it hereby makes each such representation and warranty to, and for the benefit of, the Facility Agent, the Administrators and the Lenders as if the same were set forth in full herein.

(aa) Perfection Representations. The Perfection Representations shall be a part of this Agreement for all purposes.

(bb) No Servicer Default. In the case of each Servicer, no event exists and no condition exists, or would result from borrowing of a Loan or from the application of the proceeds therefrom, which constitutes a Servicer Default.

(cc) Compliance with Law. It has complied with all Applicable Laws to which it may be subject (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) except where the failure to comply would not have a Material Adverse Effect.

(dd) Anti-Corruption Laws and Sanctions. Each SPV, Originator and Servicer, on behalf of the applicable SPV, has implemented and maintains in effect policies and procedures designed to ensure compliance by such Person and its respective Subsidiaries, directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each SPV, Originator, Servicer, their respective Subsidiaries and their respective officers and employees and to the knowledge of such Person, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. No (a) SPV, Originator, Servicer, nor any Subsidiary of the foregoing or any of their respective directors, officers or employees, or (b) to the knowledge of such Person, any agent of such Person or any Subsidiary that will act in any capacity in connection with or benefit from the facility established hereby, is a Sanctioned Person. No proceeds from any Loan or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

(ee) Lease Receivables. Each Eligible Receivable that is a Lease Receivable has an original term equal to or greater than the remaining economic life of the related Equipment and is non-cancellable other than for payment in full of the principal amount then due plus any other charges or prepayment penalties applicable thereto, and with respect to any other Contract, is not pre-payable unless the terms of such Lease Receivable require all remaining principal plus prepayment penalty be paid in full at the time of such pre-payment.

SECTION 3.2 Additional Representations and Warranties of the Servicer. Each Servicer represents and warrants on the Closing Date and on each Borrowing Date to the Facility Agent, the Administrators, the Lenders and each Interest Rate Hedge Counterparty, which representation and warranty shall survive the execution and delivery of this Agreement, that each of the representations and warranties of such Servicer contained in any Transaction Document is true, complete and correct as of such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct as of such earlier date), and each Servicer hereby makes each such representation and warranty to, and for the benefit of, the Facility Agent, the Administrators, the Lenders and each Interest Rate Hedge Counterparty as if the same were set forth in full herein.

ARTICLE IV

CONDITIONS PRECEDENT

SECTION 4.1 Conditions Precedent to Closing. The occurrence of the Closing Date and the effectiveness of the Commitments hereunder shall be subject to the conditions precedent that (i) each SPV or applicable Originator shall have paid in full (A) all amounts required to be paid by either of them on or prior to the Closing Date pursuant to the Fee Letters and (B) the fees and expenses described in clause (i) of Section 9.5(a) and invoiced prior to the Closing Date, and (ii) the Facility Agent shall have received, for itself and each of the Administrators and Lenders and the Facility Agent’s counsel, each of the following documents, each in form and substance satisfactory to the Facility Agent:

(a) A duly executed counterpart of this Agreement, the First Tier Agreements, the Fee Letter, the Backup Servicer Fee Letter, the Custodial Agreement, the Performance Guaranty, the Canadian Collection Account Agreement, and each of the other Transaction Documents executed by any Originator, any SPV, any Servicer, the Backup Servicer, the Performance Guarantor, and the Custodian, as applicable.

(b) A certificate of the secretary or assistant secretary of each SPV, in form and substance satisfactory to the Facility Agent, certifying and (in the case of clauses (i) and (ii)) attaching as exhibits thereto, among other things:

(i) the limited liability company agreement, limited partnership agreement and certificate of formation or other formation document of such SPV (certified by the Secretary of State or other similar official of such SPV’s jurisdiction of incorporation or organization, as applicable, as of a recent date);

(ii) resolutions of the board of directors, general partner or other governing body of such SPV authorizing the execution, delivery and performance by such SPV of this Agreement, the applicable First Tier Agreement and the other Transaction Documents to be delivered by such SPV hereunder or thereunder and all other documents evidencing necessary limited liability company action (including shareholder consents) and government approvals, if any; and

(iii) the incumbency, authority and signature of each officer of such SPV executing the Transaction Documents or any certificates or other documents delivered hereunder or thereunder on behalf of such SPV.

(c) A certificate of the secretary or assistant secretary of each Originator and each Servicer, in form and substance satisfactory to the Facility Agent, certifying and (in the case of clauses (i) through (iii)) attaching as exhibits thereto, among other things:

(i) the articles of incorporation, charter or other organizing document of such Originator and Servicer (certified by the Secretary of State or other similar official of its jurisdiction of incorporation or organization, as applicable, as of a recent date);

(ii) the by-laws of such Originator and Servicer;

(iii) resolutions of the board of directors or other governing body of such Originator and Servicer authorizing the execution, delivery and performance by it of this Agreement, as applicable, the applicable First Tier Agreement and the other Transaction Documents to be delivered by it hereunder or thereunder and all other documents evidencing necessary corporate action (including shareholder consents) and government approvals, if any; and

(iv) the incumbency, authority and signature of each officer of such Originator and Servicer executing the Transaction Documents or any certificates or other documents delivered hereunder or thereunder on its behalf.

(d) A good standing certificate for each SPV issued by the Secretary of State or a similar official of such SPV’s jurisdiction of incorporation or organization, as applicable, dated as of a recent date.

(e) A good standing certificate for each Originator and Servicer issued by the Secretary of State or a similar official of its jurisdiction of incorporation or organization, as applicable, and principal place of business, dated as of a recent date.

(f) Copies of proper financing statements (Form UCC-1) and under the PPSA, in form and substance satisfactory to the Facility Agent, to be filed on or before the Closing Date naming each SPV, as debtor, in favor of the Facility Agent, as secured party, for the benefit of the Lenders or other similar instruments or documents as may be necessary or in the reasonable opinion of the Facility Agent desirable under the UCC or the PPSA, as applicable, of all appropriate jurisdictions or any comparable Law to perfect the Facility Agent’s security interest in all Pool Receivables and the other Affected Assets.

(g) Copies of proper financing statements (Form UCC-1) and under the PPSA, in form and substance satisfactory to the Facility Agent, to be filed on or before the Closing Date naming each Originator, as the debtor, in favor of the applicable SPV, as secured party, and the Facility Agent, for the benefit of the Lenders, as assignee, or other similar instruments or documents as may be necessary or in the reasonable opinion of the Facility Agent desirable under the UCC or the PPSA, as applicable, of all appropriate jurisdictions or any comparable Law to perfect such SPV’s interest in all Pool Receivables and the other Affected Assets.

(h) Copies of proper financing statements (Form UCC-3), if any, filed on or before the Closing Date necessary to terminate all security interests and other rights of any Person in Pool Receivables or the other Affected Assets previously granted by any SPV.

(i) Copies of proper financing statements (Form UCC-3), if any, filed on or before the Closing Date necessary to terminate all security interests and other rights of any Person in Pool Receivables or the other Affected Assets previously granted by any Originator.

(j) Certified copies of requests for information or copies (Form UCC-11) (or a similar search report certified by parties acceptable to the Facility Agent) dated a date reasonably near the date of the Closing Date listing all effective financing statements which name each SPV or Originator (under their respective present names and any previous names) as debtor, and which are filed in jurisdictions in which the filings were made pursuant to clauses (f) or (g) above and such other jurisdictions where the Facility Agent may reasonably request together with copies of such financing statements (none of which shall cover any Pool Receivables, other Affected Assets or Contracts), and similar search reports with respect to federal tax liens and liens of the Pension Benefit Guaranty Corporation in such jurisdictions, showing no effective liens on any of the Pool Receivables, other Affected Assets or related Contracts.

(k) Favorable opinions of Katten Muchin Rosenman LLP special counsel to the U.S. SPV, the U.S. Servicer and the U.S. Originator, covering certain corporate, UCC, bankruptcy and insolvency matters (true sale and non-consolidation), in form and substance reasonably satisfactory to the Facility Agent and Facility Agent’s counsel.

(l) Joinder agreement to the Intercreditor Agreement executed by the Facility Agent and the U.S. SPV, whereby the Facility Agent and the U.S. SPV become a party to the Intercreditor Agreement.

(m) Satisfactory results of due diligence procedures over each Originator’s collection, operating and reporting systems, the Credit and Collection Policy as amended, modified or supplemented as of the Closing Date including all credit and collection policies with respect to Canadian Pool Receivables, historical receivables data and accounts, including satisfactory results of procedures applied at such Originator’s operating location(s) and satisfactory procedures performed over the Eligible Receivables in existence on the date of the initial purchase under the applicable First Tier Agreement and a written outside audit report of a nationally-recognized accounting firm as agreed.

(n) Payment of any fees due and payable on the Closing Date pursuant to the Fee Letter.

(o) Such other approvals, documents, instruments, certificates and opinions as the Facility Agent, any Administrator or any Lender, may reasonably request.

(p) Evidence satisfactory to the Facility Agent that Collections with respect to Pool Receivables being sold on the Closing Date pursuant to the First Tier Agreements which were received after the Cut-Off Date will be deposited into the Collection Account on the Closing Date.

(q) Favorable opinions of Cassels Brock LLP, counsel to the Canadian SPV, the Canadian Servicer and the Canadian Originator, covering certain corporate and partnership matters, PPSA, bankruptcy and insolvency matters (true sale and non-consolidation), in form and substance reasonably satisfactory to the Facility Agent and Facility Agent’s counsel.

(r) Joinder agreement to the Cross-Collateralized Equipment Intercreditor Agreement executed by the Facility Agent, whereby the Facility Agent becomes a party to the Cross-Collateralized Equipment Intercreditor Agreement.

(s) Joinder agreement to that certain Substitution of Master Agent Agreement, dated as of January 8, 2014, executed by the Facility Agent and the U.S. SPV, whereby the Facility Agent and the U.S. SPV become a party to such Substitution of Master Agent Agreement.

SECTION 4.2 Conditions Precedent to All Loans. Each Loan (including the initial Loan) shall be subject to the conditions precedent that (i) the Closing Date shall have occurred, and (ii) on the Borrowing Date for such Loan, the following statements shall be true (and each SPV by accepting the amount of such Loan shall be deemed to have certified that as to itself):

(a) The representations and warranties contained in Sections 3.1 and 3.2 are true, complete and correct in all material respects on and as of such day as though made on and as of such day and shall be deemed to have been made on such day (except for any such representation and warranty that is expressly made as of an earlier date),

(b) After giving effect to such Loan, there is no Borrowing Base Deficit,

(c) The Facility Agent shall have received (i) a Borrowing Request and (ii) a Borrowing Base Certificate as provided in Section 2.2,

(d) Neither the Amortization Date nor the Termination Date has occurred,

(e) No Termination Event or Potential Termination Event exists,

(f) No Law, rule or regulation shall prohibit, and no order, judgment or decree of any Official Body shall prohibit or enjoin, the making of such Loan by any Lender in accordance with the provisions hereof or any other transaction contemplated herein,

(g) With respect to any Pool Receivables that are being purchased pursuant to the related First Tier Agreement with the proceeds of such Loan, the Facility Agent shall have received evidence satisfactory to the Facility Agent that Collections with respect to such Pool Receivables that were received after the Cut-Off Date will be deposited into the related Collection Account on the Borrowing Date, and

(h) The SPVs shall be in compliance with Section 5.3 hereof at such time.

ARTICLE V

COVENANTS

SECTION 5.1 Affirmative Covenants of Each SPV and Servicer. At all times from the date hereof to the Final Payout Date, unless the Facility Agent shall otherwise consent in writing, each SPV hereby covenants and agrees with the Lenders, the Administrators and the Interest Rate Hedge Counterparties as to itself only (and not as to the other SPV), and each Servicer hereby covenants and agrees with the Lenders, the Administrators and the Interest Rate Hedge

Counterparties as to itself only (and not as to the other Servicer), as follows (it being understood and agreed, for the avoidance of doubt, that the covenants of each SPV and each Servicer have been combined herein for ease of documentation only):

(a) Reporting Requirements. The SPV shall maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and the SPV and the Servicer (and, if the applicable Originator is not the applicable Servicer, such Originator), shall furnish to the Facility Agent and on receipt thereof the Facility Agent shall distribute to each Agent:

(i) Annual Reporting. Within one-hundred twenty (120) days after the close of each fiscal year of the SPV’s and Holdco, as applicable, (A) unaudited financial statements in accordance with GAAP with respect to the SPV’s, and (B) with respect to Holdco and its Subsidiaries, (i) on a consolidating basis, unaudited balance sheets as of the end of such period and related statements of operations and (ii) on a consolidated basis, audited financial statements, in the case of (ii), prepared by a nationally-recognized accounting firm reasonably acceptable to the Facility Agent in accordance with GAAP, including balance sheets as of the end of such period, related statements of operations, shareholder’s equity and cash flows, accompanied, solely in the case of (ii), by an unqualified audit report certified by such accountants.

(ii) Quarterly Reporting. Within forty-five (45) days after the close of the first three quarterly periods of the fiscal years of Holdco, with respect to Holdco and its Subsidiaries, which includes CCG’s consolidated Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period and related statements of operations together with consolidated shareholder’s equity and cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by a Responsible Officer of the Servicer (and, if the Originator is not the Servicer, the Originator).

(iii) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in the form of Exhibit E attached hereto signed by the SPV’s or Servicer’s (and, if the applicable Originator is not the applicable Servicer, such Originator), as applicable, Responsible Officer stating that (A) the attached financial statements have been prepared in accordance with GAAP and accurately reflect the financial condition of the SPV (and, if the applicable Originator is not the applicable Servicer, such Originator), the Servicer and its Subsidiaries as applicable and (B) to the best of such Person’s knowledge, no Termination Event or Potential Termination Event exists, or if any Termination Event or Potential Termination Event exists, stating the nature and status thereof.

(iv) Notice of Termination Events or Potential Termination Events; Etc. (A) As soon as possible and in any event within two (2) Business Days after the SPV obtains knowledge of the occurrence of a Termination Event or a Potential Termination Event, the SPV shall provide a statement of a Responsible Officer of the SPV setting forth details of such Termination Event or Potential Termination Event and the action which the SPV proposes to take with respect thereto, which information shall be updated promptly from time to time; (B) promptly and in any event within two (2) Business Days after the SPV obtains knowledge thereof, notice of any litigation, investigation or proceeding that may exist at any time between the SPV and any Person that could reasonably be expected to result in a Material Adverse Effect or any litigation or proceeding relating to any Transaction Document; and (C) promptly and in any event within two (2) Business Days after the SPV obtains knowledge thereof, notice of a Material Adverse Effect. The SPV shall immediately and in any event on the same Business Day notify the applicable Servicer of any of the foregoing events described in this subsection (iv) after the SPV obtains knowledge thereof. The Servicer shall immediately and in any event on the same Business Day notify the applicable SPV of any of the foregoing events described in this subsection (iv) after such Servicer obtains knowledge thereof.

(v) Change in Credit and Collection Policy. (A) At least five (5) Business Days before the date on which any proposed material amendment to the Credit and Collection Policy is to be made, a Servicer shall provide a copy of the Credit and Collection Policy then in effect indicating such change or amendment, provided, that no such amendment shall be made which does not comply with Section 5.2(c) hereof; and (B) within five (5) Business Days of the date on which any non-material amendment to the Credit and Collection Policy is made, a Servicer shall provide the Facility Agent with a copy of the Credit and Collection Policy then in effect indicating such change or amendment. Routine credit authority amendments for operational staff need not be so provided.

(vi) Change in Accountants or Accounting Policy. Promptly, the SPV shall provide notice of any change in the accountants or material change in the accounting policy of such SPV if not otherwise included in an SEC filing provided pursuant to clause (x) below.

(vii) Other Information. Such other information (including data tapes with respect to the collateral and non-financial information) as the Facility Agent or any Administrator may from time to time reasonably request (provided if such information is requested from any Servicer, such request can be accommodated by the then existing computer system of such Servicer) with respect to Holdco, any Originator, SPV or any Subsidiary of any Originator.

(viii) Reports from Other Parties. Promptly and in any event within three (3) Business Days after receipt thereof, the SPV shall provide copies of all financial statements delivered by the applicable Originator to such SPV pursuant to the applicable First Tier Agreement and all other information provided by such Originator to such SPV pursuant to the Transaction Documents, without duplication if otherwise already delivered.

(ix) Shareholders Statements and Reports. If any Servicer is CCG, and Holdco has a class of securities registered under the Securities Exchange Act of 1934, as amended, then promptly upon the furnishing thereof to such securities holders of Holdco, copies of all financial statements, reports and proxy statements so furnished.

(x) SEC Filings. Promptly upon the filing thereof, copies of all final registration statements and annual, quarterly, monthly or other regular reports which Holdco (if the Servicer is CCG), or any of its Subsidiaries, filed with the Securities and Exchange Commission.

(xi) New Equipment Types or Industries. Along with each Servicer Report, notice of any new Equipment types that materially differ from the type of Equipment any SPV finances on the Closing Date (i.e. different types of Equipment but not different models or vintages of the same Equipment currently financed by an SPV) or industries being financed by any SPV.

(xii) Issuance of Equity or Indebtedness. Promptly after each issuance of equity securities or Indebtedness (excluding commitments under revolving debt facilities of CCG, CCG Canada or any of their respective Subsidiaries in existence on the Closing Date and intercompany transfers among Holdco and its Subsidiaries and among such Subsidiaries) in excess of $5,000,000 by CCG or CCG Canada, CCG (if CCG is acting as a Servicer) shall notify the Facility Agent in writing of the amount of net cash proceeds and value of property received.

(xiii) Appointment of Independent Manager. Each applicable Servicer and SPV shall notify the Facility Agent of any decision to appoint a new director of such SPV as the “Independent Manager” for purposes of this Agreement, such notice to be issued not less than ten (10) days prior to the effective date of such appointment and certify in such notice that the designated Person satisfies the criteria set forth in the definition herein of “Independent Manager.”

(xiv) Servicer Reports. By no later than 4:00 p.m. (Charlotte, North Carolina time) on each Reporting Date, the Servicers shall prepare and forward to the Facility Agent and each Administrator a Servicer Report in respect of the immediately preceding Settlement Period, certified by each SPV and Servicer.

(xv) SEC Postings. The reports, financial statements, proxy statements and registration statements required to be delivered under clauses (vi), (ix), (x) and (xii) of this Section 5.1(a) and, following an IPO, the financial statements required to be delivered under clauses (i) and (ii) of this Section 5.1(a) shall be deemed to have been delivered on the date on which the same have been posted on the Securities and Exchange Commission’s website at www.sec.gov.

(b) Conduct of Business; Ownership. The SPV shall carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly organized, validly existing and in good standing as a domestic corporation or limited liability company, as applicable, in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except where failure to have such authority would not have a Material Adverse Effect. The SPV shall at all times be a wholly-owned Subsidiary of the applicable Originator.

(c) Compliance with Laws, Etc. The SPV shall comply with all Laws to which it or its respective properties may be subject and preserve and maintain its corporate or limited liability company existence, rights, franchises, qualifications and privileges except where failure to so comply would not have a Material Adverse Effect.

(d) Furnishing of Information and Inspection of Records. Each of the SPV and the Servicer shall at any time and from time to time during regular business hours, upon reasonable notice, as requested by the Facility Agent or any Administrator, permit any Agent, or its agents or representatives, (i) to examine and make copies of and take abstracts from all books, records and documents (including computer tapes and disks) relating to the Pool Receivables or other Affected Assets, including the related Contracts and (ii) to visit the offices and properties of such SPV or Servicer, as applicable, for the purpose of examining such materials described in clause (i), and to discuss matters relating to the Affected Assets or such SPV’s or Servicer’s performance hereunder, under the Contracts and under the other Transaction Documents to which such Person is a party with any of the officers, directors, or in the presence of an officer, employees or independent public accountants, of such SPV or Servicer, as applicable, having knowledge of such matters. Prior to the occurrence of a Termination Event, the reasonable out-of-pocket costs and expenses of the first such audit in any calendar year shall be borne by such SPV and any additional audits shall be at the expense of the person performing such audit; after the occurrence of a Termination Event, the reasonable out-of-pocket costs and expenses of all such audits shall be borne by such SPV. The first inspection and report pursuant to Section 7.2(c) hereof shall be performed in conjunction with the first such audit in any calendar year for which such SPV is required to reimburse the Facility Agent.

(e) Keeping of Records and Books of Account. The SPV and the applicable Servicer shall maintain and implement administrative and operating procedures (including an ability to recreate records evidencing the relevant Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, computer tapes, disks, records and other information reasonably necessary or advisable for the collection of all applicable Pool Receivables (including records adequate to permit the daily identification of substantially all new Pool Receivables and all Collections of and adjustments to each existing Pool Receivable). The applicable Servicer may perform the foregoing obligation on behalf of the SPV.

(f) Performance and Compliance with Receivables and Contracts and Credit and Collection Policy. The SPV shall, at its own expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables; and the SPV and the applicable Servicer, as to itself, shall timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Pool Receivable and the related Contract. The applicable Servicer may perform the foregoing obligations on behalf of the SPV.

(g) Notice of Facility Agent’s Interest. In the event that the SPV shall sell or otherwise transfer any interest in accounts receivable or any other financial assets (other than as contemplated by the Transaction Documents), any computer tapes or files or other documents or instruments provided by the applicable Servicer in connection with any such sale or transfer shall, to the extent that such computer tapes, files or other documents or instruments contain any references to the Pool Receivables, such SPV shall disclose such SPV’s ownership of the Pool Receivables and the Facility Agent’s security interest therein.

(h) Instructions to the Obligors. The U.S. Servicer (or any Sub-Servicer on its behalf) shall instruct all applicable Obligors to cause all U.S. Collections to be deposited directly to a Lock-Box Account or to post office boxes to which only Lock-Box Banks have access and shall cause all items and amounts relating to such U.S. Collections received in such post office boxes to be removed by the applicable Lock-Box Bank and deposited into a Lock-Box Account on a daily basis. The Canadian Servicer (or any Sub-Servicer on its behalf) shall instruct all applicable Obligors to cause all Canadian Collections to be sent to an account of the Canadian Servicer and will cause such Canadian Collections to be swept into the Canadian Collection Account within five (5) Business Days of receipt.

(i) Sale Treatment. The SPV shall not account for, or otherwise treat, the transactions contemplated by the applicable First Tier Agreement in any manner other than as a sale of Receivables by the applicable Originator to such SPV (except to the extent otherwise required (i) for United States federal income tax purposes under the Code or (ii) by the application of consolidated financial reporting principles under GAAP).

(j) Separate Business; Nonconsolidation. The SPV shall not (i) engage in any business not permitted by its limited liability company agreement, limited partnership agreement or by-laws as in effect on the Closing Date or (ii) conduct its business or act in any other manner which is inconsistent with Section 3.1(y). The officers and directors of each SPV (as appropriate) shall make decisions with respect to the business and daily operations of such SPV independent of and not dictated by any Originator or any other controlling Person except as contemplated by the servicing arrangements hereunder.

(k) Organizational Documents. The SPV shall only amend, alter, change or repeal its limited liability company agreement, limited partnership agreement and other formation documents with the prior written consent of the Majority Lenders. The SPV shall maintain its organizational documents in conformity with this Agreement, such that its organizational documents, at all times that this Agreement is in effect, provide for not less than three (3) days’ prior written notice to the Facility Agent of the replacement or appointment of any manager that is to serve as an Independent Manager for purposes of this Agreement. After the Closing Date, the SPV shall obtain the Facility Agent’s written acknowledgement that in its reasonable judgment the designated person who is being appointed as an Independent Manager satisfies the criteria set forth in the definition of Independent Manager prior to appointing a Person who is employed by a company other than Amacar Group, Global Securitization Services, LLC, CT Corporation, National Corporate Research, Ltd., Lord SPV, Lord Securities Corporation, or any of their respective Affiliates.

(l) Ownership Interest, Etc. The SPV shall, at its expense, take all action necessary or desirable to establish and maintain a perfected security interest in favor of the Facility Agent for the benefit of the Secured Parties in the Affected Assets free and clear of any Adverse Claim (other than Permitted Adverse Claims) owned by it, including taking such action to perfect, protect or more fully evidence the security interest of the Facility Agent, as the Facility Agent may reasonably request.

(m) Enforcement of First Tier Agreements; Amendment to Any First Tier Agreement or Any Hedging Agreement. The SPV, on its own behalf and on behalf of the Facility Agent and each Lender, shall promptly enforce all covenants and obligations of the applicable Originator contained in the applicable First Tier Agreement. The SPV shall not, without prior written consent of the Facility Agent, give any consents, approvals, directions, notices, waivers or otherwise take other similar actions under the applicable First Tier Agreement or cancel, terminate, amend, modify, or supplement such First Tier Agreement or, if there shall then exist a Termination Event, any Interest Rate Hedging Agreement, or waive any provision thereof; nor shall the SPV take any other action under such First Tier Agreement or any Interest Rate Hedging Agreement; in each case that would have a Material Adverse Effect on any Agent or any Lender or which would violate the terms of this Agreement.

(n) Notes. Until such time as the UCC of each State of the United States is amended in order to permit perfection of security interests in promissory notes and other instruments executed by Obligors in connection with each Pool Receivable by the filing of financial statements under the UCC, (i) the SPV shall maintain, or cause to be maintained, all of the promissory notes and other instruments evidencing Pool Receivables in the States of North Carolina, New York, Illinois and the state in which the Custodian maintains the Custodian Files and the city of Toronto in the Province of Ontario, except as necessary to enforce any such notes or instruments; and (ii) the SPV will deliver all such notes and instruments to the Custodian.

(o) Deposits to Collection Accounts. Neither the SPV nor the related Servicer shall deposit or otherwise credit, or cause or permit to be so deposited or credited, to the applicable Collection Account cash or cash proceeds other than Collections or Excluded Amounts (or misdirected funds, which shall be removed as soon as practicable) in respect of the Pool Receivables. The U.S. SPV and the U.S. Servicer shall at all times direct the Intercreditor Master Agent, and provide written disbursement instructions to the Intercreditor Master Agent directing it, to disburse funds from the Lock-Box Account which is subject to the Intercreditor Agreement to the U.S. Collection Account in accordance with Section 4(f) of the Intercreditor Agreement.

(p) Use of Proceeds. The SPV will use the proceeds of the Loans only to acquire Affected Assets in accordance with the terms of the applicable First Tier Agreement, to pay expenses related to such acquisitions and to make distributions with respect to its equity, provided, however, that the U.S. SPV shall not make any distributions with respect to its equity unless (i) such distribution occurs on a Settlement Date, (ii) after giving effect to the application of Canadian Collections on such Settlement Date, no amounts are due and owing by the Canadian SPV on such Settlement Date, and (iii) no other amounts are due and owing by the U.S. SPV hereunder.

(q) Taxes. The SPV and the related Servicer will file all tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing by it (other than any amount of tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person).

(r) Insurance. The SPV will cause the applicable related Obligors to maintain an Insurance Policy covering general liability insurance with financially sound and reputable insurance companies covering all Equipment owned or leased by such Obligor in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The applicable Servicer may perform the foregoing obligations on behalf of the SPV. To the extent the Intercreditor Agreement sets forth any insurance requirements on Equipment and other property of the SPV or the related Servicer, such SPV and Servicer shall at all times ensure that insurance policies are maintained in compliance with any such requirements set forth in the Intercreditor Agreement.

(s) Titles. At all times after the occurrence of a Termination Event, the SPV and the related Servicer shall cause all titles to Equipment evidenced by a certificate of title or other lien notation form provided by the relevant state or provincial authority to be delivered to the Custodian within ten (10) Business Days after the Facility Agent has requested such certificates of title be delivered to the Custodian (with a copy of such request to be delivered to the Custodian).

(t) Custodian File. Within five (5) Business Days after each Borrowing Date, Purchase Date or Substitution Date, the SPV, or the applicable Servicer on its behalf, shall cause to be delivered to the Custodian an accurate and complete Custodian File for each applicable Pool Receivable which was sold or substituted, as applicable, on such Borrowing Date or Substitution Date. Each Custodian File shall be clearly marked with a Contract number, which shall be used by the SPV and the Facility Agent to identify such Contract and the related Pool Receivable.

(u) Servicer File. The Servicer shall at all times maintain a true and correct Servicer File with respect to each applicable Pool Receivable, which shall be clearly marked with a Contract number, which shall be used by the related SPV and the Facility Agent to identify such Contract and the related Pool Receivable.

(v) OFAC. Each SPV and Servicer will maintain in effect and enforce policies and procedures designed to ensure compliance by such SPV, Servicer and each of their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.1 Negative Covenants of Each SPV and Servicer. At all times from the date hereof to the Final Payout Date, unless the Facility Agent shall otherwise consent in writing, each SPV hereby covenants and agrees with the Lenders, the Administrators and the Interest Rate Hedge Counterparties as to itself only (and not for the other SPV), and each Servicer hereby covenants and agrees with the Lenders, the Administrators and the Interest Rate Hedge Counterparties as to itself only (and not for the other Servicer), as follows (it being understood and agreed, for the avoidance of doubt, that the covenants of each SPV and each Servicer have been combined herein for ease of documentation only):

(a) No Sales, Liens, Etc.

(i) Except as otherwise provided herein, neither the Servicer nor the SPV shall sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim (other than Permitted Adverse Claims) upon, or file any financing statement with respect to: (x) any of the Affected Assets owned by it, or (y) any inventory or goods (including the Equipment), the sale or lease of which gave rise to a Pool Receivable owned by it, or assign any right to receive income in respect thereof; provided that such SPV may substitute Pool Receivables in accordance with Section 6.5; and

(ii) the SPV shall not issue any security to, or sell, transfer or otherwise dispose of any of its property or other assets (including the property sold to it by the U.S. Originator under Section 2.1 of the U.S. First Tier Agreement or by the Canadian Originator under Section 2.1 of the Canadian First Tier Agreement, as applicable) to, any Person other than as otherwise expressly provided for in the Transaction Documents (including, without limitation, Section 6.10 hereof).

(b) No Extension or Amendment of Receivables. Except as otherwise permitted in Section 7.2, neither the SPV nor the Servicer shall extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

(c) No Change in Business or Credit and Collection Policy. The SPV may not make or permit to be made any change in the character of its business and the Servicer may not make or permit to be made any change in the Credit and Collection Policy, which change would, in either case, impair the collectability of a material portion of the Pool Receivables, have a material adverse effect on the interests and rights and remedies of the Lenders or the Facility Agent or otherwise have a Material Adverse Effect without the prior written consent of the Facility Agent.

(d) No Subsidiaries, Mergers, Etc. The SPV shall not consolidate or merge with or into, or sell, lease or transfer all or substantially all of its assets to, any other Person or dissolve or terminate other than as otherwise expressly provided for in the Transaction Documents (including, without limitation, Section 6.10 hereof); or create, acquire, have, maintain or hold or own any equity interest in any Subsidiary or any other Person; or acquire or own any material assets other than the Affected Assets.

(e) Change in Payment Instructions to Obligors. Neither the SPV nor the Servicer shall add or terminate any bank as a Lock-Box Bank or any account as a Lock-Box Account to or from those listed in Schedule 3.1(s) or make any change in its instructions to Obligors regarding payments to be made to any Lock-Box Account, unless (i) such instructions are to deposit such payments to another existing Lock-Box Account or to the applicable Collection Account, or (ii) the Facility Agent shall have received written notice of such addition, termination or change at least thirty (30) days prior thereto.

(f) Change of Name, Etc. The SPV shall not change its name, identity, jurisdiction of formation or structure (including through a merger) or the location of its chief executive office or any other change which, in the case of any of the foregoing, could render any UCC or PPSA financing statement filed in connection with this Agreement or any other Transaction Document to become “seriously misleading” under the UCC or PPSA or change its jurisdiction of organization, unless at least thirty (30) days prior to the effective date of any such change such SPV delivers to the Facility Agent such documents, instruments or agreements, executed by such SPV, as are necessary to reflect such change and to continue the perfection of the Facility Agent’s security interests in the Affected Assets. The SPV will not become or seek to become organized under the laws of more than one jurisdiction.

(g) Other Debt. Except as provided herein or contemplated hereby, the SPV shall not create, incur, assume or suffer to exist any Indebtedness or any other liability (whether direct or contingent, including guaranteeing any obligation), whether current or funded, other than (i) Indebtedness of such SPV representing fees, expenses and indemnities arising hereunder or under the applicable First Tier Agreement or for the purchase price of the Pool Receivables and other Affected Assets under such First Tier Agreement, (ii) taxes and expenses incurred in the ordinary course of business, and (iii) other Indebtedness incurred in the ordinary course of its business in an amount not to exceed $100,000 at any time outstanding.

(h) Payment to the Originator. The SPV shall not purchase any Receivable other than through, under, and pursuant to the terms of, the applicable First Tier Agreement.

(i) Restricted Payments. The SPV shall not (A) purchase or redeem any shares of its capital stock, (B) prepay, purchase or redeem any Indebtedness (other than as specifically permitted hereunder), (C) lend or advance any funds or (D) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (A) through (D) being referred to as “Restricted Payments”), except that such SPV may (1) make Restricted Payments out of funds received pursuant to Section 2.16 and (2) make other Restricted Payments (including the payment of dividends) if, after giving effect thereto, no Termination Event or Potential Termination Event shall exist.

(i) OFAC. No SPV will request any Loan, and no SPV, Originator or Servicer shall use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.3 Interest Rate Hedging Requirements. (a) Each SPV may enter into one or more Interest Rate Hedging Agreements with respect to the Loans; provided that upon the occurrence of a Mandatory Hedging Event the SPVs shall enter into one or more Interest Rate Hedging Agreements. If the SPVs fail to enter into any Interest Rate Hedging Agreement required hereunder within two (2) Business Days of the occurrence of a Mandatory Hedging Event, the Facility Agent, may, and shall at the direction of the Majority Lenders, at the expense of, and on behalf of, each applicable SPV, enter into such Interest Rate Hedging Agreement(s) on terms determined by the Facility Agent in its discretion (or if it has been instructed as to the terms of any such Interest Rate Hedging Agreement by the Majority Lenders, on such terms), and the applicable SPV will on demand reimburse the Facility Agent for any cost or expense incurred or payment made by the Facility Agent in entering into any such Interest Rate Hedging

Agreement(s). The Lenders, on a pro rata basis, agree to indemnify and reimburse the Facility Agent for any cost or expense incurred or payment made by the Facility Agent and not otherwise reimbursed by the SPVs.

(b) Each Interest Rate Hedging Agreement shall specify a notional amount and amortizing schedule for such notional amount and provide for the net payment of interest on such notional amount on each Settlement Date payable: (i) by the applicable SPV to the Interest Rate Hedge Counterparty (calculated by reference to the fixed rate set forth therein), and (ii) by the Interest Rate Hedge Counterparty to the Collection Account (calculated by reference to the floating rate set forth therein), in each case, in accordance with the related Interest Rate Hedging Agreement. After the occurrence of a Mandatory Hedging Event, (i) the aggregate amount of the notional amounts in all the Interest Rate Hedging Agreements entered into by the Canadian SPV shall not at any time exceed 105%, but shall not be lower than 95%, of the Canadian Loan Balance, and (ii) the aggregate amount of the notional amounts in all the Interest Rate Hedging Agreements entered into by the U.S. SPV shall not at any time exceed 105%, but shall not be lower than 95%, of the aggregate outstanding amount of U.S. Loans. Without limiting the foregoing, the aggregate notional amount of all Interest Rate Hedging Agreements shall be an amount that matches the expected amortization of the related Pool Receivables and is acceptable to the Facility Agent.

(c) On each Settlement Date, (i) if the amount of interest payable by the SPV to the Interest Rate Hedge Counterparty is greater than the interest amount payable by the Interest Rate Hedge Counterparty to the Collection Account, the SPV shall pay or cause to be paid such net amount in immediately available funds to the Interest Rate Hedge Counterparty in accordance with the order of priority set forth in Section 2.16, and (ii) if the amount payable by the Interest Rate Hedge Counterparty to the Collection Account is greater than the interest amount payable by the SPV to the Interest Rate Hedge Counterparty, the Interest Rate Hedge Counterparty shall transfer an amount equal to such net amount to the Collection Account and such amount shall constitute the Collections under this Agreement.

ARTICLE VI

THE COLLATERAL

SECTION 6.1 Grant of Security. (a) To secure the due and punctual payment of the U.S. Loans, interest thereon, amounts due under the Fee Letter and the due and punctual payment and performance of all its obligations now and hereafter existing or arising under this Agreement and the other Transaction Documents (including but not limited to those arising under Article XIV of this Agreement), whether for principal, interest, costs, fees, expenses, indemnification or otherwise, the U.S. SPV hereby assigns and pledges to the Facility Agent, and does hereby grant to the Facility Agent, for the benefit of the Secured Parties, a lien on and security interest in all of its right, title and interest in and to the U.S. Affected Assets.

(b) To secure the due and punctual payment of the Canadian Loans, interest thereon, amounts due under the Fee Letter and the due and punctual payment and performance of all its obligations now and hereafter existing or arising under this Agreement and the other Transaction Documents, whether for principal, interest, costs, fees, expenses, indemnification or otherwise, the Canadian SPV hereby grants, assigns, hypothecates and pledges to the Facility Agent, and does hereby grant to the Facility Agent, for the benefit of the Secured Parties, a lien on and security interest in all of its right, title and interest in and to the Canadian Affected Assets.

(c) Each SPV hereby authorizes the Facility Agent to file any and all financing statements or other filings or registrations covering the Affected Assets or any part thereof as the Facility Agent may require, including financing statements describing the Affected Assets as “all assets” or “all personal property” or words of like meaning.

SECTION 6.2 Rights Under the First Tier Agreements. In addition to assigning to the Facility Agent, for the benefit of the Secured Parties, all of its rights and remedies under the applicable First Tier Agreement, each SPV hereby agrees that (i) the Facility Agent and the Lenders shall be third party beneficiaries of such SPV’s rights under the applicable First Tier Agreement and (ii) the Facility Agent, on behalf of the Lenders, shall be entitled to enforce such rights against the applicable Originator if such SPV does not enforce such rights following notice from the Facility Agent, as if the Facility Agent and the Lenders had been parties to the applicable First Tier Agreement.

SECTION 6.3 Continuing Security Interest. This Agreement shall create a continuing security interest in the Affected Assets and shall:

(a) remain in full force and effect until the Facility Agent’s interest in the Affected Assets shall have been released in accordance with Section 6.8;

(b) be binding upon each SPV, and its successors, transferees and assigns; and

(c) inure, together with the rights and remedies of the Facility Agent hereunder, to the benefit of the Facility Agent and each Secured Party and their respective successors, transferees and assigns.

SECTION 6.4 Priority. Each SPV intends the security interest created hereunder in favor of the Facility Agent, for the benefit of the Secured Parties, to be prior to all other Adverse Claims (other than Permitted Adverse Claims described in clause (iii) of the definition thereof) in respect of the Affected Assets. Each SPV shall take (at its own expense) all actions necessary to perfect and maintain the perfection of the Facility Agent’s security interest in the Affected Assets, including, without limitation, the filing of appropriate UCC and PPSA financing statements in each applicable jurisdiction. The Facility Agent shall have all the rights, remedies and recourse with respect to the Affected Assets afforded a secured party under the UCC and PPSA in the applicable jurisdiction and all other Applicable Laws in addition to, and not in limitation of, the other rights, remedies and recourse granted to the Facility Agent by this Agreement or any other Law relating to the creation and perfection of liens on, and security interests in, the Affected Assets.

SECTION 6.5 Substitution of Receivables. On any day prior to the occurrence of a Termination Event (and after a Termination Event, at the discretion of the Facility Agent), the applicable SPV may replace any Pool Receivable which has been pledged by it to the Facility Agent hereunder with one or more Eligible Receivables (each, a “Substitute Receivable”); provided, that, no such replacement shall occur unless each of the following conditions is satisfied as of the date of such replacement and substitution (such date, the “Substitution Date”):

(i) such SPV has recommended to the Facility Agent (with a copy to the Servicer) in writing that the Pool Receivable to be replaced should be replaced (each, a “Replaced Receivable”);

(ii) each Substitute Receivable is an Eligible Receivable on the Substitution Date;

(iii) after giving effect to any such substitution, (w) the Aggregate Outstanding Loan Amount does not exceed the lesser of (A) the Facility Limit and (B) the Aggregate Borrowing Base then in effect, (x) no Borrowing Base Deficit shall exist, (y) the aggregate outstanding principal amount of the U.S. Loans does not exceed the U.S. Loan Commitment, and (z) the aggregate outstanding principal amount of the Canadian Loans does not exceed the Canadian Loan Commitment.

(iv) all representations and warranties of such SPV contained in the Transaction Documents shall be true and correct as of the Substitution Date, except to the extent relating to an earlier date;

(v) the substitution of any Substitute Receivable does not cause a Termination Event or Potential Termination Event to occur;

(vi) such SPV shall deliver to the Facility Agent on the Substitution Date a certificate of a responsible officer certifying that each of the foregoing is true and correct as of such date; and

(vii) the aggregate principal amount of all Pool Receivables owned by such SPV which have become Substitute Receivables hereunder (measured as of the Substitution Date of such Receivables) does not exceed 10% of the Net Book Value (measured as of the applicable Cut-Off Date) of the Pool Receivables contributed or transferred to such SPV pursuant to the applicable First Tier Agreement as of such Substitution Date.

SECTION 6.6 Protection of Security Interest of the Secured Parties. Each SPV agrees that it shall, from time to time, at its expense, promptly execute and deliver all instruments and documents and take all actions as may be necessary or as the Facility Agent may reasonably request in order to perfect or protect the Secured Parties’ security interest in the Affected Assets or to enable the Facility Agent or the Secured Parties to exercise or enforce any of their respective rights hereunder. Without limiting the foregoing, each SPV shall, upon the request of the Facility Agent or any of the Secured Parties, (i) execute and file such financing or continuation statements or amendments thereto or assignments thereof (as otherwise permitted to be executed and filed pursuant hereto) as may be requested by the Facility Agent or any of the

Secured Parties, (ii) mark its respective master data processing records and other documents with a legend describing the security interest granted to the Facility Agent, for the benefit of the Secured Parties, in the Affected Assets, and (iii) take all commercially reasonable actions necessary to remove any Adverse Claims (other than Permitted Adverse Claims) on the Affected Assets, including, but not limited to, releasing financing statements. Each SPV shall, upon request of the Facility Agent or any of the Secured Parties, obtain such additional search reports as the Facility Agent or any of the Secured Parties shall reasonably request. To the fullest extent permitted by Applicable Law, the Facility Agent shall be permitted to sign and file continuation statements and amendments thereto and assignments thereof without such SPV’s signature. Carbon, photographic or other reproduction of this Agreement or any financing statement shall be sufficient as a financing statement. The applicable Servicer may perform the foregoing obligations on behalf of the related SPV.

SECTION 6.7 Power of Attorney. (a) Each SPV hereby irrevocably appoints the Facility Agent as its attorney-in-fact with right of substitution so that the Facility Agent or any Person designated by the Facility Agent shall be authorized, without need of further authorization from such SPV but only from and after, and during the continuance of, a Termination Event to take any action and to execute any instrument that the Facility Agent (or such designee) may be directed to take or may be necessary or advisable to accomplish the purposes of this Agreement, including (during the existence of a Termination Event) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with the Affected Assets, to receive, endorse and collect any drafts or other documents in connection therewith, and to file any claims or take any action or institute any proceedings that the Facility Agent (or such designee) may deem to be necessary or desirable for the collection thereof or to enforce compliance with the terms and conditions of, or to perform any obligations or enforce any rights of such SPV in respect of, the Affected Assets.

(b) Each SPV hereby confirms and ratifies any and all actions taken by the Facility Agent or any other Person empowered by the Facility Agent as such Person’s attorney-in-fact pursuant to the powers granted hereunder.

(c) This special power of attorney shall be deemed coupled with an interest and cannot be revoked by the applicable SPV until all the Senior Obligations shall have been finally and fully paid and performed.

SECTION 6.8 Release of Collateral. Following the Final Payout Date or in connection with a sale or other transfer permitted under Section 5.2(a), or 6.10, the Facility Agent shall promptly release its security interest in the Affected Assets subject to such permitted sale (or in the case of the Final Payout Date all of the Affected Assets). The U.S. SPV shall pay any Hedge Breakage Costs due and owing to the Interest Rate Hedge Counterparties pursuant to the Interest Rate Hedging Agreement on the date of any such release of U.S. Affected Assets. The Canadian SPV shall pay any Hedge Breakage Costs due and owing to the Interest Rate Hedge Counterparties pursuant to the Interest Rate Hedging Agreement on the date of any such release of Canadian Affected Assets.

SECTION 6.9 Effect of Release. When the release of the Affected Assets is effective in accordance with Section 6.8, all right, title and interest of the Facility Agent in, to and under the Affected Assets which were released pursuant to Section 6.8 shall terminate and shall revert to the applicable SPV, its successors and assigns, and the right, title and interest of the Facility Agent therein shall thereupon cease, terminate and become void; and, upon the written request of any SPV, its successors or assigns, and at the cost and expense of such SPV, its successors or assigns, the Facility Agent shall execute such UCC-3 financing statements or such other instruments as are provided to it as necessary or desirable to terminate and remove of record any documents constituting public notice of this Agreement and, in any case, the security interests and assignments granted hereunder with respect to the Affected Assets and shall assign and transfer, or cause to be assigned and transferred, and shall deliver or cause to be delivered to such SPV, all property, including all moneys, instruments and securities, of such SPV then held by the Facility Agent with respect to such Affected Assets.

SECTION 6.10 Securitizations. (a) On any Securitization Date, each SPV shall have the right to prepay all or a portion of its Loans in accordance with Section 2.8 hereof in connection with the sale and assignment of all or a portion of the Affected Assets, as the case may be (each, a “Securitization”), subject to the following terms and conditions:

(i) such SPV shall have given the Facility Agent and each related Interest Rate Hedge Counterparty at least fifteen (15) Business Days’ prior written notice of its intent to effect a Securitization, unless such notice is waived or reduced by the Facility Agent;

(ii) any Securitization shall be in connection with a Permitted Term Securitization Transaction;

(iii) to the extent that the proposed Securitization relates to less than all of the Loans outstanding at such time, after giving effect to such Securitization and the assignment to such SPV of all or a portion of the Affected Assets, as the case may be, on any Securitization Date, (A) no Borrowing Base Deficit shall exist, (B) the aggregate outstanding principal amount of the U.S. Loans does not exceed the U.S. Loan Commitment, (C) the aggregate outstanding principal amount of the Canadian Loans does not exceed the Canadian Loan Commitment, (D) the Aggregate Outstanding Loan Amount shall not exceed the lesser of (x) the Facility Limit and (y) the Aggregate Borrowing Base, (E) the representations and warranties contained in Sections 3.1 and 3.2 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date, (F) the eligibility of any Pool Receivable remaining as part of the Affected Assets after the Securitization will be redetermined as of the Month End Date immediately preceding the Securitization Date according to the terms hereof, (G) the Canadian Concentration Limit Excess and U.S. Concentration Limit Excess will each be redetermined as of the Month End Date immediately preceding the Securitization Date according to the terms hereof, (H) neither a Potential Termination Event nor a Termination Event shall be continuing or shall have resulted from such Securitization, and (I) the Facility Agent shall not have objected to the proposed Securitization of less than all of the Loans within five (5) Business Days’ of the receipt of the notice required pursuant to clause (i) above;

(iv) on the related Securitization Date, the Facility Agent, on behalf of each Administrator, Lender, and Interest Rate Hedge Counterparty shall have received, as applicable, in immediately available funds, an amount reasonably determined by the Facility Agent to equal to the sum of (x) the portion of the Loans to be prepaid, plus (y) an amount equal to all unpaid interest on such portion of the Loans to be paid (to the extent it is requested that such interest be paid at such time by the applicable Administrator), plus (z) an aggregate amount equal to the sum of all other amounts due and owing to the Facility Agent, such Servicer, the Backup Servicer, the Custodian, the Administrators, the Lenders, the Indemnified Parties and the Interest Rate Hedge Counterparties, as applicable, under this Agreement and the other Transaction Documents, to the extent accrued to such date and to accrue thereafter (including, without limitation, breakage costs and Hedge Breakage Costs);

(v) at least five (5) Business Days prior to each Securitization Date, such SPV shall have delivered to the Facility Agent a list specifying all Pool Receivables to be sold and assigned pursuant to such Securitization; and

(vi) in selecting the Affected Assets to be included in the Securitization, there shall be no adverse selection which could reasonably be expected to be materially unfavorable to the Secured Parties.

(b) In connection with any Securitization, simultaneously with the receipt by the Facility Agent on behalf of the Administrators of the amounts referred to in clause (iv) above, there shall be sold and assigned to such SPV without recourse, representation or warranty all of the right, title and interest of the Facility Agent for the benefit of the Secured Parties in, to and under the portion of the Affected Assets so retransferred and such portion of the Affected Assets so retransferred shall be released from the lien of this Agreement (subject to the requirements of clause (iii) above).

(c) Each Servicer hereby agrees to pay its pro rata portion of the reasonable and documented legal fees and expenses of the Facility Agent, each Administrator and the Secured Parties in connection with any Securitization (including, but not limited to, expenses incurred in connection with the release of the lien of the Facility Agent in the Affected Assets in connection with such Securitization) based on its pro rata portion of Affected Assets included in such Securitization.

(d) In connection with any Securitization, on the related Securitization Date, the Facility Agent, on behalf of the Secured Parties, shall, at the expense of each SPV and pursuant to Section 6.8, (i) execute such instruments of release with respect to the portion of the Affected Assets to be retransferred to such SPV, in recordable form if necessary, in favor of such SPV as such SPV may reasonably request, (ii) deliver any portion of the Affected Assets to be retransferred to such SPV in its possession to such SPV and (iii) otherwise take such actions as are necessary and appropriate to release the lien of the Facility Agent and the Secured Parties on the portion of the Affected Assets to be retransferred to such SPV and release and deliver to such SPV such portion of the Affected Assets to be retransferred to such SPV.

ARTICLE VII

ADMINISTRATION AND COLLECTIONS

SECTION 7.1 Appointment of Servicers; Successor Servicer. (a) The servicing, administering and collection of the U.S. Pool Receivables shall be conducted by the Persons (the “U.S. Servicer”) so designated from time to time as U.S. Servicer in accordance with this Section 7.1. The servicing, administering and collection of the Canadian Pool Receivables shall be conducted by the Persons (the “Canadian Servicer”, and together with the U.S. Servicer, collectively referred to herein as the “Servicers” and each individually, a “Servicer”) so designated from time to time as Canadian Servicer in accordance with this Section 7.1. Each of the SPVs, the Facility Agent and the Lenders hereby appoints as its agent the U.S. Servicer and Canadian Servicer, as applicable, from time to time designated pursuant to this Section 7.1, to service the Pool Receivables and to enforce its respective rights and interests in and under the Affected Assets. To the extent permitted by Applicable Law, each SPV hereby grants to any applicable Servicer appointed hereunder an irrevocable power of attorney to take any and all steps in such SPV’s and/or the applicable Originator’s name (to the extent such SPV has the authority to do so) and on behalf of such SPV as necessary or desirable, in the reasonable determination of the applicable Servicer, to collect all amounts due under any and all Pool Receivables, including endorsing such SPV’s and/or the applicable Originator’s name on checks and other instruments representing Collections and enforcing such Pool Receivables and the related Contracts and to take all such other actions set forth in this Article VII. Until the Facility Agent gives notice to any Servicer (in accordance with this Section 7.1) of the designation of a new Servicer during the existence of a Servicer Default, (i) CCG is hereby designated as, and hereby agrees to perform the duties and obligations of, the U.S. Servicer and (ii) CCG Canada is hereby designated as, and hereby agrees to perform the duties and obligations of, the Canadian Servicer, in each case pursuant to the terms hereof. During the existence of a Servicer Default, the Facility Agent may, and upon the direction of the Majority Lenders shall, designate as Servicer any Person (including the Backup Servicer or itself) to succeed the U.S. Servicer or Canadian Servicer or any Successor Servicer (the “Successor Servicer”), on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the applicable Servicer pursuant to the terms hereof. Upon such agreement by the Successor Servicer, all authority and power of the applicable Servicer under this Agreement shall pass to and be vested in the Successor Servicer and all references in this Agreement to such Servicer shall be deemed to refer to such Successor Servicer, provided, however, that for the avoidance of any doubt, no Successor Servicer shall be obligated to make any Servicer Advance pursuant to Section 7.7 hereof. As compensation, any Successor Servicer (including, without limitation, the Backup Servicer and the Facility Agent) so appointed shall be entitled to receive from the applicable SPV the Servicing Fee applicable to such Servicer and any reasonable out-of-pocket expenses, together with any other servicing compensation in the form of assumption fees or otherwise as provided herein, including, without limitation, the reasonable costs (including reasonable and documented attorneys’ fees) of such Successor Servicer incurred in connection with the transferring of servicing obligations under this Agreement.

(b) Upon the designation of a Successor Servicer as set forth above, any applicable Servicer that is being replaced agrees that it will terminate its activities as Servicer hereunder in a manner which the Facility Agent determines will facilitate the transition of the performance of such activities to the Successor Servicer, and such Servicer shall cooperate with and assist such Successor Servicer. Such cooperation shall include access to and transfer of records and use by the Successor Servicer of all records, licenses, hardware or software necessary or desirable to collect the Pool Receivables and the Related Security.

(c) CCG acknowledges that the U.S. SPV, the Facility Agent and the Lenders have relied on CCG’s agreement to act as U.S. Servicer hereunder in making their decision to execute and deliver this Agreement. Accordingly, CCG agrees that it will not voluntarily resign as U.S. Servicer unless consented to in writing by the Facility Agent in its sole discretion. CCG Canada acknowledges that the Canadian SPV, the Facility Agent and the Lenders have relied on CCG Canada’s agreement to act as Canadian Servicer hereunder in making their decision to execute and deliver this Agreement. Accordingly, CCG Canada agrees that it will not voluntarily resign as Canadian Servicer unless consented to in writing by the Facility Agent in its sole discretion.

(d) Any Servicer may delegate its duties and obligations hereunder to any Affiliate subservicer or PFSC (each, a “Sub-Servicer”); provided that, in each such delegation, (i) such Sub-Servicer shall agree in writing to perform the duties and obligations of such Servicer pursuant to the terms hereof, (ii) such Servicer shall remain primarily liable to the applicable SPV, the Agents and the Lenders for the performance of the duties and obligations so delegated, (iii) the applicable SPV, the Agents and the Lenders shall have the right to look solely to such Servicer for performance and (iv) the terms of any agreement with any Sub-Servicer shall provide that the Facility Agent may terminate such agreement upon the termination of such Servicer hereunder by giving notice of its desire to terminate such agreement to such Servicer (and such Servicer shall provide appropriate notice to such Sub-Servicer). Additionally a Servicer may delegate its duties and obligations hereunder to a repossession agent, remarketing agent, or external legal counsel provided that (i) such Servicer shall remain primarily liable to the applicable SPV, the Agents and the Lenders for the performance of the duties and obligations so delegated, and (ii) the applicable SPV, the Agents and the Lenders shall have the right to look solely to such Servicer for performance.

(e) Each of CCG and CCG Canada hereby irrevocably agrees that if at any time it shall cease to be a Servicer hereunder, it shall act (if the then current Servicer so requests) for a reasonable period of time following the termination of such Servicer as the data-processing agent of such Servicer and, in such capacity, the applicable Originator shall conduct the data-processing functions of the administration of the Pool Receivables and the Collections thereon in substantially the same way that such Originator conducted such data-processing functions while it acted as such Servicer.

(f) Any Successor Servicer hereunder may, to the extent agreed by the Facility Agent, use credit and collection policies and procedures other than the Credit and Collection Policy in servicing the Pool Receivables.

(g) The Backup Servicer hereby accepts any appointment of it as Successor Servicer that the Facility Agent may make from time to time pursuant to Section 7.1(a) and agrees to assume all duties and obligations of the applicable Servicer hereunder, subject to the following limitations: PFSC, as Successor Servicer shall not be responsible for: investing deposits in Eligible Investments (Section 2.13); representations and warranties of any initial Servicer (Section 3.1); the Perfection Representations, Warranties and Covenants (Schedule 3.1(aa)); any

financial accounting reporting requirements of itself, the SPVs or any initial Servicer (Section 5.1); maintaining security interest perfection on behalf of the Facility Agent, Lenders or Secured Parties (Section 6.6 and 7.2); payment of legal, administrative or other fees or expenses of any other party (Section 6.10 and elsewhere); initiate legal proceedings in PFSC’s name (Section 7.2 and elsewhere); any indemnity obligations of any initial Servicer or any other party; expending or risking its own funds in its capacity as Backup Servicer or Successor Servicer, unless, in its reasonable judgment, prompt reimbursement is assured to it; and generally, any corporate, financial accounting reporting, income, franchise or similar tax reporting, or organizational obligations of any SPV. Upon the Backup Servicer receiving notice that it is required to serve as any Servicer hereunder pursuant to Section 7.1(a) the Backup Servicer will promptly begin the transition to its role as a Servicer. If the Backup Servicer has become a Servicer hereunder, it shall not resign as servicer until a Successor Servicer has been appointed and accepted such appointment. It is hereby acknowledged and agreed that, notwithstanding the Backup Servicer’s receipt of notice that it is required to serve as a Servicer hereunder, PFSC shall not be obliged to complete the transfer of servicing and assume the role of successor servicer for so long as the applicable SPV, such initial Servicer, Facility Agent or any other person fails to provide access to its facilities or items and information necessary to begin servicing the Pool Receivables or PFSC’s ability to take on such servicing role is otherwise frustrated in a continuing and material manner. The SPVs and any initial Servicer each agree to use commercially reasonable efforts to reasonably cooperate with PFSC in connection with PFSC’s performance of its obligations hereunder, including without limitation, during any transition, if applicable, from Backup Servicer to Successor Servicer. It is hereby agreed that unless and until the transfer of servicing to PFSC is completed, each initial Servicer shall continue to perform all servicing functions to the extent not being performed by PFSC.

SECTION 7.2 Duties of Servicer. (a) Each Servicer shall take or cause to be taken all such action as may be necessary or advisable to collect each Pool Receivable from time to time, all in accordance with this Agreement and all Applicable Law, with such care and diligence, and in accordance with the Credit and Collection Policy, as are consistent with the current business practice of such Servicer with respect to similar accounts receivable generally, including those owned by such Servicer for its own account. Each Servicer shall take all commercially reasonable actions necessary to maintain the perfection and priority of the security interest of the Secured Parties and the Facility Agent in the Affected Assets. Each Servicer shall hold in trust (and, if required hereunder, segregate) for the accounts of the SPVs, the Facility Agent and the Lenders the amount of the Collections to which each is entitled in accordance with Article II. No Servicer shall extend the maturity of any Pool Receivable or, amend, adjust, modify or extend the date of any Scheduled Payment of any Pool Receivable, other than (i) pursuant to a Permitted Servicer Adjustment or (ii) extensions and adjustments of the dates of Scheduled Payments of Pool Receivables which have thereupon been immediately treated as Defaulted Receivables and in respect of which all repayments of the Loans which are required as a consequence of any reduction in the Canadian Borrowing Base or the U.S. Borrowing Base resulting therefrom have been made in full; provided that if a Termination Event exists, no Servicer may make any such amendment, adjustment, modification, extension or reduction without prior written approval of the Facility Agent. Each SPV shall deliver to the applicable Servicer and such Servicer shall hold in trust for the SPVs and the Facility Agent, on behalf of the Lenders, in accordance with their respective interests, all Records which evidence or relate to any Affected Asset. Notwithstanding anything to the contrary contained herein, during the existence of a Termination Event, the Facility Agent shall have the absolute and unlimited right to direct any Servicer

(whether CCG, CCG Canada or any other Person is a Servicer) to commence or settle any legal action to enforce collection of any Pool Receivable or to foreclose upon or repossess any Affected Asset. No Servicer shall make any Administrator, the Facility Agent or any of the Lenders a party to any litigation without the prior written consent of such Person. At any time during the existence of a Termination Event, the Facility Agent may notify any Obligor of its interest in the Pool Receivables and the other Affected Assets.

(b) Each Servicer shall, as soon as practicable following receipt and specific identification thereof, turn over to the applicable Originator all collections received by such Servicer from any Person of indebtedness of such Person to such Originator which are not on account of a Pool Receivable. Notwithstanding anything to the contrary contained in this Article VII, no Servicer, SPV, Originator or any Affiliate of such SPV or Originator, shall have an obligation to collect, enforce or take any other action described in this Article VII with respect to any such indebtedness other than to deliver to the applicable Originator the Collections and documents with respect to any such indebtedness as described above in this Section 7.2(b).

(c) In connection with any inspection performed pursuant to Section 5.1(d) hereof, each Servicer shall promptly after the request therefore provide the information and access necessary to generate a report (addressed to the Facility Agent) reasonably acceptable to the Facility Agent and the Servicers. If CCG and CCG Canada are the Servicers, all reasonable costs and expenses to be incurred by the Servicers in connection with the provision of such report shall be paid by the applicable SPV. After the occurrence of a Termination Event, the Facility Agent shall have the right to have such reports furnished as frequently as it reasonably deems appropriate at the expense of the applicable SPV.

(d) Any payment by an Obligor in respect of any indebtedness owed by it to an Originator shall, except as otherwise specified by such Obligor, required by contract or Law or clearly indicated by facts or circumstances (including by way of example an equivalence of a payment and the amount of a particular invoice), be held in suspense until the applicable Servicer determines the proper application of such payment. If any Servicer is unable to determine such proper application, if such payment is in respect of a U.S. Pool Receivable, such payment shall be applied in accordance with the terms of the Intercreditor Agreement, and if such payment is in respect of a Canadian Pool Receivable or the Intercreditor Agreement is silent, no longer in effect, or inapplicable to such Pool Receivables, ratably to the Pool Receivables owing by such Obligor according to the amounts due thereunder. In negotiating with any Obligor which has insufficient funds to make all required payments on the Pool Receivables, no Servicer will discriminate adversely to either SPV and the Secured Parties in any manner.

(e) Notwithstanding anything provided in this Agreement, no Servicer shall have any obligation to defend or otherwise appear in a legal proceeding if such legal proceeding is not, in its opinion, incidental to its duties as a Servicer hereunder or otherwise may cause such Servicer to incur legal expenses or liabilities. In performing its duties as a Servicer hereunder, no Servicer may, under any circumstance, institute a legal proceeding in which the Facility Agent, any Administrator or any Lender are named as plaintiffs, without prior written consent of the applicable Person. For the avoidance of doubt, PFSC will not initiate legal proceedings in its own name.

SECTION 7.3 Lock-Box Accounts. The names and addresses of all the Lock-Box Banks, together with the numbers of the Lock-Box Accounts at such Lock-Box Banks are specified in Schedule 3.1(s). All Obligors of U.S. Pool Receivables have been instructed to make payment in respect of the U.S. Pool Receivables to a Lock-Box Account. The U.S. Servicer shall at all times have the ability to identify and segregate substantially all of the U.S. Collections from other funds on deposit in such Lock-Box Account within five (5) Business Days after receipt of such funds and shall cause such funds that constitute U.S. Collections to be remitted to the U.S. Collection Account within five (5) Business Days of the receipt of such funds in the Lock-Box Account, provided that the U.S. Servicer may withhold any Tax and Insurance Charges pending payment of such amounts to the appropriate third-party in accordance with Section 2.12. If any payments on any Receivables are sent directly to the U.S. Servicer rather than to a Lock-Box Account, the U.S. Servicer shall remit such payments to a Lock-Box Account within two (2) Business Days of the receipt of the same. The U.S. Servicer shall use reasonable efforts to ensure that no funds are transferred out of the Lock-Box Accounts (other than to the U.S. Collection Account) unless such Servicer or the Intercreditor Master Agent, if applicable, has identified and segregated such funds from the U.S. Collections. Other than the Intercreditor Agreement, no Servicer has created, or participated in the creation of, or permitted to exist, any Adverse Claims in relation to the Lock-Box Account and will not create, or participate in the creation of, or permit to exist, any Adverse Claims in relation to the Lock-Box Account. No Servicer shall amend, modify or supplement the Intercreditor Agreement without the prior written consent of the Facility Agent. The Canadian Servicer shall cause all funds that constitute Canadian Collections to be remitted to the Canadian Collection Account within five (5) Business Days of the receipt of such funds, provided that the Canadian Servicer may withhold any Tax and Insurance Charges pending payment of such amounts to the appropriate third-party in accordance with Section 2.12. If any payments on any Canadian Pool Receivables are sent directly to the Canadian Servicer rather than to the Canadian Collection Account, the Canadian Servicer shall remit such payments to the Canadian Collection Account within two (2) Business Days of the receipt of the same in the event that such amount was received by wire or ACH payment, and (ii) within five (5) Business Days of the receipt of such funds in the event that such amount was received in a form other than by wire or ACH payment, provided that the Canadian Servicer may withhold any Tax and Insurance Charges pending payment of such amounts to the appropriate third-party in accordance with Section 2.12. The Canadian Servicer shall use reasonable efforts to ensure that no funds are transferred out of the Canadian Collection Account unless the Canadian Servicer has identified and segregated such funds from the Collections. Other than the Canadian Collection Account Agreement, no Servicer has created, or participated in the creation of, or permitted to exist, any adverse claims in relation to the Canadian Collection Account and will not create, or participate in the creation of, or permit to exist, any Adverse Claims in relation to the Canadian Collection Account.

SECTION 7.4 Enforcement Rights After Termination Event. (a) At any time during the existence of a Termination Event or the designation of a Servicer (other than CCG, CCG Canada or an Affiliate of CCG or CCG Canada) pursuant to Section 7.1:

(i) the Facility Agent may direct the Obligors that payment of all amounts payable under any Pool Receivable be made directly to the Facility Agent or its designee;

(ii) each SPV shall, at the Facility Agent’s request and at such SPV’s expense, give notice to each applicable Obligor of the Facility Agent’s and the Lender’s security interest in the Pool Receivables and the other Affected Assets and direct each Obligor that payments with respect to the Pool Receivables be made directly to the Facility Agent or its designee, except that if such SPV fails to so notify each obligor, the Facility Agent may so notify the Obligors; and

(iii) each SPV shall, at the Facility Agent’s request, (A) assemble or make copies of all of the Records in its possession and shall make the same available to the Facility Agent or its designee at a place selected by the Facility Agent or its designee, and (B) segregate all cash, checks and other instruments received by it which were not deposited into the Lock-Box Account from time to time constituting Collections of Pool Receivables in a manner acceptable to the Facility Agent and shall, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Facility Agent or its designee;

(b) Each SPV hereby authorizes the Facility Agent, and irrevocably appoints the Facility Agent, during the existence of a Termination Event, as its attorney-in-fact with full power of substitution and with full authority in the place and stead of such SPV or, to the extent such SPV has such rights, the applicable Originator, as applicable, which appointment is coupled with an interest, to take any and all steps in the name of such SPV or, to the extent such SPV has such rights, the applicable Originator, as applicable, and on behalf of such SPV or, to the extent such SPV has such rights, the applicable Originator, as applicable, necessary or desirable, in the determination of the Facility Agent, to collect any and all amounts or portions thereof due under any and all Pool Receivables or Related Security, including endorsing the name of the applicable Originator (to the extent such SPV has such rights) on checks and other instruments representing Collections and enforcing such Pool Receivables, Related Security and the related Contracts. Notwithstanding anything to the contrary contained in this subsection (b), none of the powers conferred upon such attorney-in-fact pursuant to the immediately preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

SECTION 7.5 Servicer Default. The occurrence of any one or more of the following events shall constitute a “Servicer Default”:

(a) any Servicer shall fail to make any payment or deposit when required to be made by it hereunder or under any other Transaction Documents and such failure shall remain unremedied for two (2) Business Days;

(b) any Servicer shall fail in any material respect to observe or perform any term, covenant or agreement on its part to be performed under Section 2.13 (Collection Account); Section 2.16 (settlement procedure); Section 5.1(a) (reporting requirements) (other than as set forth in clause (c) below); or Section 5.2 (negative covenants) (any of the preceding parenthetical phrases in this clause (b) are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof); or

(c) any Servicer shall fail in any material respect to observe or perform any term, covenant or agreement on its part to be performed under Section 5.1(a)(xiv) (Servicer Reports) and such failure shall remain unremedied for two (2) Business Days after such Servicer’s actual knowledge thereof; or

(d) any Servicer shall fail in any material respect to observe or perform any other term, covenant or agreement hereunder (other than those covered by clause (a), (b) or (c) above) or under any of the other Transaction Documents to which such Person is a party and such failure shall remain unremedied for fifteen (15) days after such Servicer’s knowledge thereof; or

(e) any representation, warranty, certification or statement made by any Servicer in this Agreement, the First Tier Agreements or in any of the other Transaction Documents or in any certificate or report delivered by it pursuant to any of the foregoing shall prove to have been incorrect in any material respect when made or deemed made and such failure shall remain unremedied for fifteen (15) days after such Servicer’s knowledge thereof; or

(f) (i) any Servicer or any of its Subsidiaries (including special purpose entities for securitization facilities) shall fail to pay when due any indebtedness owing under any Material Debt Agreement (subject to any applicable grace period permitted by the terms of the relevant document), whether such Indebtedness or obligation shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise (whether or not any such failure to pay is later waived); or (ii) any Servicer or any of its Subsidiaries (including special purpose entities for securitization facilities) shall fail to perform any term, covenant or agreement on its part to be performed under any agreement or instrument (other than this Agreement) evidencing, securing or relating to any such Material Debt Agreement when required to be performed (or, if permitted by the terms of the relevant document, within any applicable grace period) or any other event shall occur, and as a result any such Indebtedness shall be declared due and payable or required to be prepaid, redeemed, purchased or defeased (other than by a regularly scheduled prepayment or redemption), in each case, prior to the stated maturity thereof; or

(g) an Event of Bankruptcy shall occur with respect to any Servicer; or

(h) if CCG or CCG Canada is a Servicer, a Termination Event described in Section 8.1 (k), (p), (q), (r), (s), (t), (u) or (v) shall have occurred; or

(i) a final judgment, decree or order against any Servicer for the payment of money in excess of $5,000,000, but solely to the extent such judgment, decree or order shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) consecutive days or more; or

(j) if CCG or CCG Canada is a Servicer, there shall be a Change of Control; or

(k) any material provision of this Agreement or any other Transaction Document to which any Servicer is a party shall cease to be in full force and effect or any Servicer shall so state in writing; or

(l) a Material Adverse Effect shall have occurred and the event or condition giving rise to such Material Adverse Effect has continued for five (5) Business Days.

Upon the occurrence of a Servicer Default, the Facility Agent and the Lenders shall have the rights and remedies provided in this Agreement and the Transaction Documents, including, without limitation, the ability to designate a Successor Servicer pursuant to Section 7.1 hereof.

SECTION 7.6 Servicing Fee. Each Servicer shall be paid a Servicing Fee in accordance with Section 2.16 and subject to the priorities therein. If any Servicer is not CCG, CCG Canada or an Affiliate of CCG or CCG Canada, such Servicer, by giving three (3) Business Days’ prior written notice to the Facility Agent and the SPVs and with the consent of the Administrators, may revise the then current Servicing Fee Rate so long as such revised Servicing Fee Rate will not result in a Servicing Fee to exceed 110% of the reasonable and appropriate out-of-pocket costs and expenses of such Servicer incurred in connection with the performance of its obligations hereunder as documented to the reasonable satisfaction of the Facility Agent.

“SECTION 7.7 Servicer Advances. (a) Not later than the Reporting Date preceding each Settlement Date, the Canadian Servicer, provided the Canadian Servicer is CCG Canada and not a successor Canadian Servicer, may, but shall not be required to, make a servicer advance for each Canadian Pool Receivable which is a Delinquent Receivable on such date by remitting to the Canadian Collection Account an amount equal to the Scheduled Payments, or portion thereof, which were due in prior Settlement Periods but not received and deposited in the Canadian Collection Account on or prior to such Reporting Date (a “Servicer Advance”); provided, however, that the Canadian Servicer shall not be obligated to make any Servicer Advance pursuant to this Section 7.7 which the Canadian Servicer determines, in good faith and in accordance with its Credit and Collection Policy, is unlikely to be eventually repaid from Scheduled Payments made by or on behalf of the related Obligor, provided, further, that the aggregate amount of outstanding Servicer Advances made by the Canadian Servicer hereunder that have not been reimbursed shall at no time exceed CAD$500,000. On each Reporting Date, the Canadian Servicer shall deliver to the Facility Agent and the Lenders the Servicer Report stating the aggregate amount of Scheduled Payments not received for the immediately prior Settlement Period, the amount of Servicer Advances, and the amounts which it has determined in its sole discretion, and in accordance with its customary servicing practices and this Agreement, are unlikely to be recoverable from the related Obligors.

(b) The Canadian Servicer shall be reimbursed for any outstanding Servicer Advance from (i) delinquent Scheduled Payments or liquidation proceeds subsequently received on the related Canadian Pool Receivable or (ii) if the related Canadian Pool Receivable becomes a Defaulted Receivable, from collections on all Canadian Pool Receivable or from amounts on deposit in the Canadian Collection Account in accordance with the terms of Section 2.16(b)(ii).

ARTICLE VIII

TERMINATION EVENTS AND AMORTIZATION EVENTS

SECTION 8.1 Termination Events. The occurrence of any one or more of the following events shall constitute a “Termination Event”:

(a) any SPV, any Originator or the Performance Guarantor shall fail to make any payment or deposit to be made by it hereunder, under the Performance Guaranty or under the First Tier Agreements, as applicable, when due hereunder or thereunder and such failure shall continue unremedied for two (2) Business Days after the applicable due date; or

(b) any representation, warranty, certification or statement made or deemed made by the Performance Guarantor, any SPV, any Servicer or any Originator in this Agreement, any other Transaction Document to which it is a party or in any other information, report or document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made or delivered and such failure shall remain unremedied for thirty (30) days after such Person’s knowledge thereof; or

(c) any SPV shall fail in any material respect to perform or observe any undertaking to be performed or observed by it under Section 5.1(b) (conduct of business, ownership); Section 5.1(g) (notice of agent’s interest); Section 5.1(h) (instructions to the obligors); Section 5.1(i) (sale treatment); Section 5.1(j) (nonconsolidation); Section 5.1(k) (corporate documents); Section 5.1(r) (insurance); Section 5.2 (negative covenants); or Section 5.3 (Hedging Requirements) (any of the preceding parenthetical phrases in this clause (c) are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof); or

(d) any SPV shall fail in any material respect to observe or perform any term, covenant or agreement on its part to be performed under Section 5.1(a) and such failure shall remain unremedied for two (2) Business Days after any SPV’s, any Servicer’s or any Originator’s knowledge thereof; or

(e) any SPV, any Servicer, any Originator or the Performance Guarantor shall fail in any material respect to perform any payment or undertaking (other than those covered by clauses (a), (b), (c) or (d) above) to be performed or observed under any other provision of this Agreement and the other Transaction Document to which such Person is a party and such default shall (if capable of being remedied) remain unremedied for thirty (30) days after such Person’s knowledge thereof; or

(f) any Event of Bankruptcy shall occur with respect to (i) any SPV, (ii) any Originator, or any Subsidiary of any Originator, or (iii) the Performance Guarantor; or

(g) the Facility Agent, on behalf of the Lenders, shall for any reason fail or cease to have a valid and enforceable perfected first priority security interest in the Affected Assets, free and clear of any Adverse Claim (other than Permitted Adverse Claims); or

(h) a Servicer Default shall have occurred; or

(i) there shall be a Change of Control; or

(j) on any date of determination, any Borrowing Base Deficit exists and such Borrowing Base Deficit shall exist for more than two (2) Business Days following (i) if no Potential Termination Event (other than a Borrowing Base Deficit) has occurred and is continuing, the Reporting Date or Borrowing Date and (ii) after and during the continuance of a Potential Termination Event, such date of determination; or

(k) (i) the failure of any SPV to pay when due an amount under any agreement (other than this Agreement and other Transaction Documents) in excess of $15,325 to which such SPV is a party in respect of Indebtedness; or any amount in excess of $15,325 due by any SPV under any agreement (other than this Agreement and other Transaction Documents) to which such SPV is a party in respect of Indebtedness is accelerated or declared to be due and payable prior to its expressed payment date pursuant to the terms of such agreement; or (ii) the default by any SPV, in the performance of any term, provision or condition contained in any agreement (other than this Agreement and the other Transaction Documents) to which such SPV is a party and under which any Indebtedness in excess of $15,325 owing by such SPV was created or is governed, regardless of whether such event is an “event of default” or “default” under any such agreement (whether or not such default is waived) if the effect of such default is to cause, or to permit the holder of such Indebtedness to cause, such Indebtedness to become due and payable prior to its stated maturity; or

(l) (i) CCG, CCG Canada or any of their Subsidiaries (including special purpose entities for securitization facilities) shall fail to pay when due any indebtedness owing under any Material Debt Agreement (subject to any applicable grace period permitted by the terms of the relevant document), whether such Indebtedness or obligation shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise (whether or not any such failure to pay is later waived); or (ii) CCG, CCG Canada or any of their Subsidiaries (including special purpose entities for securitization facilities) shall fail to perform any term, covenant or agreement on its part to be performed under any agreement or instrument (other than this Agreement) evidencing or securing or relating to any such Material Debt Agreement when required to be performed (or, if permitted by the terms of the relevant document, within any applicable grace period) or any other event shall occur, and as a result any such Indebtedness shall be declared due and payable or required to be prepaid, redeemed, purchased or defeased (other than by a regularly scheduled prepayment or redemption), in each case, prior to the stated maturity thereof; or

(m) any material provision of this Agreement or any other Transaction Document to which any SPV or any Originator is a party shall cease to be in full force and effect or any SPV or any Originator shall so state in writing; or

(n) the Performance Guaranty shall cease to be effective or to be the legally valid, binding and enforceable obligation of the Performance Guarantor, or the Performance Guarantor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability of its obligations thereunder; or

(o) a final judgment, decree or order against any SPV for the payment of money in aggregate in excess of $15,325, but solely to the extent such judgment, decree or order shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) consecutive days or more, or (ii) a final judgment, decree or order against CCG or CCG Canada for the payment of money in aggregate in excess of $5,000,000, but solely to the extent such judgment, decree or order shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) consecutive days or more; or

(p) the Final Payout Date has not occurred on or prior to the Maturity Date; or

(q) (i) the Average Loss Ratio as of any Month End Date exceeds 2.00%, (ii) the Average Delinquency Ratio as of any Month End Date exceeds 2.50%, or (iii) the Average Excess Spread Percentage as of any Month End Date is less than 1.50%; or

(r) any SPV or Originator shall become or shall be required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or the arrangements contemplated by the Transaction Documents shall require such registration as an “investment company” within the meaning of the Investment Company Act of 1940, as amended; or

(s) Dan McDonough shall cease to be an employee of Holdco or CCG prior to an IPO, unless a successor acceptable to the Facility Agent is appointed within 180 days thereafter; or

(t) as of the last day of any calendar quarter beginning with the calendar quarter ending on December 31, 2014, the Maximum Leverage Ratio of CCG shall exceed 8.0; or

(u) as of the last day of any calendar quarter beginning with the calendar quarter ending on December 31, 2014, the Minimum EBITDA-to-Interest Expense Ratio of CCG shall be less than 1.05 to 1.00; or

(v) as of the last day of any calendar quarter, the Tangible Net Worth of CCG shall be less than the sum of (i) $50,000,000, plus (ii) the principal amount of any outstanding Subordinated Debt, plus (iii) fifty (50%) percent of CCG’s net income (with no deduction for net losses) for any fiscal quarter ending after March 31, 2014, plus (iv) eighty (80%) percent of the net cash proceeds and value of property received during fiscal quarter ending after March 31, 2014 from the issuance of any equity security by CCG; or

(w) any Person shall be appointed as Independent Manager of the SPV without the Facility Agent’s written consent to the extent such consent is required pursuant to Section 5.1(k) hereof.

SECTION 8.2 Termination. Upon the occurrence of any Termination Event, the Facility Agent may and, at the direction of the Majority Lenders, shall, by notice to any SPV and any Servicer, declare the Termination Date to have occurred; provided, however, that in the case of any event described in Section 8.1(f), the Termination Date shall be deemed to have occurred automatically upon the occurrence of such event. Upon any such declaration or automatic occurrence, the Facility Agent and each Administrator shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other Applicable Laws, including, without limitation, the right to liquidate and realize on the Affected Assets, all of which rights shall be cumulative. The Facility Agent shall provide notice of the declaration of the Termination Date to each Lender and the Interest Rate Hedge Counterparties.

ARTICLE IX

INDEMNIFICATION; EXPENSES; RELATED MATTERS

SECTION 9.1 Indemnities by Each SPV. (a) Without limiting any other rights which the Indemnified Parties may have hereunder or under Applicable Law, the U.S. SPV hereby agrees to indemnify the Lenders, the Interest Rate Hedge Counterparties, the Facility Agent, the Administrators, the Backup Servicer, the Custodian and their respective officers, directors, employees, counsel and other agents (collectively, “Indemnified Parties”) from and against any and all damages, losses, claims, liabilities, costs and expenses, including reasonable and documented attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them in any action or proceeding between the U.S. SPV or the U.S. Originator (including, in its capacity as the U.S. Servicer or any Affiliate of any Originator acting as U.S. Servicer) and any of the Indemnified Parties or between any of the Indemnified Parties and any third party or otherwise arising out of or as a result of this Agreement, the other Transaction Documents, the security interest of the Facility Agent on behalf of the Lenders in the U.S. Affected Assets or any of the other transactions contemplated hereby or thereby in each case only to the extent related to the U.S. Loans and the U.S. Affected Assets pledged by the U.S. SPV, excluding, however, (i) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, or (ii) Taxes or Excluded Taxes other than Taxes or Excluded Taxes described in Section 9.1(a)(xi). Without limiting the generality of the foregoing (but subject to the preceding clauses (i) and (ii)), the U.S. SPV shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

(i) any representation or warranty made by the U.S. SPV or any of its Affiliates in the capacity as the U.S. Servicer or any officers of the U.S. SPV under or in connection with this Agreement, the applicable First Tier Agreement, any of the other Transaction Documents, any Servicer Report or any other information or report delivered by the U.S. SPV or the U.S. Servicer pursuant hereto, or pursuant to any of the other Transaction Documents which shall have been incomplete, false or incorrect in any respect when made or deemed made;

(ii) the failure by the U.S. SPV or the U.S. Originator (including, in its capacity as U.S. Servicer or any Affiliate of any Originator acting as U.S. Servicer) to comply with any Applicable Law with respect to any U.S. Pool Receivable or the related Contract, or the nonconformity of any U.S. Pool Receivable or the related Contract with any such Applicable Law;

(iii) the failure to create or maintain a valid and perfected first priority security interest in favor of the Facility Agent, for the benefit of the Lenders, in the U.S. Affected Assets pledged by the U.S. SPV, free and clear of any Adverse Claim (other than Permitted Adverse Claims);

(iv) the failure to file, or any delay in filing, financing statements, continuation statements, or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any of the U.S. Affected Assets pledged by the U.S. SPV as and when required pursuant to the terms hereof;

(v) any dispute, claim, offset or defense (other than discharge in bankruptcy) of an Obligor to the payment of any U.S. Pool Receivable (including a defense based on such U.S. Pool Receivable or the related Contract not being the legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of merchandise or services related to such U.S. Pool Receivable or the furnishing or failure to furnish such merchandise or services, or from any breach or alleged breach of any provision of the U.S. Pool Receivables or the related Contracts restricting assignment of any U.S. Pool Receivables;

(vi) any failure of the U.S. Servicer to perform its duties or obligations in accordance with the provisions hereof;

(vii) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with merchandise or services which are the subject of any U.S. Pool Receivable;

(viii) the financing of any U.S. Pool Receivable other than an Eligible Receivable (as of the related Purchase Date) by the proceeds of any U.S. Loan;

(ix) the failure by the U.S. SPV or the U.S. Originator (individually or as the U.S. Servicer) to comply with any term, provision or covenant contained in this Agreement or any of the other Transaction Documents to which it is a party or to perform any of its respective duties or obligations under the U.S. Pool Receivables or related Contracts;

(x) the existence of a U.S. Borrowing Base Deficit;

(xi) the failure of the U.S. SPV or U.S. Originator to pay when due any sales, excise or personal property taxes payable in connection with any of the U.S. Pool Receivables;

(xii) any repayment by any Indemnified Party of any amount previously distributed in prepayment of any U.S. Loans of which such Indemnified Party believes in good faith is required to be made;

(xiii) the commingling by the U.S. SPV or the U.S. Servicer of U.S. Collections of U.S. Pool Receivables at any time with any other funds;

(xiv) any investigation, litigation or proceeding related to this Agreement (only to the extent related to the U.S. Loans or U.S. Affected Assets), any of the other Transaction Documents (only to the extent related to the U.S. Loans or U.S. Affected Assets), the use of proceeds of the U.S. Loans by the U.S. SPV, or the security interest of the Facility Agent on behalf of the Lenders in any U.S. Affected Asset pledged by the U.S. SPV;

(xv) failure of any Lock-Box Bank (other than the Facility Agent or its Affiliates), the Intercreditor Master Agent or any Servicer to remit any U.S. Collections held in the Lock-Box Accounts or any related lock-boxes to the U.S. Collection Account when required to pursuant to the terms hereof, whether by reason of the exercise of set-off rights or otherwise;

(xvi) any inability to obtain any judgment in or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the U.S. SPV or the U.S. Originator to qualify to do business or file any notice of business activity report or any similar report;

(xvii) any attempt by any Person to void, rescind or set-aside any transfer by the U.S. Originator to the U.S. SPV of any U.S. Pool Receivable and other Affected Asset pledged by the U.S. SPV under statutory provisions or common law or equitable action, including any provision of the Bankruptcy Code or other insolvency law;

(xviii) any action taken by the U.S. SPV, the U.S. Originator, or the U.S. Servicer (if an Originator or any Affiliate or designee of an Originator) in the enforcement or collection of any U.S. Pool Receivable;

(xix) the use of the proceeds of any U.S. Loan.

(b) Without limiting any other rights which the Indemnified Parties may have hereunder or under Applicable Law, the Canadian SPV hereby agrees to indemnify the Indemnified Parties from and against any and all Indemnified Amounts awarded against or incurred by any of them in any action or proceeding between the Canadian SPV or the Canadian Originator (including, in its capacity as the Canadian Servicer or any Affiliate of any Originator acting as Canadian Servicer) and any of the Indemnified Parties or between any of the Indemnified Parties and any third party or otherwise arising out of or as a result of this Agreement, the other Transaction Documents, the security interest of the Facility Agent on behalf of the Lenders in the Canadian Affected Assets or any of the other transactions contemplated hereby or thereby in each case only to the extent related to the Canadian Loans and the Canadian Affected Assets pledged by the Canadian SPV, excluding, however, (i) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, or (ii) Taxes or Excluded Taxes other than Taxes or Excluded Taxes described in Section 9.1(b)(xi). Without limiting the generality of the foregoing (but subject to the preceding clauses (i) and (ii)), the Canadian SPV shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

(i) any representation or warranty made by the Canadian SPV or any of its Affiliates in the capacity as the Canadian Servicer or any officers of the Canadian SPV under or in connection with this Agreement, the applicable First Tier Agreement, any of the other Transaction Documents, any Servicer Report or any other information or report delivered by the Canadian SPV or the Canadian Servicer pursuant hereto, or pursuant to any of the other Transaction Documents which shall have been incomplete, false or incorrect in any respect when made or deemed made;

(ii) the failure by the Canadian SPV or the Canadian Originator (including, in its capacity as Canadian Servicer or any Affiliate of any Originator acting as Canadian Servicer) to comply with any Applicable Law with respect to any Canadian Pool Receivable or the related Contract, or the nonconformity of any Canadian Pool Receivable or the related Contract with any such Applicable Law;

(iii) the failure to create or maintain a valid and perfected first priority security interest in favor of the Facility Agent, for the benefit of the Lenders, in the Canadian Affected Assets pledged by the Canadian SPV, free and clear of any Adverse Claim (other than Permitted Adverse Claims);

(iv) the failure to file, or any delay in filing, financing statements, continuation statements, or other similar instruments or documents under the PPSA of any applicable jurisdiction or other Applicable Laws with respect to any of the Canadian Affected Assets pledged by the Canadian SPV as and when required pursuant to the terms hereof;

(v) any dispute, claim, offset or defense (other than discharge in bankruptcy) of an Obligor to the payment of any Canadian Pool Receivable (including a defense based on such Canadian Pool Receivable or the related Contract not being the legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of merchandise or services related to such Canadian Pool Receivable or the furnishing or failure to furnish such merchandise or services, or from any breach or alleged breach of any provision of the Canadian Pool Receivables or the related Contracts restricting assignment of any Canadian Pool Receivables;

(vi) any failure of the Canadian Servicer to perform its duties or obligations in accordance with the provisions hereof;

(vii) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with merchandise or services which are the subject of any Canadian Pool Receivable;

(viii) the financing of any Canadian Pool Receivable other than an Eligible Receivable (as of the related Purchase Date) by the proceeds of any Canadian Loan;

(ix) the failure by the Canadian SPV or the Canadian Originator (individually or as the Canadian Servicer) to comply with any term, provision or covenant contained in this Agreement or any of the other Transaction Documents to which it is a party or to perform any of its respective duties or obligations under the Canadian Pool Receivables or related Contracts;

(x) the existence of a Canadian Borrowing Base Deficit;

(xi) the failure of the Canadian SPV or Canadian Originator to pay when due any sales, excise or personal property taxes or any withholding Taxes required to be paid pursuant to Section 9.3 payable in connection with any of the Canadian Pool Receivables;

(xii) any repayment by any Indemnified Party of any amount previously distributed in prepayment of any Canadian Loans of which such Indemnified Party believes in good faith is required to be made;

(xiii) the commingling by the Canadian SPV or the Canadian Servicer of Canadian Collections of Canadian Pool Receivables at any time with any other funds;

(xiv) any investigation, litigation or proceeding related to this Agreement (only to the extent related to the Canadian Loans or Canadian Affected Assets), any of the other Transaction Documents (only to the extent related to the Canadian Loans or Canadian Affected Assets), the use of proceeds of the Canadian Loans by the Canadian SPV, or the security interest of the Facility Agent on behalf of the Lenders in any Canadian Affected Asset pledged by the Canadian SPV;

(xv) failure of any Lock-Box Bank (other than the Facility Agent or any of its Affiliates) or any Servicer to remit any Canadian Collections held in any account to the Canadian Collection Account when required to pursuant to the terms hereof, whether by reason of the exercise of set-off rights or otherwise;

(xvi) any inability to obtain any judgment in or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the Canadian SPV or the Canadian Originator to qualify to do business or file any notice of business activity report or any similar report;

(xvii) any attempt by any Person to void, rescind or set-aside any transfer by the Canadian Originator to the Canadian SPV of any Canadian Pool Receivable and other Affected Asset pledged by the Canadian SPV under statutory provisions or common law or equitable action, including any provision of applicable Canadian Insolvency Legislation, the Bankruptcy Code or other insolvency law;

(xviii) any action taken by the Canadian SPV, the Canadian Originator, or the Canadian Servicer (if an Originator or any Affiliate or designee of an Originator) in the enforcement or collection of any Canadian Pool Receivable;

(xix) the use of the proceeds of any Canadian Loan.

SECTION 9.2 Indemnity for Taxes, Reserves and Expenses. (a) (i) With respect to the U.S. SPV, if after the Closing Date, any Regulatory Requirement:

(A) shall subject any Indemnified Party (or its applicable lending office) to any Tax, duty or other charge (other than Excluded Taxes) with respect to this Agreement (but only to the extent related to the U.S. Loans or U.S. Affected Assets), the other Transaction Documents (but only to the extent related to the U.S. Loans or U.S. Affected Assets), the maintenance or financing of the U.S. Affected Assets pledged by the U.S. SPV, or payments of amounts due hereunder from its U.S. SPV, or shall change the basis of taxation of payments to any Indemnified Party of amounts payable in respect of this Agreement (but only to the extent related to the U.S. Loans or U.S. Affected Assets), the other Transaction Documents (but only to the extent related to the U.S. Loans or U.S. Affected Assets), the maintenance or financing of the U.S. Affected Assets pledged by the U.S. SPV, or payments of amounts due hereunder from the U.S. SPV or its obligation to advance funds hereunder to the U.S. SPV in respect of this Agreement (but only to the extent related to the U.S. Loans or U.S. Affected Assets), the other Transaction Documents (but only to the extent related to the U.S. Loans or U.S. Affected Assets), the maintenance or financing of the U.S. Affected Assets pledged by the U.S. SPV (except for changes in the rate of general corporate, franchise, net income, other income tax or tax based on capital, net worth or comparable basis of measurement imposed on such Indemnified Party by the jurisdiction in which such Indemnified Party’s principal executive office or lending office with which the Loans are effectively connected is located); provided, however, that a Lender or the Administrator, as appropriate, making a demand for indemnity payment shall provide the U.S. SPV with a certificate from the relevant taxing authority or from a responsible officer of such Lender or the Administrator stating or otherwise evidencing that such Lender or the Administrator has made payment of such Taxes and will provide a copy of or extract from documentation, if available, furnished by such taxing authority evidencing assertion or payment of such Taxes;

(B) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including any such requirement imposed by the Board of Governors of the Federal Reserve System) against assets of, deposits with or for the account of, or credit extended by, any Indemnified Party or shall impose on any Indemnified Party or on the United States market for certificates of deposit or the London interbank market any other condition affecting this Agreement (but only to the extent related to the U.S. Loans or U.S. Affected Assets), the other Transaction Documents (but only to the extent related to the U.S. Loans or U.S. Affected Assets), maintenance or financing of the U.S. Affected Assets pledged by the U.S. SPV, or payments of amounts due hereunder from the U.S. SPV or its obligation to advance funds hereunder to the U.S. SPV in respect of this Agreement (but only to the extent related to the U.S. Loans or U.S. Affected Assets), the other Transaction Documents (but only to the extent related to the U.S. Loans or U.S. Affected Assets), maintenance or financing of the U.S. Affected Assets pledged by the U.S. SPV; or

(C) imposes upon any Indemnified Party any other condition or expense (including any loss of margin, reasonable attorneys fees and expenses, and expenses of litigation or preparation therefore in contesting any of the foregoing) with respect to this Agreement (but only to the extent related to the U.S. Loans or U.S. Affected Assets), the other Transaction Documents (but only to the extent related to the U.S. Loans or U.S. Affected Assets), the maintenance or financing of the U.S. Affected Assets pledged by the U.S. SPV, or payments of amounts due hereunder from the U.S. SPV or its obligation to advance funds hereunder to the U.S. SPV in respect of this Agreement (but only to the extent related to the U.S. Loans or U.S. Affected Assets), the other Transaction Documents (but only to the extent related to the U.S. Loans or U.S. Affected Assets), the maintenance or financing of the Affected Assets pledged by the U.S. SPV;

and the result of any of the foregoing is: (i) to increase the cost to fund or maintain the U.S. Loans hereunder and under other Transaction Documents or to perform its obligations under this Agreement and the other Transaction Documents (but only to the extent related to the U.S. Loans or U.S. Affected Assets) by an amount deemed by such Indemnified Party to be material, or (ii) to reduce the amount of any sum received or receivable by such Indemnified Party with respect to this Agreement (but only to the extent related to the U.S. Loans or U.S. Affected Assets) and, the other Transaction Documents (but only to the extent related to the U.S. Loans or U.S. Affected Assets) by an amount deemed by such Indemnified Party to be material, then in either case of (i) or (ii), the U.S. SPV shall pay in accordance with Section 2.16(b) to the Facility Agent, for the benefit of such Indemnified Party, such additional amount or amounts as will compensate such Indemnified Party for such increased cost or reduction.

(ii) With respect to the Canadian SPV, if after the Closing Date, any Regulatory Requirement:

(A) shall subject any Indemnified Party (or its applicable lending office) to any Tax, duty or other charge (other than Excluded Taxes) with respect to this Agreement (but only to the extent related to the Canadian Loans or Canadian Affected Assets), the other Transaction Documents (but only to the extent related to the Canadian Loans or Canadian Affected Assets), the maintenance or financing of the Canadian Affected Assets pledged by the Canadian SPV, or payments of amounts due hereunder from its Canadian SPV, or shall change the basis of taxation of payments to any Indemnified Party of amounts payable in respect of this Agreement (but only to the extent related to the Canadian Loans or Canadian Affected Assets), the other Transaction Documents (but only to the extent related to the Canadian Loans or Canadian Affected Assets), the maintenance or financing of the Canadian Affected Assets pledged by the Canadian SPV, or payments of amounts due hereunder from the Canadian SPV or its obligation to advance funds hereunder to the Canadian SPV in respect of this Agreement (but only to the extent related to the Canadian Loans or Canadian Affected Assets), the other Transaction Documents (but only to the extent related to the Canadian Loans or Canadian Affected Assets), the maintenance or financing of the Canadian Affected Assets pledged by the Canadian SPV (except for changes in the rate of general corporate, franchise, net income, other income tax or tax based on capital, net worth or comparable basis of measurement imposed on such Indemnified Party by the jurisdiction in which such Indemnified Party’s principal executive office or lending office with which the Loans are effectively connected is located); provided, however, that a Lender or the Administrator, as appropriate, making a demand for indemnity payment shall provide the Canadian SPV with a certificate from the relevant taxing authority or from a responsible officer of such Lender or the Administrator stating or otherwise evidencing that such Lender or the Administrator has made payment of such Taxes and will provide a copy of or extract from documentation, if available, furnished by such taxing authority evidencing assertion or payment of such Taxes;

(B) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including any such requirement imposed by the Board of Governors of the Federal Reserve System) against assets of, deposits with or for the account of, or credit extended by, any Indemnified Party or shall impose on any Indemnified Party or on the United States market for certificates of deposit or the London interbank market any other condition affecting this Agreement (but only to the extent related to the Canadian Loans or Canadian Affected Assets), the other Transaction Documents (but only to the extent related to the Canadian Loans or Canadian Affected Assets), maintenance or financing of the Canadian Affected Assets pledged by the Canadian SPV, or payments of amounts due hereunder from the Canadian SPV or its obligation to advance funds hereunder to the Canadian SPV in respect of this Agreement (but only to the extent related to the Canadian Loans or Canadian Affected Assets), the other Transaction Documents (but only to the extent related to the Canadian Loans or Canadian Affected Assets), maintenance or financing of the Canadian Affected Assets pledged by the Canadian SPV; or

(C) imposes upon any Indemnified Party any other condition or expense (including any loss of margin, reasonable attorneys’ fees and expenses, and expenses of litigation or preparation therefore in contesting any of the foregoing) with respect to this Agreement (but only to the extent related to the Canadian Loans or Canadian Affected Assets), the other Transaction Documents (but only to the extent related to the Canadian Loans or Canadian Affected Assets), the maintenance or financing of the Canadian Affected Assets pledged by the Canadian SPV, or payments of amounts due hereunder from the Canadian SPV or its obligation to advance funds hereunder to the Canadian SPV in respect of this Agreement (but only to the extent related to the Canadian Loans or Canadian Affected Assets), the other Transaction Documents (but only to the extent related to the Canadian Loans or Canadian Affected Assets), the maintenance or financing of the Affected Assets pledged by the Canadian SPV;

and the result of any of the foregoing is: (i) to increase the cost to fund or maintain the Canadian Loans hereunder and under other Transaction Documents or to perform its obligations under this Agreement and the other Transaction Documents (but only to the extent related to the Canadian Loans or Canadian Affected Assets), or (ii) to reduce the amount of any sum received or receivable by such Indemnified Party with respect to this Agreement (but only to the extent related to the Canadian Loans or Canadian Affected Assets) and, the other Transaction Documents (but only to the extent related to the Canadian Loans or Canadian Affected Assets) by an amount deemed by such Indemnified Party to be material, then in either case of (i) or (ii), the Canadian SPV shall pay in accordance with Section 2.16(b) to the Facility Agent, for the benefit of such Indemnified Party, such additional amount or amounts as will compensate such Indemnified Party for such increased cost or reduction.

(b) (i) If any Indemnified Party shall have determined that after the date hereof, any Regulatory Requirement (including any changes in GAAP, but only to the extent the Indemnified Party seeks a similar indemnity from its customers generally), has or would have the effect of reducing the rate of return on capital of such Indemnified Party (or its parent) as a consequence of such Indemnified Party’s obligations hereunder or with respect hereto solely as such obligations relate to the U.S. SPV to a level below that which such Indemnified Party (or its parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Indemnified Party to be material, then from time to time, the U.S. SPV shall pay in accordance with Section 2.16(b) to the Facility Agent, for the benefit of such Indemnified Party, such additional amount or amounts as will compensate such Indemnified Party (or its parent) for such reduction.

(ii) If any Indemnified Party shall have determined that after the date hereof, any Regulatory Requirement (including any changes in GAAP, but only to the extent the Indemnified Party seeks a similar indemnity from its customers generally), has or would have the effect of reducing the rate of return on capital of such Indemnified Party (or its parent) as a consequence of such Indemnified Party’s obligations hereunder or with respect hereto solely as such obligations relate to the Canadian SPV to a level below that which such Indemnified Party (or its parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Indemnified Party to be material, then from time to time, the Canadian SPV shall pay in accordance with Section 2.16(b) to the Facility Agent, for the benefit of such Indemnified Party, such additional amount or amounts as will compensate such Indemnified Party (or its parent) for such reduction.

(c) The Facility Agent shall promptly notify any SPV of any event of which it has knowledge, occurring after the date hereof, which will entitle an Indemnified Party to compensation pursuant to this Section 9.2; provided that no failure to give or any delay in giving such notice shall affect any Indemnified Party’s right to receive such compensation as long as such notice is given to the applicable SPV within 120 days after the such Indemnified Party acquires such knowledge. A notice by the Facility Agent or the applicable Indemnified Party claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Facility Agent or any applicable Indemnified Party may use any reasonable averaging and attributing methods.

(d) Each SPV acknowledges that any Indemnified Party may institute measures in anticipation of the adoption of any Regulatory Requirement (including, without limitation, the imposition of internal charges on such Lender’s interests or obligations under this Agreement), and may commence allocating charges to or seeking compensation from an SPV under this Section 9.2 in connection with such measures, in advance of the effective date of such Regulatory Requirement, and each SPV agrees to pay such charges or compensation to the Facility Agent, for the benefit of such Indemnified Party, following demand therefor without regard to whether such effective date has occurred. Each SPV further acknowledges that any charge or compensation demanded hereunder may take the form of a monthly charge to be assessed by such Indemnified Party.

SECTION 9.3 Taxes. (a) All payments and distributions made hereunder by any SPV or Servicer (each, a “payor”) to any Lender or any Agent (each, a “recipient”) shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and any other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority on any recipient (or any assignee of such parties), but excluding franchise taxes, taxes imposed on or measured by the recipient’s net income or gross receipts, taxes based on capital, net worth or comparable basis of measurement and deductions or withholdings of United States Federal income taxes that (i) are incurred by an assignee if the related assignment is made in violation of Section 13.8, (ii) could have been avoided in whole or in part by the timely filing by any Agent or Lender of one or more United States Internal Revenue Service forms or (iii) result from recipient’s failure to comply with Sections 9.3(d) and 13.8(e) (such excluded items being called “Excluded Taxes” and such remaining items being called “Taxes”). In the event that any withholding or deduction from any payment made by any payor hereunder is required in respect of any Taxes solely to the extent such Taxes are related to such payor’s obligations hereunder, then such payor shall:

(i) pay directly to the relevant authority the full amount required to be so withheld or deducted;

(ii) promptly forward to the Agents an official receipt or other documentation satisfactory to the Agents evidencing such payment to such authority; and

(iii) pay to the recipient such additional amount or amounts as is necessary to ensure that the net amount actually received by the recipient will equal the full amount such recipient would have received had no such withholding or deduction been required.

(b) If any Taxes are directly asserted against any recipient with respect to any payment received by such recipient hereunder, the recipient may pay such Taxes and the applicable payor will promptly pay such additional amounts (including any penalties, interest or expenses) as shall be necessary in order that the net amount received by the recipient after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such recipient would have received had such Taxes not been asserted.

(c) If the applicable payor fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the recipient the required receipts or other required documentary evidence, such payor shall indemnify the recipient for any incremental Taxes, interest, or penalties that may become payable by any recipient as a result of any such failure. No payor shall be responsible for any incremental Taxes, interest, or penalties attributable to the recipient’s failure to act in a timely manner.

(d) Without limiting anything provided above, each Lender of U.S. Loans that is not created or organized under the laws of the United States or a political subdivision thereof (each a “Non-U.S. Person”) shall deliver to the U.S. SPV (with a copy to the Facility Agent) (i) within 15 days after the date hereof, or, if later, the date on which such Lender becomes a

Non-U.S. Person, two (or such other number as may from time to time be prescribed by Applicable Laws or regulations) duly completed copies of IRS Form W-8BEN or W-8ECI (or any successor forms or other certificates or statements which may be required from time to time by the relevant United States taxing authorities or Applicable Laws or regulations), as appropriate, to permit the U.S. SPV and the Facility Agent to make payments hereunder for the account of such Non-U.S. Person without deduction or withholding of United States federal income or similar taxes and (ii) upon request of the U.S. SPV or the Facility Agent as a result of the obsolescence of or after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Section 9.3(d), copies (in such numbers as may be from time to time be prescribed by Applicable Laws or regulations) of such additional, amended or successor forms, certificates or statements as may be required under Applicable Laws or regulations to permit the U.S. SPV or the Facility Agent to make payments hereunder for the account of such Lender without deduction or withholding of United States federal income or similar taxes.

SECTION 9.4 Mitigation Obligations. If an Indemnified Party requests compensation under Section 9.2, or if any SPV or Servicer is required to pay any additional amount to the Facility Agent, for the benefit of such Indemnified Party, or any Official Body for the account of the Indemnified Party pursuant to Section 9.3, then the applicable Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the sole judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Sections 9.2 and 9.3, as the case may be, in the future and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each SPV hereby agrees to pay all reasonable costs and expenses incurred by such Lender in connection with any such designation or assignment to the extent related to it own indemnification obligations only, and not in excess of what the additional compensation required under Section 9.2 would have been.

SECTION 9.5 Other Costs and Expenses; Breakage Costs. (a) Each SPV agrees, severally but not jointly, upon receipt of a written invoice addressed to such SPV, to pay or cause to be paid, and to save the Lenders and the Agents harmless against liability for the payment of its pro rata share (which with respect to the U.S. SPV shall be the percentage of the U.S. Loan Commitment to the sum of the U.S. Loan Commitment and the Canadian Loan Commitment and with respect to the Canadian SPV shall be the percentage of the Canadian Loan Commitment to the sum of the U.S. Loan Commitment and the Canadian Loan Commitment) of all reasonable and documented out-of-pocket expenses (including reasonable attorneys’ fees and expenses (it being understood that in connection with the initial closing of this Agreement and the negotiation and execution of the Transaction Documents on the Closing Date that each of the Facility Agent, the Lenders and the Administrators shall be represented by a single counsel in Canada and a single counsel in the United States and the SPVs shall only be required to pay the fees and expenses of a single counsel in Canada and a single counsel in the United States), accountants’ fees and expenses and other third parties’ fees and expenses, any filing fees and expenses incurred by officers or employee of any Lender and/or the Agents) or intangible, documentary or recording taxes incurred by or on behalf of the any Lender or the Agents (i) in connection with the preparation, negotiation, execution and delivery of this Agreement, the other Transaction Documents and any documents or instruments delivered pursuant hereto and thereto and the transactions contemplated hereby or thereby (including the perfection or protection of the Affected Assets) and (ii) from time to time (A) relating to any amendments, waivers or consents under this Agreement and the other Transaction Documents, (B) arising in connection with any Lender’s, or the Agents’ enforcement or preservation of rights (including the perfection and protection of Lender’s security interest in the Affected Assets under this Agreement), or (C) arising in connection with any audit (provided, however, that the obligations of each SPV hereunder shall be limited as set forth in Section 5.1(d)), dispute, disagreement, litigation or preparation for litigation involving this Agreement or any of the other Transaction Documents, in each case with respect to this clause (ii) to the extent related to such SPV or its Pool Receivables or its Loans (all of such amounts, collectively, “Transaction Costs”).

(b) (i) The U.S. SPV shall pay the Facility Agent for the account of the Lenders, as applicable, on the Settlement Date following demand (so long as demand is made at least five (5) Business Days prior to any Settlement Date), such amount or amounts as shall compensate the Lenders for any loss (including loss of profit), cost or expense incurred by the Lenders (as reasonably determined by the Facility Agent) as a result of, in each case with respect to U.S. Loans accruing or to accrue interest based on the LIBO Rate, (i) any failure on the part of the U.S. SPV to borrow a U.S. Loan after submitting a Borrowing Request, (ii) any reduction of the principal amount of any Tranche by the U.S. SPV without compliance by the U.S. SPV with the notice requirements hereunder or (iii) any reduction by the U.S. SPV of any Tranche on a date other than the last date of a Rate Period or the date specified by the U.S. SPV in a notice of prepayment, redemption or other reduction, such compensation to be (x) limited to an amount equal to the amount of interest and fees that would have accrued during the remainder of the Rate Period relating to such U.S. Loan subsequent to the date of such failure to borrow or reduction to (but excluding) the last day of such Rate Period and (y) net of the income, if any, received by the Lender required to make such U.S. Loan or which received the proceeds of such reduction from investing the principal related to such U.S. Loan that did not occur or such proceeds. The determination by the Facility Agent of the amount of any such loss or expense shall be set forth in a written notice to the U.S. SPV in reasonable detail and shall be conclusive, absent manifest error. Nothing in this subsection (b)(i) shall obligate the U.S. SPV to pay any costs or expenses which result from any breach by a Lender of its obligations hereunder.

(ii) The Canadian SPV shall pay the Facility Agent for the account of the Lenders, as applicable, on the Payment Date following demand (so long as demand is made at least five (5) Business Days prior to any Payment Date), such amount or amounts as shall compensate the Lenders for any loss (including loss of profit), cost or expense incurred by the Lenders (as reasonably determined by the Facility Agent) as a result of, in each case with respect to Canadian Loans accruing or to accrue interest based on the CDOR Rate, (i) any failure on the part of the Canadian SPV to borrow a Canadian Loan after submitting a Borrowing Request, (ii) any reduction of the principal amount of any Tranche by the Canadian SPV without compliance by the Canadian SPV with the notice requirements hereunder or (iii) any reduction by the Canadian SPV of any Tranche on a date other than the last date of a Rate Period or the date specified by the Canadian SPV in a notice of prepayment, redemption or other reduction, such compensation to be (x) limited to an amount equal to the amount of interest and fees that would have accrued during the remainder of the Rate Period relating to such Canadian Loan subsequent to the date of such failure to borrow or reduction to (but excluding) the last day of such Rate Period and (y) net of the income, if any, received by the Lender required to make such

Canadian Loan or which received the proceeds of such reduction from investing the principal related to such Canadian Loan that did not occur or such proceeds. The determination by the Facility Agent of the amount of any such loss or expense shall be set forth in a written notice to the Canadian SPV in reasonable detail and shall be conclusive, absent manifest error. Nothing in this subsection (b)(ii) shall obligate the Canadian SPV to pay any costs or expenses which result from any breach by a Lender of its obligations hereunder.

(c) Each SPV shall, severally but not jointly, pay the Facility Agent for the account of the Interest Rate Hedge Counterparties, as applicable, all Hedge Breakage Costs which are due and payable by such SPV pursuant to the terms of the related Interest Rate Hedging Agreement on the date of any termination of the Commitment, release of the applicable Affected Assets, Securitization Date, or other date on which Hedge Breakage Costs are due and owing under an Interest Rate Hedging Agreement.

SECTION 9.6 Indemnities by the Servicer. (a) Without limiting any other rights which the Agents or the Lenders or the other Indemnified Parties may have hereunder or under Applicable Law, the U.S. Servicer hereby agrees to indemnify (without recourse, except as otherwise specifically provided in this Agreement) the U.S. SPV and the Indemnified Parties from and against any and all Indemnified Amounts arising out of or resulting from (whether directly or indirectly) (i) the failure of any information contained in any Servicer Report (to the extent provided by the U.S. Servicer) to be true and correct, or the failure of any other information provided to any Indemnified Party by, or on behalf of, the U.S. Servicer to be true and correct, (ii) the failure of any representation, warranty or statement made or deemed made by the U.S. Servicer (or any of its officers) under or in connection with this Agreement to have been true and correct as of the date made or deemed made, (iii) the failure by the U.S. Servicer to comply with any Applicable Law with respect to any U.S. Pool Receivable or the related Contract, or (iv) any failure of the U.S. Servicer to perform its duties or obligations in accordance with the provisions hereof; excluding, however, (A) Indemnified Amounts resulting from gross negligence or willful misconduct on the part of such Indemnified Party and (B) Indemnified Amounts to the extent solely due to non-payment by any Obligor of an amount due and payable with respect to a U.S. Pool Receivable for credit reasons.

(b) Without limiting any other rights which the Agents or the Lenders or the other Indemnified Parties may have hereunder or under Applicable Law, the Canadian Servicer hereby agrees to indemnify (without recourse, except as otherwise specifically provided in this Agreement) the Canadian SPV and the Indemnified Parties from and against any and all Indemnified Amounts arising out of or resulting from (whether directly or indirectly) (i) the failure of any information contained in any Servicer Report (to the extent provided by the Canadian Servicer) to be true and correct, or the failure of any other information provided to any Indemnified Party by, or on behalf of, the Canadian Servicer to be true and correct, (ii) the failure of any representation, warranty or statement made or deemed made by the Canadian Servicer (or any of its officers) under or in connection with this Agreement to have been true and correct as of the date made or deemed made, (iii) the failure by the Canadian Servicer to comply with any Applicable Law with respect to any Canadian Pool Receivable or the related Contract, or (iv) any failure of the Canadian Servicer to perform its duties or obligations in accordance with the provisions hereof; excluding, however, (A) Indemnified Amounts resulting from gross negligence or willful misconduct on the part of such Indemnified Party and (B) Indemnified Amounts to the extent solely due to non-payment by any Obligor of an amount due and payable with respect to a Canadian Pool Receivable for credit reasons.

SECTION 9.7 Contest Rights, Duplication. In the event any claim, action, proceeding or suit is brought against any Indemnified Party with respect to which any SPV would be required to indemnify such Indemnified Party for Taxes under Section 9.1, Section 9.2 or Section 9.3, such Indemnified Party shall promptly give notice or any such claim, action, proceeding or suit to the SPVs. Each SPV may, at such SPV’s sole cost and expense, resist and defend such action, suit or proceeding in the name of the Indemnified Party (or in the name of such SPV if legally entitled to do so), or cause the same to be resisted or defended by counsel selected by such SPV and reasonably satisfactory to such Indemnified Party. No Indemnified Party shall be entitled to receive duplicative amounts pursuant to the various indemnities set forth this Article IX.

ARTICLE X

THE AGENTS

SECTION 10.1 Appointment and Authorization of Agents. Each Lender hereby irrevocably appoints, designates and authorizes each Agent to take such action on its behalf under the provisions of this Agreement and each other Transaction Document and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and any other Transaction Document, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, no Agent shall have any duties or responsibilities, except those expressly set forth in this Agreement, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 10.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Each Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

SECTION 10.3 Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any Lender for any recital, statement, representation or warranty made by any SPV, Originator or Servicer, or any officer thereof, contained in this Agreement or in any other Transaction Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Transaction Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document, or for any failure of any SPV, Originator, Servicer or any other party to any Transaction Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of any SPV, Originator or Servicer or any of their respective Affiliates.

SECTION 10.4 Reliance by Agents. (a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any SPV, Originator and Servicer), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Majority Lenders or, if required hereunder, all Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

(b) For purposes of determining compliance with the conditions specified in Article IV, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by any Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender.

SECTION 10.5 Notice of Termination Event, Potential Termination Event or Servicer Default. No Agent shall be deemed to have knowledge or notice of the occurrence of a Potential Termination Event, a Termination Event or a Servicer Default, unless such Agent has received written notice from a Lender or an SPV referring to this Agreement, describing such Potential Termination Event, Termination Event or Servicer Default and stating that such notice is a “Notice of Termination Event or Potential Termination Event” or “Notice of Servicer Default,” as applicable. Such Agent will notify the Lenders of its receipt of any such notice. Such Agent shall (subject to Section 10.4) take such action with respect to such Potential Termination Event or Termination Event as may be requested by the Majority Lenders, provided, however, that, unless and until such Agent shall have received any such request, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Termination Event or Termination Event as it shall deem advisable or in the best interest of the Lenders.

SECTION 10.6 Credit Decision; Disclosure of Information by the Agents. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by any Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of any SPV, Servicer, Originator or any of their respective Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether the Agent-Related Persons have disclosed material information in their possession. Each Lender, including any Lender by assignment, represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the SPVs, the Servicers, the Originators and their respective Affiliates, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to any SPV hereunder. Each Lender also represents that it shall, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the SPVs, the Servicers and the Originators. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by any Agent herein, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the SPVs, the Servicers, the Originators or their respective Affiliates which may come into the possession of any of the Agent-Related Persons.

SECTION 10.7 Indemnification of the Agents. Whether or not the transactions contemplated hereby are consummated, each Lender shall severally indemnify upon demand each of its Agent-Related Persons (to the extent not reimbursed by or on behalf of the SPVs and without limiting the obligation of any SPV to do so as otherwise provided herein), pro rata, based on the amount of the Loans funded by such Lender, and hold harmless each Agent-Related Person from and against any and all Indemnified Amounts incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Amounts resulting from such Person’s gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Majority Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.7. Without limitation of the foregoing, each Lender shall severally reimburse its Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney’s fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Transaction Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the SPVs as otherwise provided herein. The undertaking in this Section 10.7 shall survive payment on the Final Payout Date and the resignation or replacement of any Agent.

SECTION 10.8 Agent in Individual Capacity. Each Agent (and any successor acting as Agent) and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any SPV, Originator and Servicer or any of their Subsidiaries or Affiliates as though such Agent was not an Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, each Agent or its Affiliates may receive information regarding the SPVs, the Originators, the Servicers or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that such Agent shall be under no obligation to provide such information to them. Each Agent may, in its individual capacity, make Loans by assignment from a Lender or otherwise in accordance herewith and in such event such Agent shall have the same rights and powers under this Agreement as any other Lenders and may exercise the same as though it were not an Agent, and the terms “Lender”, shall, unless the context otherwise indicates, include the Agent in its individual capacity.

SECTION 10.9 Resignation of Facility Agent. The Facility Agent may resign as Facility Agent upon thirty (30) days’ notice to the Lenders and the SPVs and effective upon appointment of its successor as hereinafter provided. If the Facility Agent resigns under this Agreement, the Majority Lenders shall appoint from among the Administrators a successor agent for the Lenders, which, unless a Termination Event or a Potential Termination Event exists, shall be reasonably satisfactory to the SPVs. If no successor agent is appointed prior to the end of such thirty (30) day period, the Facility Agent may appoint, after consulting with the Lenders a successor agent from among the Administrators. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Facility Agent and the term “Facility Agent” shall mean such successor agent and the retiring Facility Agent’s appointment, powers and duties as Facility Agent shall be terminated. After any retiring Facility Agent’s resignation hereunder as Facility Agent, the provisions of this Section 10.9 and Sections 10.3 and 10.7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Facility Agent under this Agreement.

SECTION 10.10 Payments by the Agents. Unless specifically allocated to a Lender pursuant to the terms of this Agreement, all amounts received by any Agent on behalf of the Lenders shall be paid by such Agent to the Lenders (at their respective accounts specified herein or in their respective Assignment and Assumption Agreements), pro rata in accordance with their respective outstanding funded portions of the Loans on the Business Day received by such Agent, unless such amounts are received after 12:00 noon (Charlotte, North Carolina time) on such Business Day, in which case such Agent shall use its reasonable efforts to pay such amounts to the Lenders on such Business Day, but, in any event, shall pay such amounts to the Lenders not later than the following Business Day.

ARTICLE XI

THE BACKUP SERVICER

SECTION 11.1 Representations of Backup Servicer. The Backup Servicer makes the following representations and warranties to the other parties to this Agreement:

(a) The Backup Servicer has been duly organized and is validly existing as a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties shall be currently owned and such business is presently conducted.

(b) The Backup Servicer has the power and authority to execute and deliver this Agreement and any other Transaction Document to which it is a party and to carry out its respective terms, and the execution, delivery, and performance of this Agreement and any other Transaction Document to which it is a party shall have been duly authorized by the Backup Servicer by all necessary corporate action.

(c) This Agreement and any other Transaction Document to which it is a party constitutes a legal, valid, and binding obligation of the Backup Servicer enforceable in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law.

(d) The entering into of this Agreement and the other Transaction Documents to which it is a party and the performance by the Backup Servicer of its obligations under such agreements and the consummation of the transactions herein and therein contemplated will not (i) conflict with the organizational documents of the Backup Servicer or result in a breach of any of the terms or provisions of, or constitute a default under, any agreement, mortgage, deed of trust or other such instrument to which the Backup Servicer is a party or by which it is bound; (ii) result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Backup Servicer pursuant to the terms of any material agreement, mortgage, deed of trust or other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject; or (iii) result in any violation of any statute or any order, rule or regulation of any court or any regulatory authority or other governmental agency or body having jurisdiction over it or any of its properties.

(e) There are no proceedings or investigations pending or, to the Backup Servicer’s best knowledge, threatened before any court, regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over the Backup Servicer or its properties (i) asserting the invalidity of this Agreement or any of the other Transaction Documents to which it is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any of the other Transaction Documents to which it is a party, or (iii) seeking any determination or ruling that might materially and adversely affect the performance by the Backup Servicer of its obligations under, or the validity or enforceability of, this Agreement or any other Transaction Documents to which it is a party.

(f) The Backup Servicer has and shall preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary or desirable to enable it to perform its duties as Backup Servicer and successor Servicer under this Agreement or under any of the other Transaction Documents to which it is a party, except where the failure to so qualify would not have a Material Adverse Effect.

(g) The Backup Servicer has operated its business in accordance with all Applicable Laws and regulations and it is not in violation of any such laws or regulations other than such violations which singly or in the aggregate do not, and, with the passage of time will not, have a material adverse affect on its business or assets, or its ability to perform its obligations under this Agreement.

SECTION 11.2 Merger or Consolidation of, or Assumption of the Obligations of Backup Servicer. Any Person (a) into which the Backup Servicer may be merged or consolidated, (b) which may result from any merger or consolidation to which the Backup Servicer shall be a party, or (c) which may succeed to the properties and assets of the Backup Servicer substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Backup Servicer hereunder, shall be the successor to the Backup Servicer under this Agreement without further act on the part of any of the parties to this Agreement.

SECTION 11.3 Backup Servicer Resignation and Removal. (a) The Backup Servicer shall not resign from its obligations and duties under this Agreement or any other Transaction Document to which it is a party except (i) upon determination that the performance of its duties shall no longer be permissible under Applicable Law (any such determination permitting the resignation of the Backup Servicer shall be evidenced by an opinion of counsel to such effect delivered to the Facility Agent), or (ii) with the prior written consent of the Facility Agent, but only if, in any such case, a replacement Backup Servicer is found that (A) is experienced in the business of acting as servicer with respect to financial agreements of the type comprising the Pool Receivables and (B) will provide backup servicing and agree to become the successor Servicer on the same terms as then in effect under this Agreement and the other Transaction Documents.

(b) CCG may, with the prior written consent of the Facility Agent, terminate the Backup Servicer for cause.

(c) Upon the Backup Servicer’s resignation or termination pursuant to Section 11.2 or this Section 11.3, notice thereof shall be provided to the Facility Agent and the Lenders, and the Backup Servicer shall comply with the provisions of this Agreement and the other Transaction Documents to which it is a party until the acceptance of a successor Backup Servicer acceptable to the Facility Agent.

SECTION 11.4 Obligations of Backup Servicer. (a) The Backup Servicer shall serve in a reserve capacity to the applicable Servicer, and shall be willing to assume the duties of such Servicer, subject to any limitations as provided for herein, on direction from the Facility Agent. In its capacity as Backup Servicer, the Backup Servicer shall perform the following duties:

(i) on a monthly basis, receive from the applicable Servicer month-end portfolio file extracted from such Servicers’ servicing system in a mutually agreed upon format containing the Pool Receivables sold to the applicable SPV;

(ii) on a monthly basis, receive the Servicer Report executed by each Servicer which includes information for all Receivables purchased by the SPVs;

(iii) on a monthly basis, the Backup Servicer shall load the applicable Servicer’s month-end portfolio file onto the Backup Servicer’s data warehouse system; and

(iv) the Backup Servicer shall then reconcile the Outstanding Balance of the Pool Receivables and the amount of Collections from the Servicer Reports received from the Servicers to the information on the Backup Servicer’s data warehouse system and reconcile any differences with each Servicer.

(b) Other than as specifically set forth elsewhere in this Agreement or in any other Transaction Document, the Backup Servicer shall have no obligation to supervise, verify, monitor or administer the performance of the Servicers and shall have no liability for any action taken or omitted by any Servicer.

(c) The Backup Servicer shall consult fully with the applicable Servicer as may be necessary from time to time to perform or carry out the Backup Servicer’s obligations hereunder, including the obligation to succeed at any time to the duties and obligations of such Servicer as servicer under Section 7.1.

SECTION 11.5 Backup Servicer Compensation. As compensation for the performance of its obligations as Backup Servicer under this Agreement and the other Transaction Documents to which it is a party, the Backup Servicer shall be entitled to receive the Backup Servicer Fee.

SECTION 11.6 Duties and Responsibilities. (a) The Backup Servicer shall perform such duties and only such duties as are specifically set forth in this Agreement and the other Transaction Documents to which it is a party, and no implied covenants or obligations shall be read into this Agreement against the Backup Servicer.

(b) In the absence of bad faith or negligence on its part, the Backup Servicer may conclusively rely as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Backup Servicer and conforming to the requirements of this Agreement and the other Transaction Documents to which it is a party; but in the case of any such certificates or opinions, which by any provision hereof are specifically required to be furnished to the Backup Servicer, the Backup Servicer shall be under a duty to examine the same and to determine whether or not they conform to the requirements of this Agreement and the other Transaction Documents to which it is a party. Neither the Backup Servicer nor any of its officers, employees or agents shall be liable to any Servicer, any SPV, the Facility Agent or the Lenders for any action taken or for refraining from the taking of any action in accordance with customary industry standards for servicing leases and loans of the type which comprise the Pool Receivables, or for mistakes or errors in judgment; provided, however, that (i) this provision shall not protect the Backup Servicer from liability to any Servicer, any SPV, the Facility Agent or the Lenders for any losses, claims, liabilities, or damages incurred by such party by reason of willful misconduct or gross negligence of the Backup Servicer in the performance of its duties and obligations hereunder, and (ii) in the event that the Backup Servicer becomes a successor Servicer hereunder, the Backup Servicer’s duties and responsibilities as a Servicer will be as set forth elsewhere in this Agreement and it will no longer be subject to the terms of this Section 11.6. Subject to the preceding sentence, in no event will the Backup Servicer be liable to any Servicer, any SPV, the Facility Agent or the Lenders for any losses, claims, liabilities or damages incurred by such party arising out of or relating to the acts or omissions of the Backup Servicer in reliance in good faith on any document which is prepared or furnished to it by any Servicer or by such other party. No damages shall be assessed or charged against the Backup Servicer when any delay or breach on its part is caused by the failure of any Servicer, any SPV, the Facility Agent or the Lenders to furnish input or information required of such party, the failure of any utility or communications company to furnish services or for any other reasons beyond the control of the Backup Servicer. Under no circumstances in its capacity under any Transaction Document shall PFSC be responsible to any party for reimbursement of any consequential, special or indirect damages, lost profits, lost investment or business opportunity, damages to reputation, punitive damages, exemplary damages, treble damages or operating losses.

(c) Notwithstanding anything contained in this Agreement to the contrary, the Backup Servicer shall only be required to perform its obligations in the time and manner set forth in this Agreement if, and to the extent, any information which is required to be delivered to the Backup Servicer or any information on which the Backup Servicer is authorized to rely on, is delivered to the Backup Servicer in accordance with provisions of this Agreement or is provided to the Backup Servicer in a format that is reasonably acceptable to the Backup Servicer, as applicable; provided, however, that nothing in this paragraph shall be construed to relieve the Backup Servicer of its obligations under this Agreement if the failure to appropriately deliver or provide any such information to the Backup Servicer is remedied or is otherwise reasonably available to the Backup Servicer without undue cost or time.

(d) The terms of this Section 11.6 shall survive the termination of the Backup Servicer’s obligations hereunder.

ARTICLE XII

THE CUSTODIAN

SECTION 12.1 Custodian and Custodial Agreement. At all times after the Closing Date, each SPV and Servicer shall cause a Custodial Agreement to be in effect on terms and conditions reasonably satisfactory to the Facility Agent and shall cause there to be an acting Custodian appointed thereunder (and who has accepted such appointment). Upon the resignation of any Custodian, each SPV and Servicer shall take all actions requested by the Facility Agent to appoint a successor Custodian who is reasonably satisfactory to the Facility Agent.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.1 Term of Agreement. This Agreement shall terminate on the Final Payout Date; provided, however, that (i) the rights and remedies of the Facility Agent, the Lenders and the Administrators with respect to any representation and warranty made or deemed to be made by any SPV pursuant to this Agreement, (ii) the indemnification provisions of Article X, (iii) the provisions of Section 10.7 and (iv) the agreements set forth in Section 13.13, shall be continuing and shall survive any termination of this Agreement.

SECTION 13.2 Waivers; Amendments. (a) No failure or delay on the part of the Facility Agent, the Lenders, or the Administrators in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by Applicable Law.

(b) Any provision of this Agreement or any other Transaction Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the SPVs, the Facility Agent, the Originators (if a party thereto), the Servicers (if a party thereto), the Backup Servicer (if a party thereto), the Majority Lenders and the Interest Rate Hedge Counterparties (and, if Article X or the rights or duties of the Agents are affected thereby, by the Agents); provided, however, that (x) no such amendment or waiver shall, unless signed by a Lender, (i) increase the Commitment of such Lender, (ii) reduce the outstanding principal amount of the Loans or rate of interest to accrue thereon or any fees or other amounts payable hereunder to such Lender, (iii) postpone any date fixed for the payment of any scheduled distribution in respect of any Loan payable to such Lender and interest thereon with respect thereto or any fees or other amounts payable to such Lender hereunder or for termination of its Commitment, (iv) release all or substantially all of the property with respect to which a security or ownership interest therein has been granted hereunder to such Lender or to the Facility Agent on behalf of such Lender or (v) extend or permit the extension of the Amortization Date (it being understood that a waiver of a Termination Event shall not constitute an extension or increase in the Commitment of any Lender), and (y) no such amendments shall, unless signed by all the Lenders, (i) change the percentage of the Commitments of the Lenders which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement or (ii) change the definition of the term Majority Lenders and provided, further, that no signature of any SPV shall be required for the effectiveness of any amendment which modifies the representations, warranties, covenants or responsibilities of any Servicer at any time when such Servicer is not CCG or CCG Canada or any Affiliate of CCG or CCG Canada or a Successor Servicer is designated by the Facility Agent pursuant to Section 7.1. In the event the Facility Agent requests a Lender’s consent pursuant to the foregoing provisions and the Facility Agent does not receive a consent (either positive or negative) from the such Lender within thirty (30) days of such Lender’s receipt of such request, then such Lender (and its percentage interest hereunder) shall be considered not to have given consent.

SECTION 13.3 Notices; Payment Information. Except as provided below, all communications and notices provided for hereunder shall be in writing (including facsimile or electronic transmission or similar writing) and shall be given to the other party at its address, email address or facsimile number set forth in Schedule 13.3 or at such other address, email address or facsimile number as such party may hereafter specify for the purposes of notice to such party. Each such notice or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in Schedule 13.3 and confirmation is received, (ii) if given by mail, three (3) Business Days following such posting, if postage prepaid, and if sent via U.S. certified or registered mail, (iii) if given by overnight courier, one (1) Business Day after deposit thereof with a national overnight courier service, or (iv) if given by any other means, when received at the address specified in Schedule 13.3, provided that a Borrowing Request shall only be effective upon receipt by the applicable Agent.

Unless the Facility Agent otherwise prescribes, notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient. However, anything in this Section 13.3 to the contrary notwithstanding, each SPV hereby authorizes the Facility Agent and the Lenders to make investments in Eligible Investments and to make Loans and Rate Period selections based on telephonic notices made by any Person which a Lender in good faith believes to be acting on behalf of such SPV. If requested by the Facility Agent or a Lender, each SPV agrees to deliver promptly to the Lenders a written confirmation of each telephonic notice signed by an authorized officer of such SPV. However, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs in any material respect from the action taken by any Lender, the records of such Lender shall govern.

SECTION 13.4 Governing Law; Submission to Jurisdiction; Appointment of Service Agent. (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CONFLICTS OF LAW PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW). EACH SPV AND SERVICER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH SPV AND SERVICER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS SECTION 13.4 SHALL AFFECT THE RIGHT OF THE LENDERS TO BRING ANY ACTION OR PROCEEDING AGAINST ANY SPV OR SERVICER OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS.

(b) EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG ANY OF THEM ARISING OUT OF, CONNECTED WITH, RELATING TO OR INCIDENTAL TO THE RELATIONSHIP BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

SECTION 13.5 Integration. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire Agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

SECTION 13.6 Severability of Provisions. If any one or more of the provisions of this Agreement shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remaining provisions of this Agreement and shall in no way affect the validity or enforceability of such other provisions.

SECTION 13.7 Counterparts; Facsimile Delivery. This Agreement may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Agreement by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission of a portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart hereof.

SECTION 13.8 Successors and Assigns; Binding Effect. (a) This Agreement shall be binding on the parties hereto and their respective successors and assigns and each Interest Rate Hedge Counterparty shall be a third-party beneficiary of this Agreement; provided, however, that no SPV nor any Servicer may assign any of its rights or delegate any of its duties hereunder or under the First Tier Agreements or under any of the other Transaction Documents to which it is a party without the prior written consent of the Agents. Except as provided in clauses (b) or (g) below, no provision of this Agreement shall in any manner restrict the ability of any Lender to assign, participate, grant security interests in, or otherwise transfer its interest in any portion of the Loans.

(b) Any Lender may assign all or any portion of its Commitment and its interest in the Loans and its other rights and obligations hereunder to any Person with the written approval of each SPV (which approval shall not be unreasonably withheld or delayed), each Administrator, on behalf of the related Lender, and the Facility Agent (which approval shall not be unreasonably withheld or delayed). In connection with any such assignment, the assignor shall deliver to the assignee(s) an Assignment and Assumption Agreement, duly executed, assigning to such assignee a pro rata interest in such assignor’s Commitment and other obligations hereunder and its interest in the Loans and other rights hereunder, and such assignor shall promptly execute and deliver all further instruments and documents, and take all further action, that the assignee may reasonably request, in order to protect, or more fully evidence the assignee’s right, title and interest in and to such interest and to enable the Facility Agent, on behalf of such assignee, to exercise or enforce any rights hereunder and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party. Upon any such assignment, (i) the assignee shall have all of the rights and obligations of the assignor hereunder and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party with respect to such assignor’s Commitment and interest in the Loans for all purposes of this Agreement and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party and (ii) the assignor shall have no further obligations with respect to the portion of its Commitment which has been assigned and shall relinquish its rights with respect to the portion of its interest in the Loans which has been assigned for all purposes of this Agreement and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party. No such assignment shall be effective unless a fully executed copy of the related Assignment and Assumption Agreement shall be delivered to the Facility Agent and each SPV. All costs and expenses of the Facility Agent incurred in connection with any assignment hereunder shall be borne by (A) the Servicers or the SPVs, as the case may be, if such assignment is made at the request of the Servicers or the SPVs, and (B) in all other circumstances, the assignor.

(c) If any assignee shall petition any SPV for any amounts under Section 9.2 or Section 9.3, then such SPV may designate a replacement financial institution, with the Facility Agent’s consent (which consent shall not be unreasonably withheld or delayed), to which such assignee shall, subject to its receipt of an amount equal to its interest in the Loans, and accrued and unpaid interest thereon and fees in connection therewith, promptly assign all of its rights, obligations and such assignee’s Commitment and interest in the Loans for all purposes of this Agreement and under the other Transaction Documents to which such assignee is or, immediately prior to such assignment, was a party.

(d) By executing and delivering an Assignment and Assumption Agreement, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Assumption Agreement, the assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Transaction Documents or any such other instrument or document; (ii) the assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of any SPV, Originator or Servicer or the performance or observance by any SPV, Originator, or Servicer of any of their respective obligations under this Agreement, the First Tier Agreements, the other Transaction Documents or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, the First Tier Agreements, each other Transaction Document and such other instruments, documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption Agreement and to purchase such interest; (iv) such assignee will, independently and without reliance upon the Facility Agent, or any of its Affiliates, or the assignor and based on such agreements, documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Transaction Documents; (v) such assignee appoints and authorizes the Facility Agent to take such action as agent on its behalf and to exercise such powers under this Agreement, the other Transaction Documents and any other instrument or document furnished pursuant hereto or thereto as are delegated to the Facility Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto and to enforce its respective rights and interests in and under this Agreement, the other Transaction Documents and the Affected Assets; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Transaction Documents are required to be performed by it as the assignee of the assignor.

(e) Upon any assignment pursuant to this Agreement, each assignee warrants, as of the date of such assignment, that it is not subject to any taxes, charges, levies or withholdings with respect to payments under this Agreement that are imposed by means of withholding by any applicable taxing authority (“Withholding Tax”). Each assignee agrees to provide the Facility Agent, from time to time upon the Facility Agent’s request, completed and signed copies of any documents that may be required by an applicable taxing authority to certify such assignee’s exemption from Withholding Tax with respect to payments to be made to such assignee under this Agreement. Each SPV’s obligations under Section 9.3 do not apply to any Taxes that arise as a result of a breach of any representation or covenant above.

(f) Any financial institution (an “Additional Lender”) may join this Agreement as a Lender with the prior written consent of each SPV and without the necessity of obtaining the consent of any other Lenders then a party hereto by executing and delivering to each SPV, each Servicer, the Facility Agent, each Administrator and each other Lender a joinder agreement (the “Joinder Agreement”) in the form of Exhibit I hereto. Upon execution and delivery of such agreement in accordance with this subsection, such Additional Lender shall be a “Lender” and its administrator, if any, shall be an “Administrator” for all purposes of this Agreement and the other Transaction Documents.

(g) Notwithstanding any other provision of this Section 13.8, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of capital and yield) under this Agreement to secure obligations of such Lender to a Federal Reserve Bank, without notice to or consent of any SPV or any Agent; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder, as the case may be, or substitute any such pledgee or grantee for such Lender as a party hereto, as the case may be.

SECTION 13.9 Waiver of Confidentiality. Each SPV and Servicer hereby consents to the disclosure of any non-public information with respect to it received by the Facility Agent or any Lender to any other Lender or potential Lender, any Agent or any of such Person’s counsel or accountants in relation to this Agreement or any other Transaction Document, provided that each such Person shall agree to comply with Section 13.10 hereof with respect to such non-public information of such SPV, Servicer and Originator, as the case may be.

SECTION 13.10 Confidentiality Agreement. (a) Each SPV and Servicer hereby agrees that it will not disclose the contents of this Agreement or any other Transaction Document or any other proprietary or confidential information of or with respect to any Lender, the Facility Agent or any Administrator to any other Person except (i) its auditors and attorneys, employees or financial advisors and any nationally recognized statistical rating organization, provided such auditors, attorneys, employees, financial advisors or rating agencies are informed of the highly confidential nature of such information or (ii) as otherwise required by Applicable Law or order of a court of competent jurisdiction.

(b) Each of the Facility Agent, the Administrators and the Lenders hereby agrees that it will not disclose the contents of this Agreement or any other Transaction Document or any other proprietary or confidential information of or with respect to Holdco, any SPV, Servicer and Originator to any other Person except to: (i) any Person that may become an Agent, Administrator or a Lender hereunder, (ii) its auditors and attorneys, employees or financial advisors and any nationally recognized statistical rating organization, provided such auditors, attorneys, employees, financial advisors or rating agencies are informed of the highly confidential nature of such information and have been instructed to keep such information confidential or (iii) as otherwise required by Applicable Law or order of a court of competent jurisdiction.

(c) Notwithstanding (a) or (b) of this Section 13.10 or any other provision herein express or implied to the contrary, each party hereto, (and each employee, representative or other agent of such party), may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transactions contemplated in this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to any of the foregoing persons relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities Laws. For purposes of this paragraph, the terms “tax treatment” and “tax structure” have the meanings specified in Treasury Regulation section 1.6011-4(c).

SECTION 13.11 Reserved.

SECTION 13.12 Reserved.

SECTION 13.13 No Recourse Against Stockholders, Officers, Members or Directors of the SPVs, the Originators, the Servicers. Notwithstanding anything to the contrary contained in this Agreement, the obligations of each SPV, Originator and Servicer under this Agreement and all other Transaction Documents are solely the corporate or limited liability company obligations of such Person. No recourse under any obligation, covenant or agreement of any SPV, Originator or Servicer contained in this Agreement shall be had against any stockholder, employee, member, officer, director, partner or incorporator of such Person or beneficial owner of any such Person, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate or limited liability company’s obligation of such SPV, Originator and Servicer, as the case may be, and that no personal liability whatsoever shall attach to or be incurred by the stockholder, employee, member, officer, director or incorporator of such Person or beneficial owner of any of them, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of such Person contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by such Person of any of such obligations, covenants or agreements, either at common law or at equity, or by statute or constitution, every such stockholder, employee, officer, director or incorporator of such SPV, Originator or Servicer or beneficial owner of any of them is hereby expressly waived as a condition of and consideration for the execution of this Agreement; provided, however, that this Section 13.13 shall not relieve any such stockholder, employee, member, officer, director or incorporator of such SPV, Originator or Servicer, as the case may be, or beneficial owner of any of them of any liability it might otherwise have for its own intentional misrepresentation or willful misconduct.

SECTION 13.14 Currency. Each reference in this Agreement to U.S. Dollars or to Canadian Dollars (the “relevant currency”) is of the essence. To the fullest extent permitted by law, the obligation of the SPVs in respect of any amount due in the relevant currency under this Agreement shall, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the relevant currency that the Facility Agent or any Lender entitled to receive such payment may, in accordance with normal banking procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the Business Day immediately following the day on which such party receives such payment. If the amount in the relevant currency so purchased for any reason falls short of the amount originally due in the relevant currency, the applicable SPV shall pay such additional amounts, in the relevant currency, as may be necessary to compensate for the shortfall. Any obligations of the SPVs not discharged by such payment shall, to the fullest extent permitted by Applicable Law, be due as a separate and independent obligation and, until discharged as provided herein, shall continue in full force and effect.

SECTION 13.15 Currency Equivalence. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the SPVs on the Aggregate Unpaids in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties agree that the rate of exchange used shall be that at which in accordance with normal banking procedures the Facility Agent could purchase the specified currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the SPVs in respect of any such sum due to the Facility Agent or any Lender on the Aggregate Unpaids shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by the Facility Agent or such Lender, as applicable, of any sum adjudged to be so due in such other currency, the Facility Agent or such Lender, as applicable, may in accordance with normal banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to the Facility Agent or such Lender in the specified currency, each SPV agrees to the extent such amount was originally due from such SPV, as a separate obligation and notwithstanding any such judgment, to indemnify the Facility Agent or such Lender, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds the amount originally due to the Facility Agent or such Lender in the specified currency, the Facility Agent or such Lender, as the case may be, agrees to remit such excess to the SPVs.

ARTICLE XIV THE NON-RECOURSE GUARANTEE

SECTION 14.1 The Guarantee. To induce the Lenders and the Interest Rate Hedge Counterparties to provide the credits described herein and in consideration of benefits expected to accrue to the Canadian SPV by reason of the Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, the U.S. SPV hereby unconditionally and irrevocably guarantees (subject to the limitations set forth in Section 14.7 hereof) to the Facility Agent, the Lenders, the Interest Rate Hedge Counterparties and their Affiliates, the due and punctual payment of all present and future Aggregate Unpaids including any liability with respect to Interest Rate Hedging Agreements now or hereafter owed by the Canadian SPV under the Transaction Documents as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees, and charges after the entry of an order for relief against the Canadian SPV or such other obligor in a case under Canadian Insolvency Legislation, the Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against the Canadian SPV or any such obligor in any such proceeding). In case of failure by the Canadian SPV or other obligor punctually to pay any Aggregate Unpaids guaranteed hereby, the U.S. SPV hereby unconditionally agrees (subject to the limitations set forth in Section 14.7 hereof) to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Canadian SPV or such obligor.

SECTION 14.2 Guarantee Unconditional. Subject to the limitations set forth in Section 14.7 hereof, the obligations of the U.S. SPV under this Article XIV shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of the SPVs or other obligor or of any other guarantor under this Agreement or any other Transaction Document or by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Agreement or any other Transaction Document;

(c) any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, any SPV or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of any SPV or other obligor or of any other guarantor contained in any Transaction Document;

(d) the existence of any claim, set-off, or other rights which any SPV or other obligor or any other guarantor may have at any time against the Facility Agent, any Lender or any other Person, whether or not arising in connection herewith;

(e) any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against any SPV or other obligor, any other guarantor, or any other Person or property;

(f) any application of any sums by whomsoever paid or howsoever realized to any obligation of any SPV or other obligor, regardless of what obligations of any SPV or other obligor remain unpaid;

(g) any invalidity or unenforceability relating to or against any SPV or other obligor or any other guarantor for any reason of this Agreement or of any other Transaction Document or any provision of Applicable Law or regulation purporting to prohibit the payment by any SPV or other obligor or any other guarantor of the principal of or interest on any Loan or any other amount payable under the Transaction Documents; or

(h) any other act or omission to act or delay of any kind by the Facility Agent, any Lender or any other Person or any other circumstance whatsoever (other than payment) that might, but for the provisions of this subsection, constitute a legal or equitable discharge of the obligations of the U.S. SPV, as guarantor, under this Article XIV.

SECTION 14.3 Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. The U.S. SPV’s obligations under this Article XIV shall remain in full force and effect until the Commitments are terminated and all Aggregate Unpaids payable by the SPVs under this Agreement and all other Transaction Documents and, if then outstanding and unpaid, all hedging liability with respect to the Interest Rate Hedging Agreements shall have been paid in full. If at any time any payment of the principal of or interest on any Loan or any other amount payable by any SPV or other obligor or any guarantor under the Transaction Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of such SPV or other obligor or of any guarantor, or otherwise, the U.S. SPV’s obligations under this Article XIV with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

SECTION 14.4 Subrogation. The U.S. SPV agrees to waive any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Aggregate Unpaids shall have been paid in full subsequent to the termination of all the Commitments. If any amount shall be paid to the U.S. SPV on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Aggregate Unpaids and all other amounts payable by the SPVs hereunder and the other Transaction Documents and (y) the termination of the Commitments, such amount shall be held in trust for the benefit of the Facility Agent and the Lenders (and their Affiliates) and shall forthwith be paid to the Facility Agent for the benefit of the Lenders (and their Affiliates) or be credited and applied upon the Aggregate Unpaids, whether matured or unmatured, in accordance with the terms of this Agreement.

SECTION 14.5 Reserved.

SECTION 14.6 Waivers. The U.S. SPV irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Facility Agent, any Lender, or any other Person against the Canadian SPV, another guarantor, or any other Person.

SECTION 14.7 Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against the U.S. SPV under this Article XIV (a) shall not exceed $1.00 less than the lowest amount which would render the U.S. SPV’s obligations under this Article XIV void or voidable under Applicable Law, including, without limitation, fraudulent conveyance law and (b) shall be limited to enforcing the liability of the U.S. SPV under this Article XIV only against the Affected Assets of the U.S. SPV in accordance with the priority of payments set forth in Section 2.16(b)(i), such that the Facility Agent shall not otherwise enforce such liability against the U.S. SPV (other than with respect to the Affected Assets) or any of the U.S. SPV’s principals, members, managers, directors, officers, employees, direct or indirect owners or Affiliates, none of which shall have any personal liability therefore.

SECTION 14.8 Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Canadian SPV or the U.S. SPV (as a borrower hereunder) or other obligor under this Agreement or any other Transaction Document is stayed upon the insolvency, bankruptcy or reorganization of the Canadian SPV or obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Transaction Documents shall nonetheless be payable by the U.S. SPV hereunder forthwith on demand by the Facility Agent made at the request or otherwise with the consent of the Required Lenders.

SECTION 14.9 Benefit to U.S. SPV. The SPVs are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Canadian SPV has a direct impact on the success of the U.S. SPV. The U.S. SPV will derive substantial direct and indirect benefit from the extensions of credit hereunder to the Canadian SPV, and the U.S. SPV acknowledges that this non-recourse guarantee is necessary or convenient to the conduct, promotion and attainment of its business.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

CCG RECEIVABLES VII, LLC,
as U.S. SPV

By:	/s/ E.R. Gebhart
Name: E.R. Gebhart
Title: CFO and Treasurer

CCG CANADA FUNDING 2 LP,
as Canadian SPV

By: 1020973 B.C. Ltd.
Its: General Partner

By:	/s/ E.R. Gebhart
Name: E.R. Gebhart
Title: SVP and CFO

COMMERCIAL CREDIT GROUP INC.,
as U.S. Servicer

By:	/s/ E.R. Gebhart
Name: E.R. Gebhart
Title: SVP and CFO

CCG EQUIPMENT FINANCE LIMITED,
as Canadian Servicer

By:	/s/ E.R. Gebhart
Name: E.R. Gebhart
Title: SVP and CFO

[Signatures Continue On Following Page]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender, Facility Agent and Administrator

By:	/s/ Peter C. Rogers
Name: Peter C. Rogers
Title: Director

[Signatures Continue On Following Page]

PORTFOLIO FINANCIAL SERVICING COMPANY, as Backup Servicer

By:	/s/ John Enyart
Name: John Enyart
Title: President

Schedule I

Commitments

Lender	U.S. Loan Commitment	Canadian Loan Commitment*

Wells Fargo Bank, National Association	$100,000,000	CAD$	30,000,000

*	The Canadian Loan Commitment is a sublimit of the U.S. Loan Commitment and is not in addition thereto.

Schedule 1

Schedule 3.1(i)

Location of Certain Offices and Records

Commercial Credit Group Inc.

227 West Trade Street

Suite 1450

Charlotte, NC 28202

704-731-0031

Suite 280

2056 Westings Ave

Naperville, IL 60563

630-718-4650

CCG Equipment Finance Limited

227 West Trade Street

Suite 1450

Charlotte, NC 28202

704-731-0031

1 Hunter Street East

Hamilton, Ontario L82 3W1

905-777-7957

CCG Receivables VII, LLC

227 West Trade Street

Suite 1450A

Charlotte, NC 28202

704-414-2462

CCG Canada Funding 2 LP

227 West Trade Street

Suite 1450A

Charlotte, NC 28202

704-944-2767

1 Hunter Street East

Hamilton, Ontario L82 3W1

905-777-7957

Schedule 3.1(i)-1

Schedule 3.1(s)

List of Lock-Box Banks and Lock-Box Accounts, Collection Accounts

Lock-Box Banks and Lock-Box Accounts

Account number 2000026298881 of CCG maintained with Wells Fargo Bank, National Association, having offices located at 1 South Broad Street, Mail Code: PA1227, Philadelphia, Pennsylvania and 401 S. Tryon Street, 10th Floor, TS Legal Risk Mgmt., Mail Code NC0817, Charlotte, North Carolina 28288.

U.S. Collection Account

Account number 4129195558 of the U.S. SPV maintained with Wells Fargo Bank, National Association, having offices located at 420 Montgomery Street, San Francisco, California 94104.

Canadian Collection Account

Account number 7775023216 of the Canadian SPV maintained with Wells Fargo Bank, National Association, having offices located at Grand Cayman Branch, P.O. Box 501 Cardinal Avenue, Grand Cayman, Cayman Islands.

Schedule 3.1(s)-1

Schedule 3.1(aa)

PERFECTION REPRESENTATIONS, WARRANTIES AND COVENANTS

In addition to the representations, warranties and covenants contained in the Agreement, to induce the Lenders, the Agents and the Administrators to enter into the Agreement and, in the case of the lenders, to make the Loans hereunder, each SPV and each Servicer hereby represents, warrants, and covenants to the Agents, the Administrators and the Lenders as to itself as follows on the date hereof and on each Borrowing Date thereafter:

General

1. The Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Pool Receivables pledged in favor of the Facility Agent (for the benefit of the Secured Parties), which security interest is prior to all other Adverse Claims, excepting other Permitted Adverse Claims and liens for taxes, assessments or similar governmental charges or levies that are not yet due and payable or as to which any applicable grace period shall not have expired, or that are being contested in good faith by proper proceedings and for which adequate reserves have been established, but only so long as foreclosure with respect to such a lien is not imminent and the use and value of the property to which the Adverse Claim attaches is not impaired during the pendency of such proceeding, and is enforceable as such as against creditors of and purchasers from each SPV.

2. The U.S. Pool Receivables constitute “accounts,” “instruments,” “general intangibles,” or “tangible chattel paper” within the meaning of the UCC and the Canadian Pool Receivables constitute “accounts,” “instruments,” “intangibles,” or “chattel paper” within the meaning of the PPSA.

3. The Collection Account and all subaccounts thereof (collectively, the “Deal Accounts”), constitute either a deposit account, a securities account or securities entitlement.

4. Except with respect to Excluded Equipment, each SPV has taken all steps necessary to perfect its security interest against the Obligor in the Equipment securing such Pool Receivable.

5. Each SPV has received all consents and approvals required by the terms of the Pool Receivables to the pledge of a security interest in the Pool Receivables hereunder to the Facility Agent (for the benefit of the Secured Parties).

Creation

6. Each SPV owns and has good and marketable title to any transferred Pool Receivable owned by it free and clear of any Adverse Claim, claim or encumbrance of any Person, excepting other Permitted Adverse Claims and liens for taxes, assessments or similar governmental charges or levies that are not yet due and payable or as to which any applicable grace period shall not have expired, or that are being contested in good faith by proper proceedings and for which adequate reserves have been established, but only so long as foreclosure with respect to such a lien is not imminent and the use and value of the property to which the Adverse Claim attaches is not impaired during the pendency of such proceeding.

Schedule 3.1(aa)-1

Perfection

7. Each SPV has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the sale of the Pool Receivables from the applicable Originator to such SPV, and the security interest in the Pool Receivables granted to the Facility Agent (for the benefit of the Secured Parties) hereunder.

8. With respect to the Deal Accounts that constitute deposit accounts, upon formation of any such accounts, each SPV shall take all steps necessary to cause the Facility Agent (for the benefit of the Secured Parties) to have “control” within the meaning of the applicable UCC over each of the Deal Accounts.

9. There are no Deal Accounts that constitute securities accounts or securities entitlements.

Priority

10. Other than the transfer of the Pool Receivables to any SPV under the applicable First Tier Agreement and the security interest granted to the Facility Agent (for the benefit of the Secured Parties) pursuant to the Agreement or as otherwise permitted under the applicable First Tier Agreement, no SPV has pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Pool Receivables or the Deal Accounts. No SPV has authorized the filing of, or is aware of any financing statements against any SPV or any Originator that include a description of collateral covering the Pool Receivables or the Deal Accounts other than any financing statement relating to the transfer of Pool Receivables under the applicable First Tier Agreement or the security interest granted to the Facility Agent (for the benefit of the Secured Parties) hereunder or that has been or is being terminated in connection with the execution of the Agreement. No SPV is aware of any judgment or tax lien filings against any SPV.

11. None of the Deal Accounts that are securities accounts are in the name of any person other than the applicable SPV or the Facility Agent (for the benefit of the Secured Parties). No SPV has consented to the securities intermediary of any Deal Account to comply with entitlement orders of any person other than the Facility Agent (for the benefit of the Secured Parties).

12. None of the Deal Accounts that are deposit accounts are in the name of any person other than the applicable SPV or the Facility Agent (for the benefit of the Secured Parties). No SPV has consented to the bank maintaining the Deal Accounts to comply with instructions of any person other than such SPV or the Facility Agent (for the benefit of the Secured Parties).

13. With respect to the U.S. Pool Receivables which constitute “tangible chattel paper” or “instruments” within the meaning of the UCC and with respect to the Canadian Pool Receivables which constitute “chattel paper” or “instruments” within the meaning of the PPSA, the Custodian, as agent for the SPVs, has in its possession all original copies of the instruments that constitute or evidence the Pool Receivables. The Contracts and instruments that constitute

Schedule 3.1(aa)-2

or evidence the Pool Receivables do not have any marks or notation indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Facility Agent (for the benefit of the Secured Parties). All financing statements filed or to be filed against any SPV in favor of the Facility Agent (for the benefit of the Secured Parties) in connection herewith describing the Pool Receivables contain a statement to the following effect: “A purchase of or security interest in any collateral described in this financing statement which is not permitted under the Agreement will violate the rights of the Facility Agent (for the benefit of the Secured Parties).”

14 Survival of Perfection Representations. Notwithstanding any other provision of the Agreement or any other Transaction Document, the Perfection Representations contained in this Schedule shall be continuing, and remain in full force and effect (notwithstanding any termination of the Commitments of the Lenders) until the occurrence of the Final Payout Date.

Schedule 3.1(aa)-3

Schedule 13.3

Notice and Payment Information

1.	Notice Information:

Commercial Credit Group, Inc.

227 West Trade Street

Suite 1450

Charlotte, NC 28202

Phone: 704-731-0031

Attn: Roger Gebhart-SVP and CFO

Facsimile: (704) 731-0030

Email: rgebhart@commercialcreditgroup.com

CCG Equipment Finance Limited

227 West Trade Street

Suite 1450

Charlotte, NC 28202

Phone: 704-731-0312

Attn: Roger Gebhart-SVP and CFO

Facsimile: (704) 731-0030

Email: rgebhart@commercialcreditgroup.com

CCG Receivables VII, LLC

227 West Trade Street

Suite 1450A

Charlotte, NC 28202

Phone: 704-414-2462

Attn: Roger Gebhart-CFO

Facsimile: (704) 731-0030

Email: rgebhart@commercialcreditgroup.com

CCG Canada Funding 2 LP

227 West Trade Street

Suite 1450A

Charlotte, NC 28202

Phone: 704-944-2767

Attn: Roger Gebhart-SVP and CFO of General Partner 1020973 B.C. Ltd

Facsimile: (704) 731-0030

Email: rgebhart@commercialcreditgroup.com

Schedule 13.3-1

Wells Fargo Bank, National Association

c/o Wells Fargo Securities

550 South Tryon Street

Charlotte, NC 28202

Phone: (704) 410-2475

Attn: Dan Miller

Facsimile: (704) 410-0234

Email: dan.miller@wellsfargo.com

With a copy to:

c/o Wells Fargo Securities

550 South Tryon Street

Charlotte, NC 28202

Phone: (704) 410-2367

Attn: Pete Rogers

Facsimile: (704) 410-0234

Email: peter.rogers@wellsfargo.com

Portfolio Financial Servicing Company

7303 SE Lake Road

Portland, OR 97267

Phone: (503) 721-3234

Attn: President

Facsimile: (503) 274-0439

Email: jenyart@pfsc.com

2.	Payment Information:

U.S. SPV’s Account:

Account number 2000021693805 of CCG maintained with CCG’s Designated Account Bank, or such other deposit account of CCG or the U.S. SPV (located within the United States) as has been designated as such, in writing, by the U.S. SPV to the Facility Agent.

“Designated Account Bank” means Wells Fargo Bank, National Association, having its office located at 420 Montgomery Street, San Francisco, California 94104.

Canadian SPV’s Account:

Account number 7775023216 of CCG Equipment Finance Limited maintained with Wells Fargo Bank, National Association, , having offices located at Grand Cayman Branch, P.O. Box 501 Cardinal Avenue, Grand Cayman, Cayman Islands, or such other deposit account of the Canadian SPV or CCG Equipment Finance Limited as has been designated as such, in writing, by the Canadian SPV to the Facility Agent.

Schedule 13.3-2

Wells Fargo Bank, National Association

Wiring Instructions for Principal Payments, Ongoing Interest, Upfront Fee and Other Fees:

Bank: Wells Fargo Bank, National Association

ABA Routing Number: 121000248

Account Name: REFS Ops

Account Number: 01005622833060

Re: CCG

Attention: Kaila Johnson

Schedule 13.3-3

Exhibit A

Form of Assignment and Assumption Agreement

Reference is made to the LOAN AND ADMINISTRATION AGREEMENT (as amended, supplemented or otherwise modified and in effect from time to time, this “Agreement”), dated as of February 23, 2015, by and among CCG RECEIVABLES VII, LLC, a Delaware limited liability company (the “U.S. SPV”), CCG Canada Funding 2 LP, a limited partnership organized under the laws of the Province of Ontario (the “Canadian SPV”; and together with the U.S. SPV, collectively, the “SPVs” and individually, an “SPV”), COMMERCIAL CREDIT GROUP INC., a Delaware corporation, individually (“CCG”) and as initial U.S. Servicer, CCG EQUIPMENT FINANCE LIMITED, a corporation existing under the laws of the Province of British Columbia, individually (“CCG Canada”) and as initial Canadian Servicer, PORTFOLIO FINANCIAL SERVICING COMPANY, a Delaware corporation, as Backup Servicer, WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), as Lender, WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as the Administrator for Wells Fargo, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as the Facility Agent for the Lenders and the other lenders and administrators from time to time parties thereto. Capitalized terms used herein but not otherwise defined herein have the meanings set forth in the Agreement.

[                    ] (the “Assignor”) and [                    ] (the “Assignee”) agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, without recourse and without representation and warranty, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to all of the Assignor’s rights and obligations under the Agreement and the other Transaction Documents. Such interest, expressed as a pro rata share of all rights and obligations of the Assignor, shall be equal to the percentage equivalent of a fraction the numerator of which is $[        ] and the denominator of which is the total Commitments of all Lenders. After giving effect to such sale and assignment, the Assignee’s Commitment will be as set forth on the signature page hereto.

2. [In consideration of the payment of $[        ], being [    ]% of the existing outstanding principal amount of the Loans, and of $[        ], being [    ]% of the aggregate unpaid accrued interest thereon, receipt of which payment is hereby acknowledged, the Assignor hereby assigns to the Facility Agent for the account of the Assignee, and the Assignee hereby purchases from the Assignor, a [    ]% interest in and to all of the Assignor’s right, title and interest in and to the outstanding principal amount of the Loans purchased by the Assignee on [            ], 20[    ] under the Agreement.]

3. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Adverse Claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement, any other Transaction Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or the Receivables, any other Transaction Document or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any SPV, Servicer or Originator or the performance or observance by any SPV, Servicer or Originator of any of its obligations under the Agreement, any other Transaction Document, or any instrument or document furnished pursuant thereto.

Exh. A-1

4. The Assignee (i) confirms that it has received a copy of the Agreement and the First Tier Agreement together with copies of the financial statements referred to in Section 5.1(a) of the Agreement, to the extent delivered through the date of this Assignment and Assumption Agreement (the “Assignment”), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment; (ii) agrees that it will, independently and without reliance upon the Facility Agent, any of its Affiliates, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement and any other Transaction Document; (iii) appoints and authorizes the Facility Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Agreement and the other Transaction Documents as are delegated to the Facility Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Agreement are required to be performed by it as a Lender; and (v) specifies as its address for notices and its account for payments the office and account set forth beneath its name on the signature pages hereof.

5. The effective date for this Assignment shall be the later of (i) the date on which the Facility Agent receives this Assignment executed by the parties hereto and receives the consent of the [applicable] Administrator, on behalf of the Lender, and (ii) the date of this Assignment (the “Effective Date”). Following the execution of this Assignment and the consent of the [applicable] Administrator, on behalf of the Lender, this Assignment will be delivered to the Facility Agent for acceptance and recording.

6. Upon such acceptance and recording, as of the Effective Date, (i) the Assignee shall be a party to the Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Agreement.

7. Upon such acceptance and recording, from and after the Effective Date, the Facility Agent shall make all payments under the Agreement in respect of the interest assigned hereby (including, without limitation, all payments in respect of such interest in outstanding principal of the Loans and all accrued and unpaid interest thereon and fees to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Agreement for periods prior to the Effective Date directly between themselves.

8. The Assignee shall not be required to fund hereunder an aggregate amount at any time outstanding in excess of $[        ].

9. The Assignor agrees to pay the Assignee its pro rata share of fees in an amount equal to the product of (a) [        ] per annum and (b) the [Commitment] during the period after the Effective Date for which such fees are owing and paid by the SPVs pursuant to the Agreement.

10. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CONFLICTS OF LAW PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Exh. A-2

11. This agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire Agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

12. If any one or more of the covenants, agreements, provisions or terms of this agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, or terms of this agreement and shall in no way affect the validity or enforceability of the other provisions of this agreement.

13. This agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery by facsimile of an executed signature page of this agreement shall be effective as delivery of an executed counterpart hereof.

14. This agreement shall be binding on the parties hereto and their respective successors and assigns.

Exh. A-3

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

[ASSIGNOR]

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

Exh. A-4

Consented to this day of 201

[ ], as Administrator for [name of the Lender]

By:
Name:
Title:

Consented to this day of 201

Wells Fargo Bank, National Association as the Facility Agent

By:
Name:
Title:

Consented to this day of 201

CCG Receivables VII, LLC

By:
Name:
Title:

CCG Canada Funding 2 LP

By: 1020973 B.C. Ltd.
Its: General Partner

By:
Name:
Title:

Exh. A-5

Exhibit B

Form of Contract[s]

Exh. B-1

Exhibit C

Credit and Collection Policies and Practices

Exh. C-1

Exhibit D

Form of Borrowing Request

CCG Receivables VII, LLC, a Delaware limited liability company (the “U.S. SPV”) and CCG Canada Funding 2 LP, a limited partnership organized under the laws of the Province of Ontario (the “Canadian SPV”; and together with the U.S. SPV, collectively, the “SPVs” and individually, an “SPV”), pursuant to Section 2.2(a) of the LOAN AND ADMINISTRATION AGREEMENT dated as of February 23, 2015 (as it may be amended or otherwise modified from time to time, the “Agreement”) among the SPVs, COMMERCIAL CREDIT GROUP INC., a Delaware corporation, individually and as initial U.S. Servicer, CCG EQUIPMENT FINANCE LIMITED, a corporation existing under the laws of the Province of British Columbia, individually (“CCG Canada”) and as initial Canadian Servicer, PORTFOLIO FINANCIAL SERVICING COMPANY, a Delaware corporation, as Backup Servicer, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrator, WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Facility Agent for the Lenders, and the other lenders and administrators from time to time parties thereto hereby requests that the [Lender] make a Loan to the [U.S. SPV][Canadian SPV] pursuant to the following instructions:

Borrowing Date:

Principal Amount of Canadian Loan requested:	CAD$

Beginning aggregate outstanding principal amount of the Canadian Loans	CAD$

Ending aggregate outstanding principal amount of the Canadian Loans	CAD$

Principal Amount of U.S. Loan requested:	$

Beginning aggregate outstanding principal amount of the U.S. Loans	$

Ending aggregate outstanding principal amount of the U.S. Loans	$

Account to be credited:

Please credit the above-mentioned account on the Borrowing Date. Capitalized terms used herein and not otherwise defined herein have the meaning assigned to them in the Agreement.

Each SPV hereby certifies as of the date hereof that the conditions precedent to such Loan set forth in Section 4.2 of the Agreement have been satisfied, and that all of the representations and warranties made in Section 3.1 of the Agreement are true and correct on and as of the Borrowing Date, both before and after giving effect to the Loan. After giving effect to the proposed Loan, there will no Borrowing Base Deficit as calculated pursuant to the [Servicer Report] [Borrowing Base Certificate] delivered to the Facility Agent on             , 201  .

Exh. D-1

Dated: , 201	CCG Receivables VII, LLC

By:
Name:
Title:

CCG Canada Funding 2 LP

By: 1020973 B.C. Ltd.
Its: General Partner

By:
Name:
Title:

Exh. D-2

Exhibit E

FORM OF COMPLIANCE CERTIFICATE

Reference is made to the LOAN AND ADMINISTRATION AGREEMENT (as amended, supplemented or otherwise modified and in effect from time to time, this “Agreement”), dated as of February 23, 2015, by and among CCG RECEIVABLES VII, LLC, a Delaware limited liability company (the “U.S. SPV”), CCG Canada Funding 2 LP, a limited partnership organized under the laws of the Province of Ontario (the “Canadian SPV”; and together with the U.S. SPV, collectively, the “SPVs” and individually, an “SPV”), COMMERCIAL CREDIT GROUP INC., a Delaware corporation, individually (“CCG”) and as initial U.S. Servicer, CCG EQUIPMENT FINANCE LIMITED, a corporation existing under the laws of the Province of British Columbia, individually (“CCG Canada”) and as initial Canadian Servicer, PORTFOLIO FINANCIAL SERVICING COMPANY, a Delaware corporation, as Backup Servicer, WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), as Lender, WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as the Administrator for Wells Fargo, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as the Facility Agent for the Lenders and the other lenders and administrators from time to time parties thereto. Capitalized terms used herein but not otherwise defined herein have the meanings set forth in the Agreement.

Pursuant to Section 5.1(a)(iii) of the Agreement, each SPV and each Servicer hereby certifies that (A) the attached financial statements have been prepared in accordance with GAAP and accurately reflect the financial condition of its Originator and such Originator’s consolidated Subsidiaries and, (B) to the best of each SPV’s knowledge, no Termination Event or Potential Termination Event exists other than any Termination Event or Potential Termination Event described below.

Exh. E-1

IN WITNESS WHEREOF, the undersigned have duly executed this Compliance Certificate.

Commercial Credit Group Inc.

By:
Name:
Title:

CCG Equipment Finance Limited

By:
Name:
Title:

CCG Receivables VII, LLC

By:
Name:
Title:

CCG Canada Funding 2 LP

By: 1020973 B.C. Ltd.
Its: General Partner

By:
Name:
Title:

Exh. E-2

Exhibit F

CCG RECEIVABLES VII, LLC

CCG CANADA FUNDING 2 LP

FORM OF SERVICER REPORT

[To Be Attached]

Exh. F-1

Exhibit G

CCG RECEIVABLES VII, LLC

CCG CANADA FUNDING 2 LP

Form of Borrowing Base Certificate

[To Be Attached]

Exh. G-1

[RESERVED]

Exh. H-1

Exhibit I

FORM OF LENDER JOINDER AGREEMENT

JOINDER AGREEMENT (this “Agreement”), dated as of             , 201   by and among CCG RECEIVABLES VII, LLC, a Delaware limited liability company (the “U.S. SPV”), CCG Canada Funding 2 LP, a limited partnership organized under the laws of the Province of Ontario (the “Canadian SPV”; and together with the U.S. SPV collectively the “SPVs” and individually, an “SPV”) and                                          (the “Additional Lender”).

W I T N E S S E T H:

WHEREAS, the SPVs, Commercial Credit Group Inc., CCG Equipment Finance Limited, Wells Fargo Bank, National Association (“Wells Fargo”) and Wells Fargo Bank, National Association, as Administrator for Wells Fargo and the Facility Agent, and the other Lenders and Administrators party thereto, have heretofore entered into an Loan and Administration Agreement dated as of February 23, 2015 (as the same may from time to time be amended, modified or supplemented, the “Loan Agreement”);

WHEREAS, the Additional Lender desires to join the Loan Agreement as a Lender thereto; and

WHEREAS, pursuant to Section 13.8(f) of the Loan Agreement, the execution and delivery of this Joinder Agreement is a condition precedent to the Additional Lender becoming a party to, and a Lender under, the Loan Agreement;

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Loan Agreement.

Section 2. Joinder in the Loan Agreement. The Additional Lender hereby joins the Loan Agreement as a Lender and accepts and agrees to be bound by all of the terms and conditions applicable to a Lender thereof, and each SPV hereby consents to such joinder of the Loan Agreement by the Additional Lender. The Additional Lender confirms the appointment and authorization, pursuant to Section 10.1 of the Loan Agreement, of the Facility Agent.

Section 3. “Lender” and “Administrator” under the Transaction Documents. The Additional Lender shall henceforth be deemed a “Lender” and its administrator, if any, shall be deemed an “Administrator” for all purposes of the Loan Agreement and the other Transaction Documents to the same extent as existing Lenders are deemed “Lenders” and existing Administrators are deemed “Administrators” under such agreements and documents.

Section 4. Obligations of each SPV. The obligations of each SPV to the Additional Lender shall be secured by the Affected Assets pursuant to the terms of the Loan Agreement with all other obligations of each SPV to all other Lenders and the Facility Agent in accordance with the terms of the Loan Agreement and the other Transaction Documents.

Exh. I-1

Section 5. Commitment. The amount of the Additional Lender’s Commitment is [                                         Dollars ($        )].

Section 6. Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary or convenient, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

Section 7. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without reference to its principles of conflict of laws.

Section 8. Notices. The address of the Additional Lender for purposes of Section 13.3 of the Loan Agreement is                                          unless changed in accordance with the terms thereof.

[Remainder of page intentionally left blank; signatures to follow]

Exh. I-2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

[ADDITIONAL LENDER]

By:
Name:
Title:

CCG RECEIVABLES VII, LLC, as U.S. SPV

By:
Name:
Title:

CCG CANADA FUNDING 2 LP as Canadian SPV

By: 1020973 B.C. Ltd.
Its: General Partner

By:
Name:
Title:

Exh. I-3

Exhibit J

FORM OF NOTICE OF LOAN REDUCTION

CCG Receivables VII, LLC (the “U.S. SPV”) and CCG Canada Funding 2 LP, a limited partnership organized under the laws of the Province of Ontario (the “Canadian SPV”; and together with the U.S. SPV collectively the “SPVs” and individually, an “SPV”) pursuant to Section 2.8(a) of the LOAN AND ADMINISTRATION AGREEMENT dated as of February 23, 2015 (as it may be amended or otherwise modified from time to time, the “Agreement”) among the SPVs, COMMERCIAL CREDIT GROUP INC., a Delaware corporation, individually and as initial U.S. Servicer, CCG EQUIPMENT FINANCE LIMITED, a corporation existing under the laws of the Province of British Columbia, individually and as initial Canadian Servicer, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrator, WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Facility Agent for the Lenders, and the other lenders and administrators from time to time parties hereto hereby provides written notice to the Facility Agent that the SPVs will be making a voluntary prepayment of Loans to the SPVs as follows:

Date of Prepayment:	$

Principal Amount of Canadian Loan being repaid:	CAD$

Beginning aggregate outstanding principal amount of the Canadian Loans	CAD$

Ending aggregate outstanding principal amount of the Canadian Loans	CAD$

Principal Amount of U.S. Loan being repaid:	$

Beginning aggregate outstanding principal amount of the U.S. Loans	$

Ending aggregate outstanding principal amount of the U.S. Loans	$

Account to be credited:

The above-mentioned account will be credited on the Date of Prepayment. Capitalized terms used herein and not otherwise defined herein have the meaning assigned to them in the Agreement. All payments to Wells Fargo Bank, National Association must be made by 12:00 pm Eastern Time in order to comply with Section B(1)(a) of the DTC Operational Arrangements and the DTC Notice (B#2078-07) dated September 11, 2007.

Dated:	CCG Receivables VII, LLC

By:
Name:
Title:

Exh. J-1

CCG Canada Funding 2 LP

By: 1020973 B.C. Ltd. Its: General Partner

By:
Name:
Title:

Exh. J-2

Exhibit K

RESPONSIBLE OFFICERS

Dan McDonough

Roger Gebhart

Rebecca Sabo

Paul Bottiglio

Kaitlin Maurer

Angelo Garubo